    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 1998.

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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
[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14A-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     AMERICAN BANKERS INSURANCE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                       AMERICAN INTERNATIONAL GROUP, INC.
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
        On March 16, 1998, American International Group, Inc. submitted the following letter and exhibits regarding the application of Cendant Corporation to acquire control of American Bankers Insurance Group, Inc. to state insurance commissioners in Florida, Arizona, Georgia, New York, South Carolina and Texas, respectively.

                       AMERICAN INTERNATIONAL GROUP, INC.
                                 70 PINE STREET

                              NEW YORK, N.Y. 10270

                                 March 16, 1998

Commissioner William Nelson                Director John A. Greene
Department of Insurance                    State of Arizona
State Treasurer's Office                   Department of Insurance
State of Florida                           2910 North 44th Street, Suite 210
State Capitol                              Phoenix, AZ 85018-7526
Plaza Level Eleven
Tallahassee, FL  32399-0300

Commissioner John Oxendine                 Superintendent Neil D. Levin
Department of Insurance                    Department of Insurance
State of Georgia                           State of New York
2 Martin Luther King, Jr. Dr.              25 Beaver Street
Floyd Memorial Building                    New York, NY  10004
704 West Tower
Atlanta, GA 30334

Director Lee P. Jedziniak                  Commissioner Elton Bomer
State of South Carolina                    Texas Department of Insurance
Department of Insurance                    P.O. Box 149104
1612 Marion Street                         Austin, TX 78714-9104
P.O. Box 100105
Columbia, S.C. 29202-3105

                  Re: Application of Cendant Corporation to Acquire Control of American Bankers Insurance Group, Inc.

Honorable Gentlemen:

                  American International Group, Inc. ("AIG") writes to respond to the letter dated February 23, 1998 that you received from Henry Silverman on behalf of Cendant Corporation ("Cendant," the "Cendant Letter") purportedly addressing the fundamental criticisms raised by AIG in our letter to you dated February 11, 1998 (the "AIG Letter"). Cendant's responses do nothing to minimize the criticisms raised in our original letter. Moreover, Cendant simply chooses to ignore many of the issues we raised. Cendant's failure to disclose in its Form A application the many issues we raised and its questionable and selective responses to these issues further demonstrate that Cendant is unfit to become a controlling person of American Bankers Insurance Group, Inc. ("ABIG"). Cendant's acquisition of ABIG would be extremely prejudicial to the policyholders and financial strength of the ABIG insurance subsidiaries domiciled in your states (the "Domestic Insurers").(1)

A.       CENDANT HAS FAILED TO RESPOND TO AIG'S FUNDAMENTAL FINANCIAL
         CRITICISMS.

                  Cendant's letter contains little more than hollow rhetoric and the assertion that Wall Street loves Cendant, neither of which should provide any comfort to you or American Bankers' policyholders. Cendant utterly fails to address the implications of its negative tangible net worth, its high leverage and its exposure to non-insurance risks. AIG responds here to several of Cendant's more disingenuous responses.

                  THE VIEWS OF WALL STREET ANALYSTS ARE NOT RELEVANT TO THE INSURANCE REGULATORY PROCESS. Despite the fact that Cendant's president and CEO, Henry Silverman, does not own a single share of Cendant's stock,(2) Cendant has offered numerous citations from Wall Street analysts about Cendant's growth opportunities, marketing capabilities and the prospects for its stock price in an attempt to justify the approval of its Form A application. Insurance companies, however, are not regulated by Wall Street analysts, whose interests and experience

--------

(1) The Domestic Insurers are (1) Florida: American Bankers Insurance Company of Florida, American Bankers Life Assurance Company of Florida, and Voyager Service Warranties, Inc.; (2) Arizona: American Reliable Insurance Company and Condeaux Life Insurance Company; (3) Georgia:
         Voyager Indemnity Insurance Company, Voyager Life and Health Insurance Company, and Voyager Life Insurance Company; (4) New York: Bankers American Life Assurance Company; (5) South Carolina: Voyager Property & Casualty Insurance Company; and (6) Texas: Financial Insurance Exchange.

(2)      Henry Silverman, Form 3, Mar. 4, 1998 (attached as Exhibit 1).

are far different from those of insurance regulators. Wall Street analysts serve only the interests of stockholders and investors, and not policyholders and claimants. Indeed, many darlings of Wall Street -- like Henry Silverman -- have achieved their status with securities analysts by engaging in acquisitions and divestitures, asset stripping and financial manipulations that have harmed the institutions they have acquired and dissected. Further, in regulated industries the interests of stockholders and investors frequently do not align themselves with the interests of the public that insurance regulators must protect.(3) Cendant's response demonstrates its lack of knowledge and appreciation for the fiduciary responsibility and delicate balance that insurance regulators must maintain between the interests of policyholders and shareholders.

                  HISTORY SHOWS WALL STREET'S VIEWS DO NOT ENSURE THE FINANCIAL HEALTH OF REGULATED BUSINESSES. Because they focus on short-term shareholder returns, securities analysts in many cases pay little attention to the long-term financial health of underlying businesses. History is replete with examples of former Wall Street "high-fliers," such as Cendant, that have crashed and descended into bankruptcy. Silverman's experience with Days Inns and Telemundo typifies this approach. More generally, securities analysts are frequently wrong in their predictions. For example, the securities analysts whom Cendant cites as expressing "unabashed exuberance" about Cendant are cut from the same cloth as the securities analysts who expressed unqualified exuberance for such companies as Executive Life, Baldwin United and Mutual Benefit Life.

--------

(3) Florida's insurance holding company statute and the caselaw interpreting it recognize this critical distinction between the interests of shareholders and policyholders, and when reviewing a Form A application, the Department is charged with focusing on the interests of the policyholders. See Fla. Stat. Section 628.461.

                  Cendant can offer the commentary of securities analysts only as evidence of the current strength of their stock price, not their long-term financial strength. Stock prices can be fleeting, however, and provide little support to insurance company subsidiaries when they are in need.

                  INSURANCE REGULATORS' AND POLICYHOLDERS' VIEWS ARE MOST IMPORTANT. The insurance regulatory system has been established to protect the public's interests. The past practices of Cendant, its predecessor companies and its principals strongly suggest that Cendant will not measure up to the high standards you have established for the financial condition and management conduct of an insurance holding company. Furthermore, Cendant's response is devoid of any discussion of what either insurance regulators or policyholders think of Cendant. Unlike securities analysts, who constantly change their minds about stocks, regulators and policyholders must look to financial strength far into the future. The time to stop an unsound acquisition is now, when your department has the most power to protect policyholder interests. Once you give your approval, the only remedy is salvage, not prevention.

                  CENDANT'S HIGH LEVERAGE. Cendant does not deny that it has a debt-to-equity ratio of 52.6% -- an extraordinary level for a would-be insurance holding company. To deflect the Department's attention from this disturbing fact, Cendant invents new financial measures to justify this leverage. These new financial measures -- the so-called "ratio of net indebtedness --i.e., debt less cash and cash equivalents and marketable securities -- to common equity" (Cendant Letter at p. 6) and "the ratio of net indebtedness to total capital (net debt plus equity)" (id. at pp. 6-7) -- are a transparent attempt to convince your Department not to apply time-tested insurance regulatory concepts in analyzing Cendant's leverage. To our knowledge, these measures have never been used in the insurance regulatory community or, for that matter, by rating agencies.

                  If you do consider Cendant's current assets (cash, cash equivalents and marketable securities) in Cendant's leverage calculations, you must then consider Cendant's current liabilities in the calculations -- after all, current assets must be available first to pay current liabilities. Additionally, you must also consider whether Cendant has properly classified liabilities as current or non-current on its balance sheet. For example, Cendant has inappropriately classified deferred membership income as a non-current liability in its balance sheet, which results in an overstatement of Cendant's working capital position. No matter how one calculates Cendant's leverage, proper consideration of Cendant's deferred membership income and working capital position would increase Cendant's leverage ratios.

                  Moreover, all of Cendant's debt must be considered in calculating its leverage ratios. Although more than half of Cendant's current outstanding indebtedness may be convertible into common equity, Cendant's debt holders may never exercise their conversion rights. Cendant's convertible debt may now be "in the money," but if Cendant's stock price drops holders of convertible debt will prefer to continue holding debt and collecting interest. Even now, holders of Cendant's convertible debt obviously prefer to collect interest instead of holding Cendant's common stock, which pays no dividends.

                  We do agree emphatically with Cendant's observation that sound insurance companies maintain a lower ratio of debt-to-equity than other companies because of the additional leverage they incur by having substantial obligations to policyholders. This is precisely why permitting Cendant to acquire ABIG would prejudice the policyholders and thereafter ABIG's financial strength. An insurance company simply cannot pay claims with intangible assets.

                  DOWNTURNS IN CENDANT'S CYCLICAL NON-INSURANCE BUSINESSES WILL SUBSTANTIALLY REDUCE CENDANT'S CASH FLOW. Cendant's cash flow is only as strong as its underlying businesses. These underlying businesses (hotels, travel, car rental, real estate and mortgage) are highly cyclical. Cendant's practice of asset stripping may remove the actual hotels, cars and franchise offices from Cendant's balance sheet, but it does not eliminate the risks of those businesses. Avis, Days Inns, Century 21 and other Cendant franchisees still face substantial risks. The franchisees will rent fewer rooms and cars, and sell fewer houses, when the economy is less robust than it has been in the last few years. When that happens, Cendant will receive significantly lower franchise royalties. Additionally, in bad times Cendant's franchise fees and royalties will be a bigger burden on franchisees, who will press for lower fees, look to Cendant for financial support, or fail. Cendant's franchise model in fact adds risk to Cendant's cash flows because Cendant has little control over the flight or failure of its franchisees aside from reducing fees. Cendant's cash flows are also subject to poor performance by its franchisees.(4) As the franchise businesses supplying Cendant's cash go through hard times or fail, so ultimately will Cendant's source of cash flow.(5)

--------

(4) Cendant attempts to refute Consumer Reports' negative appraisal of Ramada and Howard Johnson by referring to an "Overall Image Summary." (Cendant Letter at p. 18.) However, Cendant neither includes this report in its exhibits to its letter nor indicates by whom the report was commissioned.

(5) Even in the best of times, the franchise business is plagued by uncertainty and volatility. For example, the most recent Days Inns of America Uniform Franchise Offering Circular shows that between 1994 and 1996 Days Inns lost more franchises through sale or


                                                                  (continued...)

                  Silverman has relied on leverage in these same businesses in the past, with disastrous results for the businesses involved. You only need to look at the Cendant Letter to understand why Days Inns went into bankruptcy after Silverman leveraged it with more than $600 million of debt:

                  Mr. Silverman left Days Inns in November of 1989, two years before it filed for bankruptcy. During that ensuing two-year period after his departure, material significant events such as the Gulf War, the recession and the collapse of the high-yield bond market resulted in a significant reduction in domestic travel and the ability to refinance maturing high-yield corporate debt and thus had a significant impact on Days Inns' performance.

(Cendant Letter at p. 18.) Silverman may have left Days Inns two years before it filed for bankruptcy, but the damage was done on his watch. The significant financial leverage Days Inns took on during Silverman's tenure placed the company in such a weak position that it could never survive the inevitable economic downturn.

                  The recent near replay of the Gulf War serves as a stark reminder that it is not unrealistic to expect a repetition of the events that led to the failure of Days Inns. What will happen to the businesses on which Cendant depends upon for cash flow to service its own debt during an economic downturn and where will Cendant then turn to for resources to service its

(5)(...continued)

         termination than it opened. During this time period, 747 Days Inns franchises were sold or terminated, while only 431 new franchises were opened. (Days Inns of America Uniform Franchise Offering Circular, Dec. 1997, p. 53 (attached as Exhibit 2).) Similarly, at the end of 1996, Howard Johnson had 456 licensed franchises, or 15% fewer franchises than it had in 1994. In 1995 alone the company terminated 116 franchises, nearly double the closings of the previous year. (Howard Johnson Uniform Franchise Offering Circular, Feb. 1998, Appendix D (attached as Exhibit 3).)Figures for 1997 are not yet available.

debt? If you allow Cendant to acquire ABIG there is every indication that history will repeat itself, and ABIG's policyholders will be the big losers.

                  Moreover, even in good times Cendant's "operating" cash flow does not accurately reflect the cash necessary to run Cendant's businesses. Although Cendant states that it has minimal capital expenditures, in fact it must make substantial cash payments to acquire mortgage servicing rights and to replace assets under leasing programs. During the nine-month period ended September 30, 1997, Cendant had net cash outflows related to these two items in excess of $1.0 billion. Cendant does not classify these items as operating cash flows, but they are essential to the operation of Cendant's businesses and must be considered in evaluating Cendant's "free cash flow."

                  NEGATIVE TANGIBLE NET WORTH. As of September 30, 1997, Cendant had at least $4.6 billion in intangible assets on its balance sheet, resulting in negative tangible net worth. This is a plain and simple fact, and Cendant does not deny it. Cendant instead tries to confuse the issue by asserting that its intangibles are "stable" and by invoking the ratings of credit rating agencies. (Cendant Letter at p. 10.) Moreover, Cendant amortizes these intangible assets over periods ranging up to 40 years. Just for acquisitions through 1996 -- the most current information Cendant has made public -- Cendant has booked almost $2 billion in intangible assets amortized over 40 years.

                                                  AMOUNT
    SOURCE                                     (IN MILLIONS)                     AMORTIZATION PERIOD
Avis Goodwill                                      $334.0                              40 years
Avis Trademark                                     $400.0                              40 years
Resort Condominiums                                $477.7                              40 years
Goodwill
Coldwell Banker Franchise                          $218.7                              35 years
Agreements
Coldwell Banker Goodwill                           $351.8                              40 years
Other 1996 Acquisitions:                           $187.4                              40 years
Goodwill
                               TOTAL              $1,969.6
                                                  ========

Coldwell Banker Trust                              $218.5                              40 years
Franchise Agreements
Avis Rental Car (27.5%                             $154.0                              40 years
owned by Cendant)
Goodwill
                               TOTAL              $2,342.1
                                                  ========

(Source: Cendant Form 8-K, Feb. 16, 1998, pp. F-17 -- F-19 (attached as Exhibit
4).)

This accounting treatment may inflate Cendant's current income, but the risk is always there that these intangible assets will disappear.

                  Deferred membership acquisitions costs, franchise agreements, goodwill and deferred costs, and expenses are all intangible assets. In fact, the value and ultimate recoverability of the intangible assets are based on very subjective assumptions of potential future cash flows. They are not "receivables," as Cendant has chosen to characterize them in their response, because the amount is neither fixed nor determinable. Nobody owes Cendant these sums payable over the next forty years. The uncertainty of recoverability of intangible assets is a subject that receives significant attention from the accounting profession. The accounting standards for intangible assets are presently under review. The proposed changes would shorten amortization periods which would, in turn, result in lower future earnings for Cendant.

                  Again you need only look at Cendant's own comments in their letter about the failure of Amre, Inc. to demonstrate the uncertainties in recoverability of intangible assets: "HFS lost all of its investment along with the rest of the Amre stockholders and also lost substantially all of the license fees payable to it." (Cendant Letter at p. 18.) At one time these license fees were an asset on HFS's balance sheet. They evaporated with Amre's failure.

                  This is another area where Cendant has demonstrated their lack of knowledge and appreciation for the insurance regulatory process. The statutory balance sheet of an insurance enterprise is presented on a conservative basis. Certain assets (which may have a recognized value in non-insurance corporations) are accorded no value. Insurance regulators put zero value on intangible assets because they are not readily convertible into cash. Thus, if you subject Cendant's balance sheet to the same high standards you have established for insurance companies -- as you should do in this case to protect the policyholders of the Domestic Insurers -- Cendant falls far short of the mark. Its intangible assets must be accorded no value, and it must be recognized that its negative tangible net worth severely limits its flexibility in adverse economic circumstances. An insurance holding company cannot contribute negative tangible net worth to its insurance subsidiaries. Claims simply cannot be paid out of intangible assets.

                  THE SERIOUS IMPLICATIONS OF CENDANT'S RESTRUCTURING CHARGES. In our prior letter, we identified the substantial restructuring charges that Cendant and its predecessor companies have taken in numerous acquisitions. (AIG Letter at pp. 19-20.) The Securities and Exchange Commission has undertaken an ongoing investigation into abusive accounting practices through which companies have included ordinary expenses in restructuring costs, which has resulted in the appearance that the company's operating income is higher than it actually is. It is simply impossible to tell from Cendant's financial statements what it and its predecessor companies have included in their extremely large restructuring charges and whether the companies' reported operating income is accurate. The size of these charges raises the prospect, however, that Cendant has materially inflated its reported operating income by charging current operating expenses against its restructuring reserves.

B. CENDANT FAILS TO RESPOND TO THE CRITICISM THAT IT LACKS EXPERIENCE IN AND AN UNDERSTANDING OF THE INSURANCE BUSINESS.

                  While purporting to address AIG's criticism concerning its lack of experience and understanding of the insurance business, Cendant's actions and comments demonstrate a profound lack of both. AIG's statement concerning Cendant's limited experience in the insurance industry is an indisputable fact. Cendant's "experience" is limited to supervising assets of less than $20 million in New York and Colorado, and Avis' self-insurance program.

                  Cendant offers few insights into how it intends to manage ABIG's insurance business. Cendant's statements concerning its projections for increasing ABIG's earnings expose Cendant's inexperience and fundamentally misguided approach to the business of insurance. Silverman has stated publicly that Cendant would realize $140 million in pre-tax earnings from revenue growth in the next year through its acquisition of ABIG.(6) If ABIG's current methods are used to achieve this growth, and Cendant maintains ABIG's current leverage ratio, ABIG would have to write $4 billion in gross premiums --which amounts to $2.8 billion in net premiums --and Cendant would have to provide ABIG with $800 million to $900 million in additional capital. This amount of additional premiums exceeds ABIG's current business. If, however, Cendant intends to realize this growth through its own direct marketing operations, then all of the concerns AIG raised in its letter and reiterates here will come into play.

                  It is also telling that Cendant's Chairman, Walter Forbes, has stated the primary reason Cendant is interested in acquiring ABIG is to gain access to the Company's credit card files, which would greatly enhance Cendant's direct marketing efforts. What Forbes fails to realize is that these credit card files do not belong to ABIG but to the financial institutions that are the source of ABIG's business.

                  CENDANT DOES NOT SEE ABIG AS AN INSURANCE COMPANY AND DOES NOT INTEND TO TREAT IT AS ONE. Astoundingly, Cendant attempts to minimize the seriousness of its inexperience in the insurance business by asserting that "American Bankers is not truly an insurer." (Cendant Letter at p. 16 (emphasis added).) Cendant contends that all it needs is the experience of its direct marketing business to run this pseudo-insurer. (See id.) While these assertions may come as a shock to you and your Department -- and to insurance regulators everywhere who rightly apply state insurance statutes to ABIG -- they are consistent with the

--------
(6) Henry Silverman, Remarks at Cendant's Analysts Conference, Jan. 27, 1988, at pp. 7-8 (attached as Exhibit 5). In its Preliminary Registration Statement, Cendant equivocated and said that a substantial portion of these earnings would be realized by the year 2000. Cendant Corporation Form S-4, Feb. 20, 1998 (attached as Exhibit 6).

recent pronouncements of Walter Forbes. As we noted in our February 11 letter, Forbes recently went on record asserting the novel -- and false -- proposition that "[a]nybody can provide insurance, but you've got to be able to sell it."(7) Since we sent our letter, Forbes has raised further concerns by suggesting that ABIG will simply be one more source of cash flow for Cendant's insatiable acquisition machine, which he predicted will consume THREE TO FOUR COMPANIES A MONTH!(8) Forbes candidly justifies Cendant's business plan by saying, "We really believe in the acquisition strategy. Why? Well there's no time to build anymore. . . . Internal growth, frankly, is not a strategy I understand."(9)
Forbes continues to tout Cendant as a "virtual company with no assets, only cash flow. When we buy a company with assets, we spin them off immediately like we did with Avis."(10)

                  Cendant's management clearly has no practical understanding of the realities of the insurance business. When this lack of understanding and experience is combined with Cendant's business plan for immediate hypergrowth, the result will be disastrous for ABIG's policyholders and the public.

                  CENDANT'S EXPERIENCE WITH REGULATED INDUSTRIES. Cendant contends that neither it nor Silverman "avoids regulated industries." (Cendant Letter at p. 19.) The fact is that after his sole foray into a regulated industry -- predictably, the gaming business -- Silverman swore

--------

(7) Barbara De Lollis, Cendant Turns Up Heat in Pursuit of Insurer, Miami Herald, Feb. 4, 1998 (emphasis added) (attached as Exhibit 7).

(8) Comments of Walter A. Forbes at the New York Capital Roundtable, March 4, 1998.

(9) Cendant Chairman Sounds Off on M & A, Mergers & Acquisitions Report, Mar. 9, 1998 (emphasis added) (attached as Exhibit 8).

(10) Id.; see also Todd Pitock, Virtual Synergies: HFS and CUC International, Hemispheres, Feb. 1998 (attached as Exhibit 9).

off dealing with regulators. This comes as no surprise given Silverman's poor track record before the gaming regulators:

         - In June 1995, the State of Indiana decided not to award a gaming license to a joint venture consisting of Henry Silverman's National Gaming Corp. and Century Casinos, Inc. for a proposed casino in Switzerland County, Indiana.(11)

         - On July 18, 1995, the Illinois Gaming Board announced that it would not approve the proposed acquisition of Par-A-Dice Gaming Corp. by Henry Silverman's National Gaming Corp. because of concerns about the highly leveraged capital structure of the proposed transaction.(12)

It was after this unsuccessful and costly attempt to break into the casino business that Silverman was reported to have decided to avoid regulated industries. (See AIG Letter at p. 33.)

                  CENDANT'S STATEMENTS ABOUT AIG. Unlike Cendant, insurance is AIG's business; and unlike Cendant, AIG has decades of experience underwriting policies and paying claims as one of the premier AAA-rated insurance companies in the world. Further, while AIG is perfectly comfortable leasing vehicles from Cendant's franchisees (see Cendant Letter at p. 17 n.) -- a

--------

(11)     National Lodging Corp. Form 10-K, Dec. 31, 1995, pp. 9, 17 (attached as
         Exhibit 10); National Lodging Corp. Proxy Statement, Aug. 8, 1996, p. 10 (attached as Exhibit 11).

(12)     National Gaming Corp. Proxy, Oct. 13, 1995, p. 19 (attached as Exhibit
         12); National Lodging Corp. Form 10-K, Dec. 31, 1995, pp. 10, 16 (attached as Exhibit 13); National Lodging Corp. Proxy Statement, Aug. 8, 1996, p. 11 (attached as Exhibit 14).

business in which the franchisees appear to be competent(13) -- as an insurer and a member of the guaranty funds in your state, AIG would not entrust Cendant with policyholder funds.(14)

--------

(13) Of course, this conclusion is tempered by recent legal difficulties Cendant's car rental company has faced for allegedly discriminatory practices. In 1996, three African-American women filed suit against Avis, alleging that they were denied rental cars in North Carolina and South Carolina because of their race. (See Martha Waggoner, Avis Owner Wants to End Franchise Accused of Racial Bias, Associated Press, Nov. 27, 1996 (attached as Exhibit 15); Lisa Miller, Avis Again Accused of Discriminating Against Minorities Seeking to Rent Cars, Wall Street Journal, Oct. 15, 1997 (attached as Exhibit 16); James Madore, 3 Black Women Have Sued/Headquarters Trying to Avoid Class-Action, Wilmington Morning Star, Sept. 12, 1997 (attached as Exhibit 17).) The New York Attorney General has been investigating complaints against Avis alleging discriminatory practices in New York since March 1997 (see Lisa Miller, Justice Department Probes Allegations that Avis Practiced Discrimination, Wall Street Journal, Oct. 17, 1997 (attached as Exhibit
         18)), and two days before Avis' initial public offering, on October 14, 1997, the Pennsylvania Attorney General filed a complaint against Avis alleging a clear pattern of racial discrimination, (see Fisher Sues Avis Rent-A-Car and Its Franchise in Central Pennsylvania for Discrimination, Press Release from the Office of the Attorney General, Commonwealth of Pennsylvania, Oct. 14, 1997) (attached as Exhibit 19)).

         Silverman's initial response to these lawsuits was dismissive: "We only lost one account, Oprah Winfrey. She used to rent four cars a year, I think." (Dwight Oestricher, HFS's Silverman Says He Has No Intention of Leaving Company, Dow Jones News Service, Apr. 3, 1997 (attached as
         Exhibit 20).) Recently, Silverman has taken these investigations and lawsuits more seriously. In January 1998, Avis settled the North Carolina action -- which had evolved into a class action -- by paying $1.875 million in damages and $1.4 million in attorneys' fees. (Avis Rent A Car, Inc. Form S-1, Feb. 23, 1998, p. 40 (attached as Exhibit
         21).) Apparently, the U.S. Department of Justice is currently conducting an investigation into Avis' business practices (see Lisa Miller, Justice Department Probes Allegations that Avis Practiced Discrimination, Wall Street Journal, Oct. 17, 1997 (Exhibit 18)), and the New York investigation is still ongoing, (see James Madore, Pennsylvania, N.Y. Authorities to Pursue Bias Cases Against Avis, Pittsburgh Post Gazette, Dec. 25, 1997 (attached as Exhibit 22)).

(14) Cendant asserts without further explanation that "it is AIG, not Cendant, that faces significant exposure from the Asian economic crisis." (Cendant Letter at p. 9.) This is not true. AIG's exposure in Asia is limited because all of AIG's claims are payable in local currencies.

C.       CENDANT FAILS TO ADDRESS ISSUES CONCERNING CHARACTER AND BUSINESS
         PRACTICES.

                  SILVERMAN'S NUMEROUS BANKRUPTCIES. In our letter, we identified several companies that filed for bankruptcy protection either during or shortly after Silverman's affiliation with them. (AIG Letter at pp. 20-22, 23-25, 27-28.) In response, Cendant fails to offer any explanation of Silverman's conduct that would defuse the concerns raised by this pattern of corporate failures. As noted above, Cendant attempts to blame the failure of Days Inns on "events such as the Gulf War, the recession and the collapse of the high-yield bond market." (Cendant Letter at 18.) But Cendant simply concedes the critical point: Silverman's financing of Days Inns placed it in the precarious position that resulted in its collapse when political and economic conditions changed. An insurance company must be grounded on a firm financial foundation to provide policyholders continuous protection -- especially in changing and uncertain circumstances.(15)

                  Cendant attempts to divert your attention from Silverman's involvement in the Telemundo bankruptcy by addressing purported suggestions never made by AIG -- e.g., "that there is something nefarious about Silverman's former affiliation with Blackstone Capital Partners." (Id. at p. 18.) What AIG did say -- and what Cendant does not dispute -- is that after leaving as the president and CEO of Telemundo Group, Inc. and joining Blackstone as a general partner, Silverman remained on Telemundo's board of directors during the period that the company attempted to restructure its debt, then defaulted on all of its debt, and was forced into

--------

(15) Cendant's attempt to dismiss the other genuine concerns about Days Inns raised in the AIG letter by stating that the transactions were "fully disclosed" in SEC filings and "were undertaken while Days Inns was a closely held company" (Cendant Letter at p. 18), offers no explanation or defense of Silverman's business practices.

involuntary bankruptcy. (AIG Letter at pp. 24-25.) AIG concluded -- and Cendant does not disagree -- that Telemundo's demise had nothing to do with Blackstone but everything to do with Silverman's mismanagement of the company.

                  Again, Cendant's response that Silverman's "HFS lost all of its investment along with the rest of the Amre stockholders and also lost substantially all of the license fees payable to it" (Cendant Letter at p. 18), provides little comfort to your Department or to policyholders of the Domestic Insurers. The fact remains uncontested that Amre's demise occurred after HFS acquired it, after HFS installed a new management team and after HFS appointed a new chairman of Amre. In little more than a year after HFS became involved with it, Amre's stock went from $5.00 to $28.75 a share, and then plummeted to 43.75 cents a share at which time the company filed for bankruptcy protection.

                  Cendant offers no response concerning Goldome Savings Bank's foreclosure on Dallas Parc Associates and Henry R. Silverman's River Parc Hotel in Miami, Florida. The hotel had only been open for seven months before the bank initiated the foreclosure after Silverman's partnership defaulted on loans totaling $14.9 million. In July 1985, the hotel was sold at public auction to Goldome Savings Bank for a nominal bid of $500,000.(16)

                  Since sending our February 11 letter, we have learned that in July 1985, another partnership in which Silverman was a partner, Provo Excelsior, Ltd., defaulted on a loan obtained from the City of Provo, Utah. At the time, Provo Excelsior, Ltd. owned and operated a 250-room

--------

(16) Silverman v. Worsham Brothers Co., 625 F. Supp. 820 (S.D.N.Y. 1986) (attached as Exhibit 23). See also Ernest Blum, Hotel Riverparc's Woes Attributed to City's Overcapacity; Miami Property Placed in Receivership, Travel Weekly, May 17, 1984 (attached as Exhibit 24); Charles Kimball, Cricket Club Units Are Sold, Miami Herald, July 28, 1985 (attached as Exhibit 25).

luxury hotel called the Provo Excelsior Hotel. As a result of Provo Excelsior Ltd.'s loan default, the City of Provo defaulted on interest payments owed on $12 million of Industrial Revenue Bonds that the city had issued in 1983 to finance the hotel. The bond defaults, in turn, led to four years of contentious litigation in federal courts in Utah and Oklahoma.(17)

                  We have also learned that in November 1985, Supermarket Services, Inc., a privately-held Linden, New Jersey-based distributor of health and beauty aids filed a petition for protection under Chapter 11 of the federal bankruptcy statutes. At the time Supermarket Services, Inc. filed for bankruptcy, Silverman was a director of the company, and his investment partnership, Reliance Capital Group, L.P., owned 25% of the company's stock.(18)

                  SILVERMAN'S BREACH OF HIS FIDUCIARY DUTIES THROUGH HIS MISMANAGEMENT OF TELEMUNDO'S PENSION PLAN. The Second Circuit Court of Appeals held that Silverman violated his fiduciary duties pursuant to Sections 208 and 404 of ERISA by mismanaging Telemundo's Pension Plan. While Cendant's overly simplistic response is that "the matters at issue were technical and legal in nature and . . . Silverman . . . [was] represented by counsel to American Bankers Insurance Group, Inc." (Cendant Letter at 19), the Court's holding concerning Silverman's misconduct is unambiguously clear:

--------

(17) Complaint, pp. 18-19, in Homestead Savings and Loan Association v. Provo Excelsior Limited, No. 86-C-0423G, (D. Utah 1986) (attached as
         Exhibit 26); Verified Answer of Henry R. Silverman, pp. 1-2, in General Electric Capital Corp. v. Peter S. Edelman, Robert L. Schwartz, Henry
         R. Silverman, and Adrian B. Werner, No. 112348/93 (N.Y. County Sup. Ct.
         1993) (attached as Exhibit 27); see also Ken Cook, St. Louis Firms Share Siscorp Woes, St. Louis Business Journal, July 14, 1986 (attached as Exhibit 28).

(18)     Debtors Petition Under Chapter 11, Exhibit C, p. 3, (attached as
         Exhibit 29), Debtors Disclosure Statement, p. 34 (attached as Exhibit
         30) and Statement of Financial Affairs for Debtor Engaged in Business,
         p. 15 (attached as Exhibit 31), in In Re Supermarket Services, Inc., No. 85-B-11921 (Bankr. S.D.N.Y. 1985); Schedule A-3(b), pp. 1-2
         (attached as Exhibit 32).

                  [Silverman's] duty of loyalty to [his] own plan members did not extend to giving [him] a windfall at the expense of the New Blair participants. [Silverman's] conduct was inconsistent with the strict duty owed to the New Blair participants. Therefore, we hold that [Silverman's] actions in this case violated [his] fiduciary duties under Section 404 as well as the specific mandate of Section 208 of ERISA.

                                      * * *

                  [Silverman] ignored the interest of the New Blair members, for whom [he] was acting as a fiduciary, and allocated the entire amount to the Telemundo participants, even though 83% of the 300 electing participants were in fact New Blair members. By allocating the entire surplus to the Telemundo Plan, [Silverman] violated [his] fiduciary duty under Section 404 of ERISA to the New Blair participants.(19)

The disturbing conclusion is that Silverman's self-dealing and misconduct were so egregious that even representation by excellent counsel could not save Silverman from himself.


                  SILVERMAN'S INVOLVEMENT IN THE BUS STOP DEBACLE. Cendant is also silent on the issue of Silverman's involvement in the Bus Stop debacle. Since writing our letter, we have learned more about this matter. In February 1979, the Federal Bureau of Investigation (FBI) and the U.S. Attorney's office in New York City began an investigation into the awarding of a multi-million dollar bus shelter contract to Convenience & Safety Corporation, a company controlled by Silverman and New York financier Saul P. Steinberg. Convenience & Safety Corp. records were subpoenaed and a grand jury convened to examine the contract award.(20) On March 15, 1979, the New York City Commissioner of Investigation, Stanley N. Lupkin, launched his own

--------

(19) John Blair Communications, Inc. Profit Sharing Plan v. Telemundo Group, Inc. Profit Sharing Plan, 26 F.3d 360, 367-68, 370 (2d Cir. 1994)
         (attached as Exhibit 33).

(20) Charles Kaiser, Bus-Stop Shelter Concern Accuses New York Officials of Impropriety, New York Times, Feb. 26, 1979 (attached as Exhibit 34).

full-scale investigation into the awarding of the bus shelter contract to Convenience & Safety Corp.(21)

                  On April 16, 1980, a Convenience & Safety lobbyist, former New York State Senator Jack E. Bronston was indicted by a federal grand jury in New York City on two counts of fraudulently breaching his fiduciary duty. On January 2, 1981, Bronston was convicted in U.S District Court in Manhattan and sentenced to four months in prison. He was subsequently disbarred by the New York Bar Association.(22)

                  The final report of the New York City Investigation Commission probe into the awarding of the bus shelter contract award revealed that despite assurances from the New York County District Attorney's office that they would not be prosecuted for any transaction about which they testified, Silverman and Steinberg had invoked their Fifth Amendment right against self incrimination and refused to testify before the Commission.(23) Because of their refusal to testify, Convenience & Safety Corp. was barred from future bidding on the bus shelter contract.

                  Despite Silverman's refusal to testify, Steinberg's estranged wife illuminated certain aspects of Silverman's role in the matter in a sworn affidavit:

                  In about the month of August, 1978, Mr. Silverman and my husband, Saul, were together in the library of our Park Avenue apartment and I was present. They said they were expecting a telephone call from Mr. Jack Bronston who, they said, was

--------

(21) Charles Kaiser, Full Inquiry Set in City's Action on Bus Shelters, New York Times, Mar. 6, 1979 (attached as Exhibit 35).

(22) Attorney is Indicted; Mayor Koch to Void Bus Shelters Bidding, Wall Street Journal, Apr. 17, 1980 (attached as Exhibit 36); Arnold H. Lubasch, Bronston Gets 4 Months in Bus-Stop Fraud Case, New York Times, January 3, 1981 (attached as Exhibit 37).

(23)     City of New York, Department of Investigation, Anatomy of a Municipal
         Franchise: New York City Bus Shelter Program 1973-1979, An Investigative Report, July 1981, p. 16 n.17 (attached as Exhibit 38).

                  working with Comptroller Goldin on political contributions which they had agreed to make to his campaign. When the call came, Mr. Steinberg spoke with Mr. Bronston personally, he became enraged and shouted into the telephone that it was "blackmail." He said that he had committed to Goldin for $25,000.00, he called Bronston a moron, an idiot and a subhuman being. He said "I never promised $100,000.00 to anybody." The conversation ended on that tone.

                           Prior to the conversation, Steinberg and Silverman
                  had come into the room together. They were cheerful and very optimistic about the bus shelter business because they said that they had been assured that Comptroller Goldin would get the contract with their company approved by the City. They discussed who they could get to make contributions for them
                  . . . . They discussed the possibility of me making a
                  contribution, but Saul decided that it would be too close to him and dismissed the idea.

                           After the conversation with Bronston, Silverman asked
                  Saul, in substance, "It's gone from $25,000.00 to $100,000.00 and how do we know that we're going to get the contract?"
                  . . .

                                      * * *

                           On a number of occasions, I heard Saul say to
                  Silverman concerning the bus stop shelter deal that Silverman might have to take the rap for him and go to jail. On every such occasion, Silverman showed clear signs of stress and emotional upset.(24)

                  Court papers confirm that Silverman and Steinberg also invoked their rights under the Fifth Amendment and refused to answer questions when they appeared before the federal grand jury investigating the bus shelter contract and also refused to testify at Bronston's trial.(25) While the prosecution noted that the failure of Silverman, Steinberg and others to cooperate had made its task more difficult, the evidentiary record against Bronston was substantial:

                  As the Court observed, there was a marked failure of recollection by each of these witnesses, who were closely identified with Bronston, as to what Bronston said or

--------

(24)     Affidavit of Laura Steinberg, dated April 28, 1980 (attached as Exhibit
         39).

(25) Government's Sentencing Memorandum, p. 5 (attached as Exhibit 40), and Trial Transcript, October 14, 1980, p. 16 (attached as Exhibit 41), in United States v. Bronston, No. 80 Cr. 224 (MP) (S.D.N.Y. 1980).

                  did at these meetings. However, Bronston himself has never publicly discussed his activities.

                           While willing witnesses may have been sparse, the
                  documentary proof of Bronston's malfeasances was overwhelming -- and startling.(26)

D.       CENDANT FAILED TO RESPOND TO NUMEROUS SERIOUS ISSUES RAISED BY AIG.

                  It is telling that Cendant chooses simply to ignore and offers no explanation concerning its, its predecessors', and its principals' past business practices and the serious questions to which these practices give rise. AIG identified and described these practices in detail in the AIG Letter, including the following:

                  - Burdening acquired companies with substantial restructuring charges and terminating large numbers of employees (AIG Letter at pp. 19-20);

                  - Flipping the acquired businesses and stripping them of assets and income (id. at pp. 7-10);

                  - Dealings between Silverman and his inner circle of colleagues and the companies he has managed (id. at pp. 28-30); and

                  - Cendant's exposure to various commitments and contingent liabilities that AIG identified. (id. at pp. 11-12.).

                  These practices by Cendant evidence a lack of the character and fitness necessary to control the Domestic Insurers. Cendant's conscious failure to address these practices either generally or in the context of its proposed acquisition of ABIG speaks strongly in favor of denying Cendant's Form A application.

--------

(26)     Government's Sentencing Memorandum, pp. 5-6 (attached as Exhibit 42).

                                   CONCLUSION

                  We are confident that your Department will recognize Cendant's unsuitability to control ABIG. If you wish AIG's assistance in obtaining further information, please do not hesitate to call upon us.

                                    AMERICAN INTERNATIONAL GROUP, INC.

                                    /s/M.R. Greenberg
                                    -------------------------------
                                    M.R. Greenberg

                                    Chairman and Chief Executive Officer

cc:  Mr. Henry R. Silverman
       (Cendant Corporation)

       Mr. David Fox
       (Skadden, Arps, Slate, Meagher and Flom, LLP,
        Counsel to Cendant Corporation)

       Mr. R. Kirk Landon
       (Chairman of the Board of Directors,
        American Bankers Insurance Group, Inc.)

                   EXHIBITS TO AIG'S LETTER OF MARCH 16, 1998
          RE: APPLICATION OF CENDANT CORPORATION TO ACQUIRE CONTROL OF
                     AMERICAN BANKERS INSURANCE GROUP, INC.

      Exhibit
      Number                      Description
      ------                      -----------

         1        Henry Silverman, Form 3, Mar. 4, 1998.

         2        Days Inns of America Uniform Franchise Offering Circular, Dec.
                  1997, p. 53.

         3 Howard Johnson Uniform Franchise Offering Circular, Feb. 1998, Appendix D.

         4        Cendant Form 8-K, Feb. 16, 1998, pp. F-17-- F-19.


         5 Henry Silverman, Remarks at Cendant's Analysts Conference, Jan. 27, 1988, pp. 7-8.

         6        Cendant Corporation Form S-4, Feb. 20, 1998 (excerpt).


         7 Barbara De Lollis, Cendant Turns Up Heat in Pursuit of Insurer, Miami Herald, Feb. 4, 1998.

         8 Cendant Chairman Sounds Off on M & A, Mergers & Acquisitions Report, Mar. 9, 1998.

         9 Todd Pitock, Virtual Synergies: HFS and CUC International, Hemispheres, Feb. 1998.

         10       National Lodging Corp. Form 10-K, Dec. 31, 1995, pp. 9, 17.

         11       National Lodging Corp. Proxy Statement, Aug. 8, 1996, p. 10.

         12       National Gaming Corp. Proxy, Oct. 13, 1995, p. 19.

      Exhibit
      Number                      Description
      ------                      -----------

         13       National Lodging Corp. Form 10-K, Dec. 31, 1995, pp. 10, 16.

         14       National Lodging Corp. Proxy Statement, Aug. 8, 1996, p. 11.

         15 Martha Waggoner, Avis Owner Wants to End Franchise Accused of Racial Bias, Associated Press, Nov. 27, 1996.

         16 Lisa Miller, Avis Again Accused of Discriminating Against Minorities Seeking to Rent Cars, Wall Street Journal, Oct. 15, 1997.

         17 James Madore, 3 Black Women Have Sued Headquarters/Trying to Avoid Class-Action, Wilmington Morning Star, Sept. 12, 1997.

         18 Lisa Miller, Justice Department Probes Allegations that Avis Practiced Discrimination, Wall Street Journal, Oct. 17, 1997.

         19 Fisher Sues Avis Rent-A-Car and Its Franchise in Central Pennsylvania for Discrimination, Press Release from the Office of the Attorney General, Commonwealth of Pennsylvania, Oct. 14, 1997.

         20 Dwight Oestricher, HFS's Silverman Says He Has No Intention of Leaving Company, Dow Jones News Service, Apr. 3, 1997.

         21       Avis Rent A Car, Inc. Form S-1, Feb. 23, 1998, p. 40.

      Exhibit
      Number                      Description
      ------                      -----------

         22 James Madore, Pennsylvania, N.Y. Authorities to Pursue Bias Cases Against Avis, Pittsburgh Post Gazette, Dec. 25, 1997.

         23       Silverman v. Worsham Brothers Co., 625 F. Supp. 820 (S.D.N.Y.
                  1986).

         24 Ernest Blum, Hotel Riverparc's Woes Attributed to City's Overcapacity; Miami Property Placed in Receivership, Travel Weekly, May 17, 1984.

         25 Charles Kimball, Cricket Club Units Are Sold, Miami Herald, July 28, 1985.

         26 Complaint, pp. 18-19, in Homestead Savings and Loan Association v. Provo Excelsior Limited, No. 86-C-0423G (D. Utah 1986).

         27 Verified Answer of Henry R. Silverman, pp. 1-2, in General Electric Capital Corp. v. Peter S. Edelman, Robert L. Schwartz, Henry R. Silverman, and Adrian B. Werner, No. 112348/93 (N.Y. County Sup. Ct. 1993).

         28 Ken Cook, St. Louis Firms Share Siscorp Woes, St. Louis Business Journal, July 14, 1986.

         29 Debtors Petition Under Chapter 11, Exhibit C, p. 3, in In Re Supermarket Services, Inc., No. 85-B-11921 (Bankr. S.D.N.Y.
                  1985).

      Exhibit
      Number                      Description
      ------                      -----------

         30 Debtors Disclosure Statement, p. 34, in In -- Re Supermarket Services, Inc., No. 85-B- 11921 (Bankr. S.D.N.Y. 1985).

         31       Statement of Financial Affairs for Debtor Engaged in Business,
                  p. 15, in In Re Supermarket Services, Inc., No. 85-B-11921 (Bankr. S.D.N.Y. 1985).

         32 Schedule A-3(b), pp. 1-2, in In Re Supermarket Services, Inc., No. 85-B-11921 (Bankr. S.D.N.Y. 1985).

         33 John Blair Communications, Inc. Profit Sharing Plan v. Telemundo Group, Inc. Profit Sharing Plan, 26 F.3d 360 (2d Cir. 1994).

         34 Charles Kaiser, Bus-Stop Shelter Concern Accuses New York Officials of Impropriety, New York Times, Feb. 26, 1979.

         35 Charles Kaiser, Full Inquiry Set in City's Action on Bus Shelters, New York Times, Mar. 6, 1979.

         36 Attorney is Indicted; Mayor Koch to Void Bus Shelters Bidding, Wall Street Journal, Apr. 17, 1980.

         37 Arnold H. Lubasch, Bronston Gets 4 Months in Bus-Stop Fraud Case, New York Times, January 3, 1981.

         38 City of New York, Department of Investigation, Anatomy of a Municipal Franchise: New York City Bus Shelter

      Exhibit
      Number                      Description
      ------                      -----------

                  Program 1973-1979, An Investigative Report, July 1981, p. 16 n.17.

         39       Affidavit of Laura Steinberg, dated April 28, 1980.

         40 Government's Sentencing Memorandum, p. 5, in United States v. Bronston, No. 80 Cr. 224 (MP) (S.D.N.Y. 1980).

         41 Trial Transcript, October 14, 1980, p. 16, in United States v. Bronston, No. 80 Cr. 224 (MP) (S.D.N.Y. 1980).

         42       Government's Sentencing Memorandum, pp. 5-6, in United States
                  v. Bronston, No. 80 Cr. 224 (MP) (S.D.N.Y. 1980).

                                                                       Exhibit 1

FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of
                               1934, Section 17(a)
       of the Public Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940

-------------------------------------------------------------------------------------------------------------------------------
1.   Name and Address         2.   Date of Event         4.   Issuer Name and Ticker or Trading Symbol
of Reporting Person           Requiring Statement
                              (Month/Day/Year)
Silverman  Henry      R.                                 Cendant Corporation (CD)
-----------------------------                            ----------------------------------------------------------------------
(Last)    (First) (Middle)         12/15/97              5.  Relationship of Reporting Person      6.  If Amendment, Date of
                              -------------------------- to Issuer                                 Original
  Cendant Corporation         3.  IRS or Social                   (Check all applicable)
712 Street Avenue - 41st Fl.     Security Number of          X   Director          10% Owner       (Month/Day/Year)
----------------------------- Reporting Person             -----             -----
         (Street)             (Voluntary)
                                                             X   Officer           Other             12/15/97
  New York, NY  10019                                      -----             -----
                                                       (give title below)  (specify below)
                                                         President and Chief Executive Officer
-------------------------------------------------------------------------------------------------------------------------------
(City)                                           Table I - Non-Derivative Securities Beneficially Owned
(State)              (Zip)
-------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                    2.  Amount of         3.  Ownership       4.  Nature of Indirect Beneficial
(Instr. 4)                               Securities            Form:  Direct (D)   Ownership (Instr. 4)
                                         Beneficially Owned    or Indirect (I)
                                         (Instr. 4)            (Instr. 5)
-------------------------------------------------------------------------------------------------------------------------------
No Securities owned
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
   Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.          (Over)
                                 (Print or Type Responses)                                                      SEC 1473 (3-91)

FORM 3 (Continued) Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

-------------------------------------------------------------------------------------------------------------------------------
1.  Title of     2.  Date Exercisable and    3.  Title and Amount of      4.  Conversion    5.  Ownership       6.  Nature of
    Derivative       Expiration Date             Securities Underlying        or Exercise       form of             Indirect
    Security         (Month/Day/Year)            Derivative Security          Price of          Derivative          Beneficial
    (Instr. 4)                                   (Instr. 6)                   Derivative        Security            Ownership
                                                                              Security                              (Instr. 5)
                                                                                                Direct (D) or
                                                                                                Indirect (I)
                ----------------------------------------------------------                      (Instr. 5)
                 Date           Expiration   Title              Amount or
                 Exer           Date                            Number of
                 cisable                                        Shares
-------------------------------------------------------------------------------------------------------------------------------
Option to         12/17/97      12/31/01     Common               829,790                1.1839      D
Purchase                                     Stock
Common Stock
-------------------------------------------------------------------------------------------------------------------------------
Option to         12/17/97      12/31/01     Common             2,674,169                1.2921      D
Purchase                                     Stock
Common Stock
-------------------------------------------------------------------------------------------------------------------------------
Option to         12/17/97      12/31/01     Common             2,674,169                1.5418      D
Purchase                                     Stock
Common Stock
-------------------------------------------------------------------------------------------------------------------------------
Option to         12/17/97      12/31/01     Common             2,674,169                1.6832      D
Purchase                                     Stock
Common Stock
-------------------------------------------------------------------------------------------------------------------------------
Option to         12/17/97      12/31/01     Common             2,674,169                1.6832      D
Purchase                                     Stock
Common Stock
-------------------------------------------------------------------------------------------------------------------------------
Option to         12/17/97       9/29/03     Common             2,771,053                4.6398      D
Purchase                                     Stock
Common Stock
-------------------------------------------------------------------------------------------------------------------------------
Option to         12/17/97       6/14/04     Common             3,479,213                5.2120      D
Purchase                                     Stock
Common Stock
-------------------------------------------------------------------------------------------------------------------------------
Option to         12/17/97       5/5/05      Common             4,409,885                6.4760      D
Purchase                                     Stock
Common Stock
-------------------------------------------------------------------------------------------------------------------------------
Option to         12/17/97       1/22/06     Common             4,806,200               16.77521     D
Purchase                                     Stock
Common Stock
-------------------------------------------------------------------------------------------------------------------------------
Option to         12/17/97       4/30/07     Common             4,806,200               23.87541     D
Purchase                                     Stock
Common Stock
-------------------------------------------------------------------------------------------------------------------------------
Option to
Purchase                                     Common
Common Stock      12/17/97      12/17/07     Stock             14,500,000               31.3750      D
-------------------------------------------------------------------------------------------------------------------------------
  Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                                   /s/ [Illegible]                      3/3/98
                                   -----------------------------        ------
                                   Signature of Reporting Person         Date
                                   AS ATTORNEY-IN-FACT

Note. File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                                                                          Page 2
                                                                 SEC 1473 (8-92)
                                                                 SEC 1474 (3/91)

                                                                       Exhibit 2

                                [LOGO] DAYS INN (R)

                           DAYS INNS OF AMERICA, INC.
                       UNIFORM FRANCHISE OFFERING CIRCULAR

                                  6 Sylvan Way
                             Parsippany, New Jersey
                                 (973) 428-9700

                     INFORMATION FOR PROSPECTIVE FRANCHISEES
                    REQUIRED BY THE FEDERAL TRADE COMMISSION

                                * * * * * * * * *

TO PROTECT YOU, WE'VE REQUIRED YOUR FRANCHISOR TO GIVE YOU THIS INFORMATION. WE HAVEN'T CHECK IT, AND DON'T KNOW IF IT'S CORRECT. IT SHOULD HELP YOU MAKE UP YOUR MIND. STUDY IT CAREFULLY. WHILE IT INCLUDES SOME INFORMATION ABOUT YOUR CONTRACT, DON'T RELY ON IT ALONE TO UNDERSTAND YOUR CONTRACT. READ ALL OF YOUR CONTRACT CAREFULLY. BUYING A FRANCHISE IS A COMPLICATED INVESTMENT. TAKE YOUR TIME TO DECIDE. IF POSSIBLE, SHOW YOUR CONTRACT AND THIS INFORMATION TO AN ADVISOR, LIKE A LAWYER OR AN ACCOUNTANT. IF YOU FIND ANYTHING YOU THINK MAY BE WRONG OR ANYTHING IMPORTANT THAT'S BEEN LEFT OUT, YOU SHOULD LET US KNOW ABOUT IT. IT MAY BE AGAINST THE LAW. THERE MAY ALSO BE LAWS ON FRANCHISING IN YOUR STATE. ASK YOUR STATE AGENCIES ABOUT THEM.

                            FEDERAL TRADE COMMISSION
                             WASHINGTON, D.C. 20580

                                * * * * * * * * *

                            ITEM 20. LIST OF OUTLETS

                                                                                                       FRANCHISES OPEN
                FRANCHISES SOLD             FRANCHISES CLOSED            FRANCHISES OPENED               AT YEAR END

STATE       1994      1995     1996      1994     1995      1996     1994      1995      1996      1994     1995      1996
AK            0        0        0         0        0         0         0        0         0         1        1         1
AL           11        11       2         0        0         0         3        6         2         39       45        47
AR           15        12       4         1        0         1         6        7         1         21       28        28
AZ            6        6        10        1        1         0         3        3         7         18       20        27
CA           12        12       16        9        11        0        17        8         16        92       89       105
CO            6        4        5         1        0         2         5        3         1         23       26        25
CT            1        0        1         1        3         3         1        0         1         15       12        10
DC            0        0        0         0        0         0         0        0         0         3        3         3
DE            1        1        0         1        0         0         0        1         0         1        2         2
FL           10        8        13        8        7         8        14        7         5        140      140       137
GA           13        19       13        1        5         0         9        11        15        95      101       116
HI            0        0        1         0        0         0         0        0         1         0        0         1
IA            2        2        3         1        0         1         2        3         1         20       23        23
ID            0        0        0         0        0         0         0        0         0         3        3         3
IL            7        6        4         2        2         1         5        5         2         45       48        49
IN            6        3        3         0        3         2         4        4         2         37       38        38
KS            4        3        3         0        0         1         2        3         1         15       18        18
KY            4        2        3         1        0         1         3        1         1         40       41        41
LA            3        3        5         0        0         2         3        1         1         19       20        19
MA            0        0        0         1        3         0         0        0         0         23       20        20
MD            1        1        4         2        0         0         2        1         2         23       24        26
ME            0        0        0         0        0         1         0        1         0         6        7         6
MI            6        5        8         3        1         2         1        4         1         31       34        33
MN            1        2        3         1        1         2         6        0         2         32       31        31
MO            7        1        4         0        1         1         7        2         2         29       30        31
MS           13        3        3         1        2         1        11        2         2         39       39        40
MT            1        1        0         0        0         0         1        0         1         11       11        12
NC            7        7        6         1        3         2         6        4         5         74       75        78
ND            1        0        0         0        0         0         2        0         0         8        8         8
NE            3        7        2         0        0         1         1        1         3         11       12        14
NH            0        0        0         1        1         1         0        0         0         7        6         5
NJ            0        2        3         2        1         1         0        0         2         26       25        26
NM            5        5        2         0        0         2         3        3         2         21       24        24
NV            0        2        1         0        1         0         0        2         1         7        8         9
NY            1        3        0         0        3         3         1        3         1         37       37        35
OH            8        9        3         0        3         5         6        2         4         60       59        58
OK           10        3        6         0        3         0         6        4         4         27       28        32
OR            2        1        0         0        0         0         2        1         0         5        6         6
PA            3        3        3         2        2         2         3        1         0         58       57        55
RI            0        0        0         0        0         0         0        0         0         2        2         2
SC            3        4        4         1        0         2         3        2         1         55       57        56
SD            1        0        0         0        0         0         0        1         0         12       13        13
TN            9        7        5         1        5         0         5        6         2         68       69        71
TX           36        21       17        1        4         6        19        19        22       101      116       132
UT            3        2        4         0        2         0         1        4         2         12       14        16
VA            2        4        0         0        2         0         2        3         2         62       63        65
VT            0        0        0         0        0         0         0        0         0         6        6         6
WA            0        2        2         0        0         1         2        1         2         12       13        14
WI            1        3        3         1        1         0         2        2         2         15       16        18
WV            0        1        1         0        0         0         2        0         1         14       14        15
WY            3        1        2         0        0         0         5        0         0         10       10        10

TOTALS       228      192      172        45       71        55       176      132       123      1,531    1,592     1,660

                                                                       Exhibit 3

                       HOWARD JOHNSON INTERNATIONAL, INC.
                              FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                   (Unaudited)

THESE FINANCIAL STATEMENTS ARE PREPARED WITHOUT AN AUDIT OR REVIEW OF AN INDEPENDENT OR CERTIFIED PUBLIC ACCOUNTANT. PROSPECTIVE FRANCHISEES OR SELLERS OF FRANCHISES SHOULD BE ADVISED THAT A CERTIFIED OR INDEPENDENT PUBLIC ACCOUNTANT HAS NEITHER AUDITED NOR REVIEWED THESE AMOUNTS OR EXPRESSED AN OPINION WITH REGARD TO THEIR CONTENT OR FORM.

                       HOWARD JOHNSON INTERNATIONAL, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 1996
                                   (Unaudited)
                                 (In thousands)

ASSETS

Current assets:
   Cash                                                                 ($693)
   Accounts receivable, net of allowance
     for doubtful accounts                                             10,913
   Prepaid expenses and other current assets                            1,435
                                                                -------------

                  Total current assets                                 11,655

Property and equipment, net of accumulated depreciation                 1,815
Franchise agreements, net of accumulated amortization                  83,672
                                                                -------------

                  Total assets                                        $97,142
                                                                =============


LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities-accounts payable and accrued expenses              $5,264

Stockholder's equity                                                   91,878
                                                                -------------

                  Total liabilities and stockholder's equity          $97,142
                                                                =============

                       HOWARD JOHNSON INTERNATIONAL, INC.
                             STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                   (Unaudited)
                                 (In thousands)

Franchise fees                                                        $32,456
                                                                 ------------

Expenses:
   Marketing and reservation                                           21,834
   Selling, general and administrative                                    771
   Depreciation and amortization                                        3,881
   Interest                                                             2,760
                                                                 ------------

                  Total expenses                                       29,246
                                                                 ------------

Income before provision for income taxes                                3,210

Provision for income taxes                                              1,287
                                                                 ------------

Net income                                                             $1,923
                                                                 ============

                       HOWARD JOHNSON INTERNATIONAL, INC.
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                   (Unaudited)
                                 (In thousands)

OPERATING ACTIVITIES:
   Net income                                                          $1,923
   Adjustments to reconcile net income to net cash provided by operating activities:

     Depreciation and amortization                                      3,881
     Bad debt expense                                                     501
     Increase (decrease) from changes in:
       Accounts receivable                                             (1,872)
       Prepaid expenses and other current assets                       (1,400)
       Accounts payable and accrued expenses                            1,507
                                                                  -----------

   Net cash provided by operating activities                            4,540

FINANCING ACTIVITIES:
   Capital contribution (repayment) - net                              (4,457)

NET INCREASE IN CASH                                                       83

CASH, BEGINNING OF PERIOD                                                (776)
                                                                  -----------

CASH, END OF PERIOD                                                     ($693)
                                                                  ===========

                                                                      Exhibit 4
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    Form 8-K
             CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                  ------------

                      February 16, 1998 (February 16, 1998)
               (Date of Report (date of earliest event reported))

                               CENDANT CORPORATION
             (Exact name of Registrant as specified in its charter)

            DELAWARE                    1-10308               06-0918165
  (State or other jurisdiction       (Commission          (I.R.S. Employer of
of incorporation or organization)      File No.)        Identification Number)

             6 SYLVAN WAY
        PARSIPPANY, NEW JERSEY                                  07054
(Address of principal executive office)                      (Zip Code)

                                 (973) 428-9700
              (Registrant's telephone number, including area code)

                                      None

     (Former name, former address and former fiscal year, if applicable)

                              CENDANT CORPORATION
  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME--(CONTINUED)

 G. DEPRECIATION AND AMORTIZATION:

      The pro forma adjustment for depreciation and amortization is comprised of ($000's):

                                                                COLDWELL   OTHER 1996
                                          RCI        AVIS        BANKER   ACQUISITIONS   TOTAL
                                        --------    --------    --------  ------------  --------
Elimination of historical expense       $(16,097)   $(15,345)   $ (9,021)   $   (421)   $(40,884)
Property, equipment and furniture and
 fixtures                                  6,686       4,924         482          --      12,092
Intangible assets                         20,114      24,658       8,495       1,042      54,309
                                        --------    --------    --------    --------    --------
Total                                   $ 10,703    $ 14,237    $    (44)   $    621    $ 25,517
                                        ========    ========    ========    ========    ========

RCI

      The fair value of RCI's property and equipment is estimated at approximately $55.7 million and is amortized on a straight-line basis over the estimated useful lives, ranging from 7 to 30 years.

      RCI's intangible assets consist of customer lists and goodwill. The fair value of RCI's customer lists are approximately $100 million and are amortized on a straight-line basis over the period to be benefited which is 10 years. The fair value ascribed to customer lists is determined based on the historical renewal rates of RCI members. Goodwill is valued at approximately $477.7 million and is determined to have a benefit period of 40 years, which is based on RCI being a leading provider of services to the timeshare industry, which includes being the world's largest provider of timeshare exchange programs.

Avis

      The estimated fair value of Avis's property and equipment retained by Cendant is $96.0 million, comprised primarily of reservation equipment and related assets and to the Avis Headquarters office. Such property and equipment is amortized on a straight-line basis over the estimated benefit periods ranging from 5 to 30 years. Avis's intangible assets recorded by Cendant (not applicable to ARAC) are comprised of the Avis trademark, a reservation system and customer data base, and goodwill. The fair value of the Avis trademark is approximately $400 million and is amortized on a straight-line basis over a benefit period of 40 years. The reservation system and customer data base are valued at approximately $95.0 million and $14.0 million, respectively and are amortized on a straight line basis over the periods to be benefited which are 10 years and
6.5 years, respectively.

      Goodwill applicable to the allocated portion of the business to be retained by Cendant is valued at approximately $334.0 million and is determined to have a benefit period of 40 years. This benefit period is based on Avis' position as the second largest car rental system in the world, the recognition of its brand name in the car rental industry and the longevity of the car rental business.

Coldwell Banker

      The fair value of Coldwell Banker's property and equipment (excluding land) of $15.7 million, is amortized on a straight-line basis over the estimated benefit periods ranging from 5 to 25 years. Coldwell Banker's intangible assets are comprised of franchise agreements and goodwill. The franchise agreements with the brokerage offices comprising the Trust are valued independently of all other franchise agreements with Coldwell Banker affiliates. Franchise agreements within the Trust and independent of the Trust are valued at $218.5 million and $218.7 million, respectively, and are amortized on a straight line basis over the respective benefit periods of 40 years and 35 years, respectively. The benefit period associated with Trust franchise agreements was based upon a long history of gross commission sustained by the Trust. The benefit period associated with the Coldwell Banker affiliates' franchise agreements was based upon the historical profitability of such agreements and historical renewal rates. Goodwill is valued

                               CENDANT CORPORATION
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME--(CONTINUED)

at approximately $351.8 million and is determined to have a benefit period of 40 years. This benefit period is based on Coldwell Banker's position as the largest gross revenue producing real estate company in North America, the recognition of its brand name in the real estate brokerage industry and the longevity of the real estate brokerage business.

Other 1996 Acquisitions

      The fair values of Other 1996 Acquisitions franchise agreements aggregate $61.0 million and are being amortized on a straight-line basis over the periods to be benefited, which range from 12 to 30 years. The estimated fair values of Other Acquisitions goodwill aggregate $187.4 million and are each being amortized on a straight-line basis over the periods to be benefited, which are 40 years.

H. INTEREST EXPENSE:

    Elimination of historical interest expense of ($000's):
     Coldwell Banker.......................................    (3,155)
     RCI...................................................      (399)
     Other 1996 Acquisitions...............................   $(1,493)
    RCI....................................................    15,495
    4-3/4% Notes to finance Other 1996 Acquisitions .......     1,270
                                                            ----------
      Total................................................   $11,718
                                                            ==========
RCI

      The pro forma adjustment reflects the recording of interest expense on $285 million of borrowings under Cendant's revolving credit facilities at an interest rate of 6.3% which is the variable rate in effect on the date of borrowing. Borrowings represent the amount used as partial consideration in the RCI acquisition.

4-3/4% Notes

      The pro forma adjustment reflects interest expense and amortization of deferred financing costs related to the February 1996 issuance of the 4-3/4% Notes (5.0% effective interest rate) to the extent that such proceeds were used to finance the acquisitions of ERA ($36.8 million), Travelodge ($39.3 million), and the Century 21 NORS ($95.0 million).

Effect of a 1/8% variance in variable interest rates

      As mentioned above, interest expense was incurred on borrowings under the Cendant's revolving credit facility which partially funded the acquisition of RCI. Cendant recorded interest expense using the variable interest rate in effect on the respective borrowing dates. The effect on pro forma net income assuming a 1/8% variance in the variable interest rate used to calculate interest expense is immaterial.

I. OTHER EXPENSES:

      The pro forma adjustment eliminates charitable contributions made by the former stockholder of RCI.

                               CENDANT CORPORATION
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME--(CONTINUED)

J. INCOME TAXES:

      The pro forma adjustment to income taxes is comprised of ($000's):

      Reversal of historical (provision) benefit of:

      Cendant..............   $(290,059)
      RCI..................      (3,644)
      Avis.................         (99)
      Coldwell Banker .....      10,432
      Pro forma provision..     323,574
                            ------------
        Total..............   $  40,204
                            ============

      The pro forma provisions for taxes were computed using pro forma pre-tax amounts and the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

K. WEIGHTED AVERAGE SHARES OUTSTANDING:

      The pro forma adjustment to weighted average shares outstanding consist of the following (000's):

                                                 ISSUANCE    WEIGHTED
                                                PRICE PER    AVERAGE      ACQUISITION
                                                  SHARE       SHARES          DATE
                                               ----------- ----------  -----------------

Avis Offering.................................    $30.82       8,701   October 17, 1996
RCI...........................................    $31.21       2,074   November 12, 1996
Second Quarter 1996 Offering--Coldwell Banker     $24.96      12,857   May 31, 1996
Second Quarter 1996 Offering--Avis............    $24.96       6,128   October 17, 1996
Century 21 NORS...............................    $20.74         745   April 3, 1996
                                                           ----------
  Total.......................................                30,505
                                                           ==========

      The unaudited Pro Forma Statement of Income of Cendant for the year ended December 31, 1996 is presented as if the acquisitions took place at the beginning of the period thus, the stock issuances referred to above are considered outstanding as of the beginning of the period for purposes of per share calcuations.

L. DAVIDSON, SIERRA AND IDEON MERGER RELATED COSTS AND OTHER UNUSUAL CHARGES

      Includes merger related costs and other unusual charges of $179.9 million ($118.7 million, after-tax), recorded by Cendant in connection with its 1996 mergers with Davidson and Associates, Inc., Sierra On-Line, Inc. and Ideon Group Inc.

CENDANT MERGER RELATED COSTS AND OTHER UNUSUAL CHARGES

      Cendant, formerly CUC International, Inc. ("CUC"), incurred merger related costs and other unusual charges of $844.9 million ($589.8 million, after-tax) coincident with the merger of CUC with HFS Incorporated on December 17, 1997.

                                                                       Exhibit 5

                                             Cendant Analysts - 1/27/98 - Page 1

CENDANT ANALYSTS CONFERENCE
January 27, 1998

OPER: On this call, Mr. Wilford A. Forbes, the Chairman of Cendant, Mr. Henry R.
      Silverman, President and Chief Executive Officer of Cendant, and Mr. Michael Monaco, the Vice Chairman and Chief Financial Officer of Cendant, will discuss their proposal to acquire American Bankers Insurance Group. And now, at this time, I would like to turn the call over to Mr. Silverman. Please go ahead sir.

HS: Thank you, good morning, and as the operator mentioned, Walter and Mike are here with me. This morning, Cendant offered to buy all of American Bankers' Insurance, or ABI, for $58.00 per share in cash and stock. The total consideration is about 2.7 billion; and as part of this offer, we've also launched a cash tender to buy 23-1/2 million in ABI common shares, at $58.00 per share, which together with the shares we already own, will equal 51% of the fully diluted shares of ABI. As you all have read, on December 21, ABI agreed to be acquired by American International Group for $47 per share in cash and stock. Our $58 offer price represents a 23% premium to that offer; and we believe that ABI shareholders will find our offer compelling, and clearly superior to AIGS.

            Now, why do we want to acquire this company? The answer is strategic fit. ABI is not a traditional insurer. In fact, in their 1996 annual report, they take pride in reporting, as we believe, that they are actually

                                             Cendant Analysts - 1/27/98 - Page 7

      touches billions of dollars of consumer transactions, each and every year.

            ABI has also stated that it must seek a partner to achieve critical overseas growth. We agree. And we're confident that we're the best partner available. When it comes to selling financial enhancements to U.S. and foreign banks, we've been there, done that. We currently sell enhancement products to dozens of the world's largest banks. Our international marketing force can seamlessly add the credit product to its portfolio. We think the partnership with Cendant offers ABI the best and most swift means available to quickly become the preeminent international provider of credit insurance. We think we can add several million new policies outside the U.S. over the next two or three years.

            Third, our direct marketing skills should significantly deepen ABI's penetration in its existing accounts. Direct Marketing, as I said earlier, is our core competency. Through our past experience, we judge we can move their annual growth rate up by at least 5 points.

            Four, a combination of our two companies would result in considerable cost savings. While we expect to maintain ABI's operations substantially as they are, currently, direct marketing is a volume game. Direct mail costs and telecommunications costs will all go down on a per-unit basis. In total, we've already identified

                                             Cendant Analysts - 1/27/98 - Page 8

      about $140 million of pre-tax synergies which is about 10 cents per Cendant share. Now, please note that this is done without any due diligence except the knowledge we have of the company and external information, publicly available information. And two, it assumes no reduction in head count or facilities. The major gain come from using our distribution systems to increase ABI's product penetration in the U.S. and in international markets, which we think would add about $10 million pre-tax.

            Our model cost savings are only about $10 million a year. You'll get some of those benefits of the $140 million in the second half of 1998 and 1999, and the rest of that $140 million we've identified, plus additional benefits, should kick in steadily by the end of '99, and the out years.

            Please remember, Cendant is already a leading provider of insurance and credit services, and sold enhancements to financial products. We write millions of AD&D policies each year to the same shareholders as ABI. We've consistently demonstrated to our partner financial institutions that we can achieve penetration rates, which is the (pet?) percentage of their customers who accept the offer to buy our enhancements. They are at least twice those of other firms. With the leading marketer credit card protection like Walt Card Services(?), and credit information protection. We have millions of members to privacy-guard each year. We intimately

                                                                      Exhibit 6

  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 1998
                                                    REGISTRATION NO. 333-

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM S-4
                            REGISTRATION STATEMENT

                                    UNDER
                          THE SECURITIES ACT OF 1933

                             CENDANT CORPORATION

            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                          8699                06-0918165
(State or other jurisdiction of (Primary Standard Industrial   (IRS Employer
 incorporation or organization)  Classification Code Number) Identification No.)

                                  6 SYLVAN WAY
                          PARSIPPANY, NEW JERSEY 07054
                                 (973) 428-9700

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             JAMES E. BUCKMAN, ESQ.
               SENIOR EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                               CENDANT CORPORATION
                                  6 SYLVAN WAY
                          PARSIPPANY, NEW JERSEY 07054
                                 (973) 428-9700

                               FAX (973) 496-5331
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                           CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                                 DAVID FOX, ESQ.
                             ERIC J. FRIEDMAN, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 735-3000
                               FAX (212) 735-2000

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

      If the securities being registered in this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement purportedly restricted in its ability to negotiate with Cendant or terminate the AIG Merger Agreement. However, Cendant intends to vigorously pursue its claims in the Florida Litigation as expeditiously as possible and to attempt to ensure that further steps toward consummation of the Proposed AIG Merger are not taken until the takeover defenses and other impediments approved or adopted by the American Bankers Board or otherwise within the control of the American Bankers Board--such as the Rights Agreement, the AIG Lockup Option, the Fiduciary Sabbatical Provision (as defined below), the Termination Fee (as defined below), the 180-Day No Termination Provision (as defined below), the supermajority vote requirement of the American Bankers Articles and the Florida affiliated transaction statute--are invalidated, enjoined or otherwise rendered inapplicable to Cendant and the Cendant Offer. In addition, Cendant intends to continue to seek to negotiate with American Bankers with respect to the acquisition of American Bankers by Cendant.

      American Bankers shareholders would receive in the Proposed Cendant Merger shares of Cendant Common Stock with a value of $58.00 for each of their American Bankers Common Shares -representing a premium of $11.00 (in excess of 23%) over the value of the Proposed AIG Merger and a premium of $11.75 (in excess of 25%) over the closing price of the American Bankers Common Shares on January 26, 1998 (the last trading day before the announcement of the Cendant Offer).

REASONS FOR THE PROPOSED CENDANT MERGER

      Cendant believes that the Proposed Cendant Merger represents a unique and compelling opportunity to enhance value for shareholders of both American Bankers and Cendant. Cendant's vision for American Bankers is one of exceptional growth and opportunity. Among the many advantages contributing to achieving Cendant's vision for the combined company are the following:

o OPERATING AND EARNINGS SYNERGIES. Based on its knowledge of the direct marketing industry and its review of public information on American Bankers, Cendant's management believes that the combined company can achieve more than $140 million of enhanced annual pre-tax earnings resulting from operating synergies, a substantial portion of which should be realized by the year 2000. Cendant's management estimates that these enhanced earnings can be achieved by (i) utilizing Cendant's distribution system and customer base to increase American Bankers' product penetration in the United States and in international markets; (ii) cross selling Cendant products and services to American Bankers' customer base; (iii) increasing American Bankers' marketing penetration in existing accounts through Cendant's direct marketing expertise; and (iv) to a lesser extent, cost avoidance and efficiencies from increased volumes in direct mail, telecommunications and other non-employee product related costs. See "Cautionary Statement Regarding Forward-Looking Statements."

o AN ACCRETIVE TRANSACTION. Cendant believes that the Proposed Cendant Merger will be accretive to earnings per share in the first full year of operations of the combined company based upon the anticipated synergies described above. See "Cautionary Statement Regarding Forward-Looking Statements."

o MANAGEMENT TEAM WITH PROVEN TRACK RECORD. Cendant's management while at HFS and CUC (the companies combined to form Cendant) has delivered year over year growth in revenues and operating income from continuing operations from 1992 through 1997. The compound annual growth rate of the Cendant Common Stock and Cendant's diluted earnings per share (excluding merger related costs and other unusual charges) have increased 45.4% and 32.0%, respectively, for the five year period ending December 31, 1997. (The stock price return has been adjusted for HFS and CUC by converting historical prices to Cendant equivalent prices using a conversion ratio of
      2.4031 CUC shares per HFS share in the merger creating Cendant.)

      Cendant is confident that it will be able to obtain the regulatory

                                                                       Exhibit 7



09535119
*CENDANT* TURNS UP HEAT IN PURSUIT OF INSURER
*Miami Herald* (MH) - Wednesday, February 4, 1998
By: BARBARA De LOLLIS Herald Business Writer
Edition:  Final Section: Business  Page: 7B
Word Count: 908

TEXT:

The typical customer for American Bankers' credit card insurance makes less than $30,000, is unlikely to be a college graduate, has little if any savings, and is financially insecure.

      He or she gains comfort in knowing that the roughly $6 monthly fee for every $1,000 of credit card debt will cover payments, at least for a while, in case of illness or the loss of a job.

That's exactly the kind of person *Cendant* Corp., the behemoth direct-marketing and franchising firm, wants to reach.

      "These are people who are doing OK in America," *Cendant* Chairman Walter
A. Forbes said Tuesday, in an interview in Miami.

      Taking over American Bankers, with its mailing list of free-spending customers, would provide *Cendant* with an easy way to bulk up its own vast client base, expand relations with bankers and retailers and give the company entry into the fastest-growing insurance niche.

      Miami-based American Bankers writes about $1 billion worth of consumer credit policies sold annually through banks, credit unions and savings and loans, which gives it a 20 percent market share, said Gary Fagg, president of CreditRe Corp. of Texas. The company also sells extended warranties through stores such as Circuit City and Radio Shack.

      American Bankers' products mesh perfectly with those of *Cendant*, the newly formed direct-marketing and franchising behemoth, Forbes said.

      "We want to sell everybody everything," Forbes said. "You can't sell all things to all people if you leave out the insurance, financial services part of life."

      With a market capitalization of $30 billion, *Cendant* is challenging an even bigger company -- the nearly $80 billion American International Group, the largest financial services company on Wall Street -- for control of the specialty insurer.

      On Jan. 27, *Cendant* launched a tender offer of $58 per share for 23.5 million shares of American Bankers, trumping AIG's $47-per-share bid by 23 percent. American Bankers had a month earlier agreed to be acquired by AIG, citing well-matched corporate cultures and a shared goal of growing globally. *Cendant* has said its offer expires on Feb. 25, but Forbes said Tuesday it is "flexible."

      Forbes said he had been eyeing American Bankers for four years as head of CUC International, the telephone marketing company he founded in 1974. CUC operates 20 membership programs, in which customers pay a yearly fee in return for discounted prices on a variety of products. In a $14 million stock swap, CUC merged with Henry Silverman's HFS last month to create *Cendant*.

      While the American Bankers board of directors mulls the deal, Forbes is urging members -- through a lawsuit filed in federal court in Miami and a public relations campaign -- to keep in mind two things:

      * Money. "Both companies are so big, both have firepower," he said. "But in the end, we're willing to pay more."

      * Marketing prowess. Immodest, Forbes touts *Cendant*'s as second to none.

      Some analysts, such as Nancy Benacci at McDonald & Co., have taken the view that AIG's position as a worldwide insurer makes an AIG-American Banker merger a more natural combination.

      But Forbes refuted the notion that to sell insurance, you have to be in insurance.

      "To us, it's marketing. We're a direct marketer, and we're getting more customers every day. Anybody can provide insurance, but you've got to be able to sell it."

      Neither American Bankers nor AIG would comment for this article.

      Forbes, meanwhile, isn't resting. Instead, he's aggressively courting public opinion. He's telling anyone who will listen that *Cendant* cares about the communities it operates in and will not lay off anyone in a merger. AIG Chairman Maurice Greenberg in December had said American Bankers' management jobs were safe, but he offered no guarantees for the rest of the company's 3,000-member work force.

      At the same time, *Cendant* is continuing its lawsuit against American Bankers, its board and AIG to "help" the board determine the better deal. The suit charges that the pending deal includes provisions that block other interested suitors and prevent the board from getting the best price possible for shareholders.

      "This was a deal done in the dark and suddenly there's some light being let on it," he said. He questioned why American Bankers agreed to shut out other potential bidders for 120 days.

      "I think AIG thought no one would look at this deal too closely," Forbes said.

      Forbes rushed between Miami and Tallahassee Tuesday, meeting with Brian May, Mayor Alex Penelas' chief of staff; Adolfo Henriques, the newly appointed chief executive of Union Planters Bank of Florida and a prominent civic leader; State Reps. Bruno Barreiro and Luis Morse, both Miami-Dade Republicans; and Florida Insurance Commissioner Bill Nelson, whose department will ultimately approve or deny *Cendant*'s application to do business in Florida.

      Well aware of the battle between *Cendant* and AIG, Nelson said that he agreed to meet Forbes to get to know *Cendant* and understand why it wanted to buy American Bankers. In no way was he giving *Cendant* the department's "Good Housekeeping Seal of Approval," he said.

      "What we want to see is that people who want to do business in Florida meet financial requirements and have the best interests of consumers at heart," Nelson said. cutlines EMILIO JUAN TRAVIESO /Herald Staff HOPES TO BOLSTER CLIENT
BASE: Walter A. Forbes, chairman of *Cendant* Corp., is trying to take over American Bankers, the Miami-Based specialty insurer.

CAPTION:

photo: Walter A. Forbes chairman of *Cendant* Corp. (a)

                                                                       Exhibit 8

MERGERS & ACQUISITIONS REPORT
COVERING M&A, DISTRESSED SITUATIONS AND OTHER CORPORATE RESTRUCTURINGS
Published by Securities Data Publishing      March 9, 1998       Vol. 11, No. 10

Cendant Chairman Sounds off on M&A

The Joining of CUC and HFS:  How Could Buying Not Be in Company's Blood?

     What happens when you put together two highly acquisitive companies? You get Cendant Corp., which practically worships at the shrines of the M&A gods.

     Note Cendant Chairman Walter Forbes' proclamation last week at the New York Capital Roundtable's monthly meeting: "We really believe in the acquisition strategy. Why? Well there's no time to build anymore."

     He added, "Internal growth, frankly, it's not a strategy that I understand." Indeed, Cendant has been snapping up companies at the rate of two or three per month, he said.

     Stamford, Conn.-based Cendant emerged from the $12.4 billion melding of CUC International Inc. and HFS Inc. on Dec. 18. Both companies were coming off

                                                        (continued on last page)

CENDANT CHAIRMAN                                             (cont. from page 1)

of two years in which HFS completed more than $3.8 billion worth of deals, while CUC did roughly $2.9 billion worth.

     "We're buying a lot of small companies. We're very good at rationalizing those companies, folding them into our platform and then getting revenue streams off our marketing platform," Forbes said.

     Of course, whether Cendant will win its ongoing $2.8 billion bidding war with American International Group, Inc. for American Bankers Insurance Group, remains to be seen. But Forbes didn't demonstrate much doubt.

     "If you think about American Bankers -- we look at their ability to penetrate a credit card file," he said. "We can penetrate them twice as well, so that's huge leverage. The second we buy that company, we can essentially double their penetration which will greatly increase their cash flow."

     Forbes was clear, however, on Cendant's desire, or lack thereof, to engage in another hostile. When asked by Mergers & Acquisitions Report about the company's willingness to do another major hostile, he responded with "We don't really want to do hostile situations again." And, he added, "It wasn't hostile for American Banker shareholders -- its' worked out pretty well for them."

     Forbes continued, "I don't think you would seek it out because it's a distraction. I've never done it before nor has [Cendant CEO] Harry [Silverman], but you get into these silly games, run dumb newspaper ads, and at the end of the day it all comes down to a price."

     Hostile or not, Cendant is forging full steam ahead with its acquisition efforts. While declining to mention the number of M&A pros Cendant has on its payroll, Forbes said, "We do have a very good internal M&A department in several places. Henry had some great guys, they do an awful lot of work internally. But also because of time, we use a lot of investment banking help, as well."

     Additionally, he said, "I have, reporting to me, a full-time M&A Internet group. All they do is look at business plans to invest or buy." --J.R.C.

                                                                       Exhibit 9

Case Study                                                        By Todd Pitock
--------------------------------------------------------------------------------

Virtual Synergies:
HFS and CUC International

Two behind-the-scenes heavyweights have joined forces to create a marketing juggernaut. The offspring, Cendant Corp., combines the huge consumer databanks of HFS with the marketing prowess of CUC International.

                               [GRAPHIC OMITTED]

--------------------------------------------------------------------------------
In May 1997, when franchising behemoth HFS Incorporated announced it would merge with CUC International Inc., a direct-marketing and member services organization, investors and analysts reacted like parents whose child had chosen an unlikely mate.

      The companies, with a market capitalization of about $12 billion each, appeared to occupy such different niches that it was hard to see how they'd fit together. Indeed, so distinct were the companies that it was all but impossible to find a securities analyst who covered both firms. "Don't quote me by name, but I don't even know the name of the other company's chief executive," said one HFS analyst. The news caused the share price for both companies to tumble 20 percent.

      But as the mist cleared--helped by a whirlwind tour by senior company officials to explain the deal--the impending wedding of HFS and CUC appeared to herald a new kind of company: the consummate intermediary. Both HFS and CUC have strong back office systems, carry no inventory, and produce no goods of their own. Instead, they broker relationships between franchisees (in HFS's case) or consumers (in CUC's) and vendors. Brand affiliations and consumer databases are their most valuable assets, and the merger reflects both companies' raison d'etre: to create efficiencies, keeping costs low and value high.

      Completed in December, the new company was christened Cendant, a made-up word whose Latin roots suggest ascendancy. So complementary is the merger that the company has no plans for restructuring or layoffs among its 45,000 employees. It will continue to operate out of two headquarters (HFS in Parsipanny, New Jersey, and CUC in Stamford, Connecticut). Walter A. Forbes (no relation to the publishing family), CUC's founder and chairman, will serve as chairman of Cendant through 1999. His HFS counterpart, Henry R. Silverman, will serve as president and CEO, and they'll switch jobs on January 1, 2000. The new company's board of directors and top executive positions will be divided evenly between the two firms.

      For today's business leader, the merger vividly illustrates two things:
First, what may appear disparate on the surface may actually be quite similar, and second, if approached with intellectual clarity, businesses can be efficiently entwined, like threads of a strong rope, pulling in customers with the lure of win-win scenarios. Synergy is hardly a new concept, and huge companies, including Sears, Roebuck and Co. and ITT, have tried and failed at cross-selling before. But Silverman and Forbes have been effective at patiently articulating their vision to investors and fellow businesses. Cooperation has been the backbone of their success, and in Cendant, they are applying the same formula of mutual benefit that made each company big in its own right.

      HFS and CUC--the letters originally stood for Hospitality Franchise Systems and Comp-U-Card, but those names were later dropped--may have seemed swashbuckling at first, but in fact the merger was approached with studious care. Like a couple who lives together before tying the knot, the companies tried out a strategic alliance for more
--------------------------------------------------------------------------------
                                                       February 1998 Hemispheres

CASE STUDY
--------------------------------------------------------------------------------

than a year leading up to the merger announcement. In the six-month betrothal leading to the merger itself, they adopted an approach of building and testing business models. The companies clearly wanted to know in advance--before committing vast resources--exactly how (and how well) different programs would complement one another. The models serve as strategic blueprints to test how Cendant will proceed this year and beyond.

      If you've never heard of HFS or CUC, that's understandable. Their names are virtually invisible despite the fact that about 160 million people throughout the world use their brands and services. Their units are much better known: HFS's Ramada, Howard Johnson, Super 8, Travelodge, Villager Lodge, Wingate Inn, Knights Inn, ERA, Century 21, Coldwell Banker, Avis, Resort Condominiums International (the world's largest time-share operator), PHH Mortgage Services (the 10th-largest mortgage origination company in the United States), PHH Vehicle Management Services, and HFS Mobility Services ( a relocation company). CUC's nest of businesses includes the Entertainment Publications coupon books, credit card protection SafeCard, and a portfolio of clubs, such as Travelers Advantage and AutoAdvantage, that provide everything from discount travel to financial services. The clubs are marketed through banks and credit card issuers. CUC spent a combined $887 million in marketing and advertising for the fiscal year ending January 1997, but in no marketing efforts and in no ads did the moniker "CUC" appear.

      Besides obscurity, though, the companies have other things in common. Both rely heavily on information-rich client data banks. Both have pursued aggressive acquisition strategies to achieve the critical mass necessary to be credible with their clients. Both HFS and CUC rely on annuitylike income streams from franchise and membership fees, respectively, and enjoy transaction fees as a secondary source of incremental revenue. And both have their eyes on consumer services, an economic sector that generates $2 trillion to $3 trillion annually, with yearly growth of 2 percent to 3 percent, according to analysts.

      Here's how they work. HFS franchises brands and facilitates vendor relationships. Because of its size--its hospitality division alone has an inventory of more than half a million guest rooms--it offers franchisees not just brand affiliation but lower operating costs, a national reservations system, and national advertising. Through its preferred alliance program, companies like AT&T and Coca-Cola, among others, provide services and products to franchisees at reduced rates. For its part, HFS receives a fee from the vendors for exclusive access to the franchises. The franchise and vendor fees provide a revenue stream that makes HFS all but immune from the unpredictability of the notoriously volatile businesses they control.

            --------------------------------------------------------
             The merger vividly illustrates two things: First, what
                appears disparate may actually be similar, and
                second, if approached with intellectual clarity,
               businesses can be efficiently entwined, pulling in
                  customers with the lure of win-win scenarios.
            --------------------------------------------------------

      HFS businesses cross-pollinate. Let's say you're being relocated. Your company has an account with HFS Mobility Services, which sells your current house and helps you find a new one. You can rent or lease a car through Avis. En route to your new home, you can stay at an HFS-brand hotel or motel and if you have time for a vacation you can use the Resort Condominiums International time share. Discounts provide the incentive to stay in the HFS umbrella. With 15 companies, as well as other arrangements with a network of affinity groups, there is wide variation on the synergistic, win-win theme.

      CUC markets its services and gets access to consumer information through partnerships with banks and credit card issuers, which get a cut of the membership fee. CUC picks up all other costs. Everyone wins because the issuer gets a piece of the membership fee at no cost; CUC gets to mine the issuer's files.

      Almost all of CUC's 15,000 employees are telephone operators who take orders from one of its 15 call centers throughout the United States. It maintains no inventory since it essentially moves products directly from manufacturers or distributors to customers. The combination of low overhead costs and mass purchasing power allows units of CUC to offer a broad range of products and services for 10 percent to 50 percent off retail prices. Although it earns a transaction fee, CUC doesn't really care about the profit margin on a given product. As long as customers see value, they'll renew the membership. Renewal rates average about 70 percent.

      CUC is expanding rapidly overseas, and Forbes, who started the company in 1973 with the then-visionary idea that people would one day shop at home through computers, has been pushing CUC toward the future of electronic commerce. It just launched netMarket on the Internet, and Forbes is positioning the company to dominate online shopping, buying "edutainment" software publishing companies whose compelling graphics will point customers to the company's Web site--a virtual mall of CUC clubs.

      The companies complement each other, say analysts: HFS has a wealth of customer data, and CUC has the ability to transform that information into sales. CUC's lead on the Internet will give HFS entry into a growing arena where it previously had no significant presence. HFS, which doesn't deal directly with the public, has business-to- business marketing skills that will
--------------------------------------------------------------------------------

CASE STUDY
--------------------------------------------------------------------------------
Continued from Page 32

allow CUC to offer new services. Some businesses fit as seamlessly as pieces in a jigsaw puzzle, such as CUC's Welcome Wagon for new movers, its Travelers Advantage full-service travel agency, and Entertainment Publications discount books, which can steer customers toward HFS franchises.

      The companies, whose combines 1996 revenue topped $4.3 billion, with profits of $600 million, predict the merger will add $250 million in annual pretax earnings. According to estimates, it will allow them to maintain an annual growth rate of 25 percent to 30 percent--extraordinary even for the 1990s.

      Although the merger announcement was a surprise, the companies' yearlong experiment tested their virtual synergy hypothesis. Transfer Plus, a program that provided the model, let CUC join with other companies that operate toll-free order lines. It works this way: A customer calls to book a hotel room or car rental. The operator asks if he wants a $10-$20 savings on the booking. If so, the caller is transferred to CUC's operators, who describe the value of membership. If the caller signs up, the Transfer Plus partner--say, HFS--earns a share of the membership fee. And the caller often does sign up. He has, after all, called the company with credit card in hand. He's ripe to spend, and the company isn't interrupting anyone in the middle of dinner.

           -----------------------------------------------------------
               HFS has a wealth of customer data, and CUC has the
                ability to transform that information into sales.
              According to estimates, the merger will allow the new
          company to maintain an annual growth rate of about 30 percent
           -----------------------------------------------------------

      "The conversion rates we saw when we started to market to [HFS's] customer file was three to five times greater than we typically see with other direct marketing," says Cosmo Corigliano, CUC's chief financial officer. In June, HFS handed over a 35 million--name list of repeat customers. CUC could market to those customers without paying commission or sharing the information with other marketing firms.

      But the real key is the targeted marketing, and the idea is to achieve "hit" rates as high as possible on calls and mailings. "If someone gives us a thousand names, we don't go after all of them, only a targeted segment," says Tony Menchaca, president of CUC's Comp-U-Card division. So far, initial marketing has yielded response rates "well above what we usually see with affinity partners." Although Menchaca declines to quantify the success, he
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

says the early tests have developed the blueprint for full-scale marketing next year. "We haven't put our foot all the way on the gas yet," he says.

      Perhaps as important, once the companies are going full throttle, is that they stay in their respective lanes. Each must know its role and execute its mission. "CUC is concerned with distribution," says Bruce Thorp, an analyst with PNC Asset Management Group in Philadelphia. "HFS is an assembler of products and services. They've got to meld those two things together. But they complement each other," he adds. "HFS will not try to duplicate the marketing expertise that CUC provides. It's like two houses being linked together. You'll still have the old management running those separate operations with close links to one another."

      Although they have different skills--Silverman in acquisitions and Forbes in consumer marketing--company executives describe a similar management approach. "They both have the same vision with respect to business," says Corigliano. "That is, 'We need to be aggressive, we need to act quickly, we need to have little bureaucracy, and we need to maximize profits.'"

      Silverman and Forbes have each also spent years swimming against a tide of skeptics. Despite having grown from 100,000 members and "significant" losses in 1982 to almost 70 million members and revenue of $2.3 billion in 1996, Forbes continues to defend his business model. ("What's the long-term advantage of CUC vs. anyone else?" quips Eric Johnson, director of the Wharton Forum on Electronic Commerce at the University of Pennsylvania. "If I buy a refrigerator, what's to stop me from going directly to the manufacturer? Why do I need CUC?") Likewise, as he assembles his franchising empire, Silverman, who has accumulated an estimated net worth of $700 million in a mere five years, continues to ward off detractors who accuse him of financial alchemy.

      The two CEO's recognized they were on a collision course. Forbes at one point considered buying HFS, but Silverman's company grew so quickly--from $4 per share (adjusted for splits) when it went public in 1992 to as high as $79 per share in 1997--that an acquisition was no longer an option.

      Since neither company is tied down by large investments in plant, equipment, or inventory, whether the future lies with the Internet or some other undiscovered channel, Cendant is likely to be nimble enough to pursue it.

      "I don't know whether the merger was absolutely necessary," says Thorp. "But it makes it easier for them to work together. They'll both have the same goals and a single strategy. It makes a powerhouse that will be less susceptible to unraveling or to competition."
--------------------------------------------------------------------------------

Todd Pitock is a Philadelphia-based writer whose work has appeared in The New York Times, The Washington Post, and A&E's Biography.
--------------------------------------------------------------------------------

                                                                      Exhibit 10

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  FORM 10-K

|X|              ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

                   For the Fiscal Year Ended December 31, 1995
                         Commission File Number 0-24794

                                       OR

|_|            TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
            OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

               For the Transition Period from _______ to ________

                                   ----------

                           NATIONAL LODGING CORP.

             (Exact name of Registrant as specified in its charter)

              DELAWARE                                 22-3326054
   (State or other jurisdiction of                    (IRS Employer
   incorporation or organization)                  Identification No.)

                                605 Third Avenue
                                   23rd Floor
                            New York, New York 10158
          (Address of principal executive offices, including zip code)

                                 (212) 692-1400
              (Registrant's telephone number, including area code)

           Securities registered pursuant to Section 12(b) of the Act:
                                      None

           Securities registered pursuant to Section 12(g) of the Act:

                                 Title of Class
                     Common Stock, par value $.01 per share

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes |X|   No |_|

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (ss. 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. |X|

The aggregate market value of the voting stock held by non-affiliates of the registrant on March 25, 1996, based on the closing price of these shares of 14 6/8 on that date, was $66,361,200.

As of March 25, 1996, there were 5,452,320 shares of the Registrant's Common Stock issued and outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE:

Portions of the Registrant's definitive Proxy Statement for the 1996 Annual Meeting of Stockholders are incorporated by reference into Part III of this Annual Report on Form 10-K.

has agreed to share such amounts pro rata with the Company based on the relative amounts paid by HFS and the Company, respectively, to Chartwell Leisure each year.

            Pittsburgh and Erie, Pennsylvania/URA Loan. The Company has agreed in principle with its partners to dissolve its joint ventures which were established to develop casino gaming facilities in Pittsburgh and Erie, Pennsylvania. Upon dissolution, the Company's contingent obligation to acquire land and to develop and finance the construction of the respective gaming facilities will be terminated. In connection with the joint venture to develop a gaming facility in Pittsburgh, the Company loaned the Urban Redevelopment Authority of Pittsburgh, Pennsylvania ("URA") approximately $9.5 million in September 1994. In September 1995, the URA exercised its option to extend the maturity of its loan due the Company to September 30, 1996. As a result of the URA's decision not to permit gaming on the site which is collateral for the loan, the Company notified the URA that it will not exercise its option to purchase a portion of that site, thus requiring the URA to pay interest currently at 4% per annum on a monthly basis. Accordingly, the Company expects to seek collection of the loan in September 1996. The outstanding balance of the URA loan at December 31, 1995 was approximately $9.5 million. In January 1996, the Company received $3.8 million of principal and accrued interest on the loan.

            Prescott, Arizona and St. Joseph, Missouri. In December 1994, the Company acquired a 19.9% limited partnership interest in Prescott Convention Center Limited Partnership ("Prescott") for $4.5 million (subject to increase to a maximum of $7.5 million if the first year's net cash flow from Prescott, exceeds certain levels and an affiliate of the general partner of Prescott grants the Company an option to purchase a 13.5% equity interest in a riverboat casino located in St. Joseph, Missouri for approximately $6 million). Prescott owns and operates a hotel and convention center in Prescott, Arizona, which includes a casino facility that is leased to and operated by a Native American tribe in exchange for 20% of the casino's operating profit. The Prescott casino contains approximately 300 slot machines. The St. Joseph riverboat casino contains approximately 350 video poker machines and 24 gaming tables. If the St. Joseph option is not granted to the Company within approximately one year from the purchase of the limited partnership interest in Prescott, the potential increase in the purchase price for such interest would no longer be effective. With respect to Prescott, HFS was paid a pre-opening marketing services fee of $500,000 and will be paid an annual marketing services fee of $500,000. Distributions in respect of the Company's 19.9% limited partnership interest in Prescott will be reduced by the $500,000 in annual marketing services fees paid to HFS.

            Odyssey. Pursuant to agreements entered into in 1993, the Company acquired non-voting preferred stock convertible into common stock representing a 20% equity interest in Odyssey Gaming Corporation ("Odyssey") for approximately $3.8 million plus an additional $1.5 million contingent upon the occurrence of certain events which have not yet occurred and are, in the opinion of management of the Company, unlikely to occur. The Company has also committed, under certain circumstances which are, in the opinion of management of the Company, unlikely to occur (including, among others, the execution of agreements between Odyssey and certain Native American tribes relating to the development and management of certain gaming facilities and the approval of such agreements by the Chairman of the National Indian Gaming Commission ("NIGC"), the entering into a fixed price and bonded contract for the construction of such gaming facilities, the receipt of all other applicable regulatory approvals and the receipt of an opinion of counsel that Class II gaming (e.g., bingo, pulltabs, punchboards and card games that are not played against the house) can lawfully be conducted at such gaming facilities under the management of Odyssey) to make secured project financing loans of up to an aggregate of $10 million to be used in connection with the development of Native American casino gaming facilities to be managed by Odyssey. Pursuant to marketing services agreement retained by HFS as part of its casino marketing business, HFS is entitled to receive a marketing fee equal to 50% of any management fees to be paid to Odyssey under its casino management contracts for projects financed by the Company. Presently, Odyssey's principal assets are a five percent profits interest in a proposed casino to be developed by the Wampanoag Tribe of Gay Head in New Bedford, Massachusetts and a loan receivable from the Swimomish Indian Tribal Community of La Conner, Washington.

            Termination of Other Gaming Projects in 1995. In June 1995, the State of Indiana determined not to award a gaming license to Century Casinos, Inc. ("Century") for its proposed casino gaming operation in Switzerland County, Indiana. Based on this decision, the Company determined that its investment in Century common stock was permanently impaired and recorded a $1.0 million loss in the second quarter of 1995.

Corporation ("Par-A-Dice") following the Illinois Gaming Board's determination not to approve the Company's acquisition of Par-A-Dice. The Company also recorded a $1.0 million loss for the permanent impairment of its investment in Century Casinos, Inc. ("Century") common stock following the unfavorable decision of the State of Indiana in June 1995 towards Century's proposed casino in Switzerland County, Indiana. The Company recognized approximately $1.4 million of professional fee expenses, primarily in the first quarter of 1995, incurred in connection with the Company's proposed merger with Boomtown which was terminated in April 1995. Management believes, based upon available evidence, that gaming related assets at December 31, 1995 are stated at the lower of cost or estimated net realizable value; however, the continued uncertainty surrounding the ability of these assets to generate positive cash flow necessarily results in the potential for future write-downs to present these assets at their estimated net realizable value in subsequent periods.


            Included in general and administrative expenses-related party ("Related Party G&A) 1995 are approximately $3.2 million of fees paid to HFS in consideration for providing both corporate services and up to $75 million of available credit and/or guarantees on behalf of the Company (see "Liquidity and Capital Resources"). Related Party G&A totaling $339,000 in 1994 consisted of similar charges for only a 1 1/2 month period following the Distribution. General and administrative expenses (G&A) for 1995 of $2.8 million approximated 1994 expenses. The Company also expensed the net deferred tax assets previously recorded at December 31, 1994 which were expected to be realized from income generated from Par-A-Dice operations, following the Illinois Gaming Board's determination not to approve the Company's acquisition of Par-A-Dice.

1994 Versus 1993

            The Company commenced operations in August 1993 and recognized $128,000 of interest income, $581,000 of total expenses allocated to the Company by HFS for corporate services and $186,000 of tax benefits contributed to the HFS consolidated income tax return during 1993. Company gaming development activities expanded in 1994 and total revenue, expenses and tax benefits contributed to HFS consolidated income tax return increased accordingly. The Company generated a $1.8 million net loss on $2.4 million of investment revenue and $5.5 million of total expenses.

LIQUIDITY AND CAPITAL RESOURCES

Lodging Acquisition

            On January 23, 1996, the Company acquired the outstanding common stock of Forte Hotels for approximately $98.4 million subject to certain working capital adjustments. In a related transaction prior to consummation of that acquisition (the "Travelodge Acquisition"), HFS and Motels of America, Inc. acquired from Forte Hotels the Travelodge franchise system and 19 motel properties, respectively, for an aggregate purchase price of $71.6 million. The principal assets of Forte Hotels acquired by the Company consisted of fee and leasehold interests in 15 wholly owned hotels (of which one was subsequently disposed) and joint venture interests in 97 additional hotel properties. The Company financed $60 million of the purchase price of the Travelodge Acquisition with proceeds from the Company's credit facility with Chemical Bank and Bankers Trust Company and $38.4 million with existing cash. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Credit Facilities." HFS provided advisory services in connection with the acquisition for which the Company paid a $1,968,000 fee. The Company had approximately $50 million available for borrowing under that credit facility immediately following the acquisition of Forte Hotels.

            Concurrently with the acquisition of Forte Hotels, the Company and HFS terminated or modified certain agreements entered into in connection with the 1994 distribution of the shares of the Company's Common Stock to HFS stockholders. These agreements provided for HFS to provide casino marketing, corporate and advisory services to the Company in consideration for fees. The Company and HFS terminated the marketing and advisory services agreement concurrently with the Forte Hotels acquisition.

            The financing agreement was modified such that HFS is to provide up to $75 million of credit enhancements to the Company's non-gaming industry financings for a fee of 2% per annum. The corporate services agreement was modified such that HFS is to provide financing, legal and other corporate administrative support and advisory services through September 1996, and thereafter advisory services through January 2019 for a fee of $1.5 million per year.

                                                                     Exhibit 11

                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

|X| Definitive Proxy Statement

|_| Definitive Additional Materials

|_| Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                              NATIONAL LODGING CORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|_| $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

|_| $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

         4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

         5) Total fee paid:

         -----------------------------------------------------------------------

|X| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11-(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

         -----------------------------------------------------------------------

         2) Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

         3) Filing Party:

         -----------------------------------------------------------------------

         4) Date Filed:

         -----------------------------------------------------------------------
million of Loss Carryforwards for Federal income tax purposes. As a result of the ownership change, the amount of the Company's annual taxable income which may be offset by Loss Carryforwards generally will be limited to an amount determined by multiplying the value of the Company (not including the Investment) by the "long-term tax exempt rate," published monthly by the Treasury Department. For this purpose, the value of the Company, based on the number of shares outstanding (5,452,320) and the closing price of the Company's common stock ($14.75) on June 5, 1996, is approximately $80.4 million and the long-term tax exempt rate, as of June 1996, is 5.78%. Accordingly, the change in control is expected to result in a limitation on the amount of Loss Carryforwards that may be used to offset the taxable income of the Company, if any, in an amount equal to approximately $4.6 million per year. The actual amount of this limitation may vary, depending upon the actual data used in the foregoing calculations, which will be made as of the effective date of the change in the Company's ownership. In addition to this limitation, if the Company does not continue its business enterprise at all times during the two-year period beginning on the date of the Closing, the amount of Loss Carryforwards that may be used to offset taxable income will be, subject to certain exceptions, reduced to zero. Although the Company anticipates that it will satisfy this requirement, there can be no assurance that it will be able to do so. The Loss Carryforwards that consist of capital losses will be available to be used only to the extent that the Company recognizes capital gains.

Background of and Reasons for the Proposal; Board of Directors' Recommendation

      The Company was formed in September 1994 as a wholly owned subsidiary of HFS Incorporated, a Delaware corporation ("HFS"), for the purpose of acquiring the assets of, and assuming the liabilities associated with, HFS's casino development business. In November 1994, the Company became an independent public company when HFS distributed all of the outstanding shares of the Company's Common Stock to the stockholders of HFS (the "Distribution"). From November 1994 through the third quarter of 1995, the Company engaged exclusively in the acquisition, development, operation and ownership of casino gaming facilities.

      At the time of the Distribution, the Company held investments in several gaming assets and intended to expand principally by making investments in gaming facilities, using the financing commitment agreed to by HFS at the time of the Distribution under the Financing Agreement (as described below under the caption "Certain Relationships and Related Transactions -- Relationships with HFS -- Financing Agreement") (the "Financing Agreement") or other borrowings. Beginning in the spring of 1995, the Company began to encounter difficulties in accomplishing its expansion goals.

      In April 1995, the Company and Boomtown, Inc. ("Boomtown"), a Reno, Nevada-based operator of four casinos, terminated a proposed agreement and plan of merger and reorganization pursuant to which the Company would have been merged into Boomtown, with stockholders of the Company receiving shares of Boomtown common stock. In connection with this merger, HFS proposed to purchase approximately $100 million of preferred stock of Boomtown, the proceeds of which would have been used by Boomtown to invest in additional gaming facilities in Nevada, Iowa and Indiana. However, the Company was advised that holders of a substantial portion of the outstanding shares of Boomtown common stock expressed dissatisfaction with the proposed merger and the issuance of this preferred stock to HFS, and HFS terminated the financing. The Boomtown stockholders indicated their intentions to vote against (i) the proposed issuance of the preferred stock to HFS because of the financial terms of the issuance and their belief that Boomtown did not have a demonstrated need for the financing, particularly in light of Boomtown's failure to obtain a gaming license in Iowa and its decision to delay a development project in Kansas City, and (ii) the merger with the Company because of their belief that the issuance of Boomtown shares to the Company's stockholders would result in too much dilution to Boomtown stockholders. For the six months ended June 30, 1995, the Company expensed approximately $1.4 million of professional fees and other expenses incurred, primarily in the first quarter of 1995, in connection with the proposed merger.

      In connection with the Distribution, the Company acquired approximately 2% of the stock of Century Casinos, Inc. ("Century") and became obligated to make a further $15 million equity investment in, and arrange $55 million of financing for, a joint venture with Century to develop a riverboat casino in Switzerland County, Indiana, in exchange for a 75% interest in that joint venture. The State of Indiana had announced its intention to grant only one license to operate a riverboat casino in that area, and in June 1995, the State of Indiana selected one of the joint venture's competitors to receive that gaming license. Century had experienced similar failures to obtain gaming licenses in other jurisdictions, and its stock price had decreased significantly since HFS's initial investment prior to the Distribution. For the foregoing reasons, the Company determined that its investments in Century and the joint venture were permanently impaired, and recorded a $1.0 million loss on those investments in the second quarter of 1995.

         In June 1995, the Company's proposed acquisition of Par-a-Dice Gaming Corp. ("Par-a-Dice") was delayed because of requirements imposed by the Illinois Gaming Board that certain proposed financial terms between the Company and HFS relating to the financing of the acquisition, be restructured. To address the concerns of the Illinois Gaming Board, the Company and HFS agreed to modify those terms. In July 1995, the Illinois Gaming Board denied the Company's application to complete the acquisition of Par-a-Dice, expressing concern over the leveraged capital structure proposed to be used to finance the acquisition. In September 1995, the Pennsylvania legislature declined to propose a voter referendum to approve casino gaming facilities in that state. As a result, the Company's plans to develop casino gaming facilities in Pittsburgh and Erie, Pennsylvania were halted, and the Company expensed $1.9 million of costs associated with the Par-a-Dice investment, including professional fees and deferred loan costs, primarily in the second quarter of 1995.

         As a result of the Company's inability to consummate the Boomtown, Century, Par-a-Dice and Pennsylvania casino projects, the Company had recognized aggregate write-downs of $13.4 million through September 30, 1995. During the first nine months of 1995, state legislation permitting casino facilities failed to be adopted at the rate anticipated by the Company's Board at the time of the Distribution. In addition, the Company's experiences, particularly in Indiana and Illinois, indicated to the Company's Board that the Company's proposals to develop casino facilities were being met with regulatory disfavor. During October 1995, the Company's Board of Directors concluded that the gaming industry offered limited opportunities for future growth of the Company. In particular, the Board concluded that the Company would face difficulty in obtaining regulatory approvals required to pursue its strategy of making highly leveraged acquisitions of gaming facilities, which the Company had intended to implement using the financing commitment provided by HFS under the Financing Agreement. On November 9, 1995, the Company announced that its Board of Directors had determined that its future endeavors would be outside of the gaming industry, and the Company's management and Board of Directors began to consider the various alternatives to the gaming industry discussed below, in order to enhance stockholder value.

         The Company's Board of Directors considered liquidation of the Company, recognizing that at September 30, 1995 the Company held approximately $43 million in cash and cash equivalents. The Company's management recommended against liquidation to the Board, and the Board determined not to liquidate the Company, for the following reasons. First, due to what was perceived as a general decline in the gaming industry at that time, the Company's management believed, and its Board of Directors concurred, that any sales of the Company's gaming assets would have to be made at significant discounts. Second, management anticipated that the Company would, by the end of 1996, have substantial Loss Carryforwards which could be used to shelter the Company's future income from taxation, but which would be lost in a liquidation. See "Risk Factors -- Loss Carryforwards." Third, the financing commitment provided by HFS under the Financing Agreement would facilitate the Company's ability to obtain financing for growth of the Company's business, but would terminate in a liquidation. Fourth, the Company was obligated under its Corporate Services Agreement with HFS to pay HFS a minimum fee of $1.5 million annually until the year 2019. See "Certain Relationships and Related Transactions -- Relationships with HFS." The Company's management believed that, if the Company were liquidated, HFS would have had a claim against the Company for payment of these amounts, which would have significantly reduced the assets available for distribution to shareholders. Finally, liquidation of certain assets of the

                                                                     Exhibit 12

                             NATIONAL GAMING CORP.

                               339 Jefferson Road
                       Parsippany, New Jersey 07054-0278

                    Notice of Annual Meeting of Stockholders
                               November 13, 1995

      NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of National Gaming Corp. (the "Company") will be held on Monday, November 13, 1995 at 10:00 a.m. local time at the Ramada Hotel, 130 Route 10 West, East Hanover, New Jersey 07936 (the "Meeting") for the following purposes:

            1. To elect three Class I directors for a term expiring in 1998 or until his successor is duly elected and qualified;

            2. To ratify the appointment of Deloitte & Touche LLP as the auditors of the Company's financial statements for fiscal year 1995; and

            3. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

      The Board of Directors has fixed the close of business on Monday, October 9, 1995 as the record date of the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination 10 days before the Meeting during ordinary business hours at the location of the Meeting as noted above.

      The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. A reply envelope is enclosed for your convenience. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person.

                       By Order of the Board of Directors

                                JAMES E. BUCKMAN
                                   Secretary

Dated:  October 13, 1995

Other Transactions

            On April 3, 1995, the Company and Boomtown, Inc. ("Boomtown"), a Reno-based operator of four casinos, terminated a proposed agreement and plan of merger and reorganization pursuant to which the Company had agreed to be acquired by Boomtown. On July 18, 1995, the Illinois Gaming Board determined not to approve the Company's proposed acquisition of Par-A-Dice Gaming Corporation ("Par-A-Dice"), an operator of a riverboat casino in East Peoria, Illinois for $150 million plus expenses, the assumption of $19 million of debt and up to $8.4 million of contingent purchase price. Consequently, the Company is exploring alternatives to enhance shareholder value, including acquisitions or investments in gaming and non-gaming businesses or other actions the Board of Directors deems in the best interest of the shareholders.

            On August 18, 1995 the Company, HFS and Bryanston entered into a letter agreement (the "Letter Agreement") pursuant to which, among other things, Bryanston agreed to purchase from the Company (i) the Series A Secured Promissory Note (the "Note") of Alpha Gulf Coast, Inc. ("Alpha") in exchange for
(a) $5,620,000 in cash, (b) $220,000 of accrued but unpaid interest on the Note and (c) 153,600 shares of Common Stock, issued to Bryanston pursuant to the Distribution Agreement and the Earnout Agreement, and (ii) 96,429 shares of the common stock of Alpha Hospitality Corporation at a purchase price of $6.50 per share. On September 22, 1995, the transactions contemplated by the Letter Agreement were consummated.

Other Relationships

            Mr. Edelman is of counsel to Battle Fowler, a New York City law firm that has represented the Company in connection with its participation in two of its open and operating casino gaming ventures. In addition, Mr. Edelman was retained as a consultant to the Company in connection with the development of the Company's proposed projects in Pittsburgh, and Erie, Pennsylvania for the period from March 1994 through June 1995. During such period, Mr. Edelman was paid a fee of approximately $5,000 per month for providing such consulting services. In the event that operations commence at Pittsburgh or Erie, Mr. Edelman would also be entitled to receive approximately one percent of the distributions to be received by the Company in respect of such projects.

            Mr. Edelman is also a partner in Chartwell Leisure Associates L.P. ("Chartwell"). Chartwell has contracted with Pennants Vicksburg Family Entertainment Park, Inc. to develop a family entertainment center (the "Six Flags Project") on land ground leased by Chartwell from Rainbow. As an inducement to Chartwell to provide the financing for the Six Flags Project, upon opening, the Company will share principal and interest payments on the loan to Rainbow with Chartwell ranging from 14% to 27% adjusted annually in accordance with a schedule to the agreement. HFS will share marketing fees from Rainbow with Chartwell based on the same scheduled percentages. Chartwell has agreed to share with HFS 50% of the net cash flow payable to Chartwell in respect of the Six Flags Project and HFS has agreed to share such amounts pro-rata with the Company based on the relative amounts paid by HFS and the Company, respectively, to Chartwell each year.

            The Company had also previously engaged the firm of Black, Manafort, Stone & Kelly, in which Mr. Stone was, at the time, a partner, to pursue gaming opportunities at the direction of the Company pursuant to an agreement entered into in December 1993. The engagement provided for payment by the Company of a monthly fee of $20,000 plus reasonable and necessary expenses. Such agreement was amended to provide for a monthly fee of $10,000 plus expenses from February 1995 through expiration of such agreement in June 1995.

            The Company has further entered into an agreement dated March 22, 1994 with Mr. Stone for consulting services relating to the identification and development of opportunities for the Company to participate in gaming facilities. Pursuant to the consulting agreement, Mr. Stone is to receive a consulting fee of 0.5% of the total cost of development of a gaming facility in respect of which Mr. Stone has rendered material services to the Company and was instrumental in causing the completion of the facility, plus one percent to five percent (to be mutually determined by the Company and Mr. Stone through negotiations on a transaction-by-transaction basis) of the proceeds to the Company from such facility after the Company received a return of its investment. It is expected that Mr.

                                                                     Exhibit 13

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   ----------

                                    FORM 10-K

|X|              ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

                   For the Fiscal Year Ended December 31, 1995
                         Commission File Number 0-24794

                                       OR

|_|            TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
            OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

               For the Transition Period from _______ to ________

                                   ----------

                           NATIONAL LODGING CORP.

             (Exact name of Registrant as specified in its charter)

              DELAWARE                                 22-3326054
   (State or other jurisdiction of                    (IRS Employer
   incorporation or organization)                  Identification No.)

                                605 Third Avenue
                                   23rd Floor
                            New York, New York 10158
          (Address of principal executive offices, including zip code)

                                 (212) 692-1400
              (Registrant's telephone number, including area code)

           Securities registered pursuant to Section 12(b) of the Act:
                                      None

           Securities registered pursuant to Section 12(g) of the Act:

                                 Title of Class
                     Common Stock, par value $.01 per share

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes |X|   No |_|

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (ss. 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. |X|

The aggregate market value of the voting stock held by non-affiliates of the registrant on March 25, 1996, based on the closing price of these shares of $14 6/8 on that date, was $361,200.

As of March 25, 1996, there were 5,452,320 shares of the Registrant's Common Stock issued and outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE:

Portions of the Registrant's definitive Proxy Statement for the 1996 Annual Meeting of Stockholders are incorporated by reference into Part III of this Annual Report on Form 10-K.

            On July 18, 1995, the Illinois Gaming Board determined not to approve the Company's proposed acquisition of Par-A-Dice Gaming Corporation ("Par-A-Dice"), an operator of a riverboat casino in East Peoria, Illinois. The Company expensed $1.9 million of costs associated with the proposed Par-A-Dice acquisition, including professional fees and deferred loan costs, primarily in the second quarter of 1995.

Competition

            The casino gaming industry is highly competitive and includes traditional Las Vegas and Atlantic City style land-based casinos, riverboat and dockside casinos, Native American casinos, state sponsored video lottery terminals, parimutuel betting (horse racing, harness racing, dog racing and jai-alai), sports bookmaking and card rooms. Although the Company's gaming investments include primarily riverboat, dockside and Native American gaming, the Company's gaming ventures must compete with all forms of gaming (including any new forms of gaming that may be legalized in the future) and with all other forms of non-gaming related entertainment.

Gaming Regulation

            The Company is subject to regulation by each state in which it holds investments which conduct activities in the gaming business, and to a certain extent under Federal law. In jurisdictions where gaming has recently been legalized, gaming cannot begin until a licensing and regulatory framework is promulgated and regulatory commissions are appointed, staffed and funded. The regulatory framework adopted by any jurisdiction may impose restrictions or costs that would materially impact the profitability of gaming operations in that jurisdiction. Generally, the Company is required to obtain a gaming license for each location where it will conduct gaming operations, and each of the Company's officers, directors, managers and principal shareholders are subject to strict scrutiny and approval by the gaming commission or other regulatory body of each state or jurisdiction in which the Company may conduct gaming operations.

            Certain gaming authorities may investigate and make findings with respect to the suitability or qualifications of securityholders of the Company to continue to hold interests in the Company in light of such authorities' policies with respect to the regulation of gaming businesses. Because of the imposition of such qualifications by the various regulatory authorities, the Company's Certificate of Incorporation contains provisions that (i) make the right of securityholders who are required to be qualified by relevant gaming authorities to vote capital stock held by them dependent upon their prompt qualification by the relevant gaming authorities (or the prompt receipt of a waiver of such qualification), (ii) prevent securityholders found to be disqualified under applicable gaming laws and regulations from voting any shares of capital stock beneficially owned by them, (iii) provide for the divestiture, at the Company's option, of any publicly traded securities held by any person required to be qualified who has not been qualified (or obtained a waiver of such qualification) or any person found to be disqualified and (iv) provide for the redemption, at the Company's option, of any securities of the Company held by any person found to be disqualified. The purpose of these provisions is to provide a procedure permitting the Company to either (x) require any person required to be qualified who has not been qualified (or obtained a waiver of such qualification) or any person found unsuitable or disqualified to hold securities of the Company to dispose of such securities or (y) to redeem securities of the Company held by any such person.

            Because the Company now holds only a limited number of gaming related assets, and the Company has decided to pursue investments in the lodging industry rather than the gaming industry, the Company believes that the imposition of gaming regulations by the various regulatory authorities will have less impact on the Company's operations than such regulations did in the past when the Company invested primarily in the gaming industry.

Environmental Matters

            The properties owned in connection with the Company's gaming business are subject to environmental regulations under Federal, state and local laws. Certain of these laws may require a current or previous owner or operator of real estate to clean up designated hazardous or toxic substances affecting the property. In addition, the owner or operator may be held liable to a government entity or to third parties for

The pro forma results are not necessarily indicative of the actual results of operations that would have occurred had the transactions been consummated as indicated nor are they intended to indicate results that may occur in the future. See "Business--Lodging Business--Proposed Canadian Acquisition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Lodging Acquisition."

ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

GENERAL OVERVIEW

            The Company became an independent public entity on November 22, 1994, when HFS distributed all of its wholly-owned common stock of the Company to HFS stockholders. The Company engaged in the development of prospective casino gaming facilities until the third quarter of 1995, when the Company announced a decision by its Board of Directors to curtail future gaming investments and focus on investments and acquisitions in non-gaming industries. In December 1995, the Company's Board of Directors decided that the Company should pursue a new strategic direction with a focus on becoming a hotel and motel owner and operator.

            On January 23, 1996, the Company entered the lodging industry with its acquisition of Forte Hotels, which owns or has significant joint venture interests in 112 hotels, for $98.4 million plus expenses. The Company has agreed to sell to Chartwell Leisure Associates L.P. II ("Chartwell") and FSNL LLC ("FSNL") a majority interest in the Company.


RESULTS OF OPERATION - FINANCIAL DATA

Pro Forma

            The pro forma financial data includes the operations of Forte Hotels, Inc. ("Forte Hotels") as if the acquisition occurred on January 1, 1995, giving effect to depreciation and amortization associated with acquired hotel properties, financing costs associated with the acquisition and related income tax effects. Pro forma results of operations also include revenues and expenses associated with the Company's gaming business which do not reflect net savings which may be achieved as a result of the curtailment of future gaming operations. Further, the pro forma financial data does not include potential additional cost savings or revenue enhancements that management believes may be realized following the acquisition of Forte Hotels.

1995 Versus 1994

            The Company's operations from August 1, 1993 (date of inception) through November 1995 consisted of the pursuit of gaming development opportunities. Accordingly, the Company's operating results for 1995 and 1994 consist of modest investment revenue. In 1995, the Company's total revenue of $4.0 million consisted entirely of interest income compared to $2.4 million of total revenue in 1994, which consisted of $1.4 million of interest income and a $1.0 million gain on the sale of Capital Gaming International, Inc. ("Capital") common stock.

            Development expenses for the year ended December 31, 1995 totaling $15.5 million primarily consist of expenses associated with terminated investments and transactions, compared to $2.4 million of development expenses associated with the pursuit of equity and development investments in unsuccessful gaming opportunities in 1994. In 1995, due to increasing uncertainty that the Pennsylvania legislature would adopt legislation contemplating a referendum on authorization of gaming in the state, the Company agreed in principle with its partners to dissolve its joint ventures to develop casino gaming facilities in Pittsburgh and Erie, Pennsylvania. As a result, the Company recorded $6.7 million of losses in 1995, primarily in the third quarter, representing a write-off of its Pittsburgh and Erie joint venture interests. In 1995, the Company also recognized approximately $2.4 million of write-downs of its investment in Boomtown, Inc.'s ("Boomtown") Biloxi, Mississippi casino to the investment's estimated net realizable value. In the second quarter of 1995, the Company recognized a $1.9 million expense for professional and loan commitment fees associated with the termination of its proposed acquisition of all of the outstanding common stock of Par-A-Dice Gaming

                                                                      Exhibit 14

                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

|X| Definitive Proxy Statement

|_| Definitive Additional Materials

|_| Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                              NATIONAL LODGING CORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|_| $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

|_| $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

         4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

         5) Total fee paid:

         -----------------------------------------------------------------------

|X| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11-(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

         -----------------------------------------------------------------------

         2) Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

         3) Filing Party:

         -----------------------------------------------------------------------

         4) Date Filed:

         -----------------------------------------------------------------------

      In connection with the Distribution, the Company acquired approximately 2% of the stock of Century Casinos, Inc. ("Century") and became obligated to make a further $15 million equity investment in, and arrange $55 million of financing for, a joint venture with Century to develop a riverboat casino in Switzerland County, Indiana, in exchange for a 75% interest in that joint venture. The State of Indiana had announced its intention to grant only one license to operate a riverboat casino in that area, and in June 1995, the State of Indiana selected one of the joint venture's competitors to receive that gaming license. Century had experienced similar failures to obtain gaming licenses in other jurisdictions, and its stock price had decreased significantly since HFS's initial investment prior to the Distribution. For the foregoing reasons, the Company determined that its investments in Century and the joint venture were permanently impaired, and recorded a $1.0 million loss on those investments in the second quarter of 1995.

      In June 1995, the Company's proposed acquisition of Par-a-Dice Gaming Corp. ("Par-a-Dice") was delayed because of requirements imposed by the Illinois Gaming Board that certain proposed financial terms between the Company and HFS relating to the financing of the acquisition, be restructured. To address the concerns of the Illinois Gaming Board, the Company and HFS agreed to modify those terms. In July 1995, the Illinois Gaming Board denied the Company's application to complete the acquisition of Par-a-Dice, expressing concern over the leveraged capital structure proposed to be used to finance the acquisition. In September 1995, the Pennsylvania legislature declined to propose a voter referendum to approve casino gaming facilities in that state. As a result, the Company's plans to develop casino gaming facilities in Pittsburgh and Erie, Pennsylvania were halted, and the Company expensed $1.9 million of costs associated with the Par-a-Dice investment, including professional fees and deferred loan costs, primarily in the second quarter of 1995.

         As a result of the Company's inability to consummate the Boomtown, Century, Par-a-Dice and Pennsylvania casino projects, the Company had recognized aggregate write-downs of $13.4 million through September 30, 1995. During the first nine months of 1995, state legislation permitting casino facilities failed to be adopted at the rate anticipated by the Company's Board at the time of the Distribution. In addition, the Company's experiences, particularly in Indiana and Illinois, indicated to the Company's Board that the Company's proposals to develop casino facilities were being met with regulatory disfavor. During October 1995, the Company's Board of Directors concluded that the gaming industry offered limited opportunities for future growth of the Company. In particular, the Board concluded that the Company would face difficulty in obtaining regulatory approvals required to pursue its strategy of making highly leveraged acquisitions of gaming facilities, which the Company had intended to implement using the financing commitment provided by HFS under the Financing Agreement. On November 9, 1995, the Company announced that its Board of Directors had determined that its future endeavors would be outside of the gaming industry, and the Company's management and Board of Directors began to consider the various alternatives to the gaming industry discussed below, in order to enhance stockholder value.

      The Company's Board of Directors considered liquidation of the Company, recognizing that at September 30, 1995 the Company held approximately $43 million in cash and cash equivalents. The Company's management recommended against liquidation to the Board, and the Board determined not to liquidate the Company, for the following reasons. First, due to what was perceived as a general decline in the gaming industry at that time, the Company's management believed, and its Board of Directors concurred, that any sales of the Company's gaming assets would have to be made at significant discounts. Second, management anticipated that the Company would, by the end of 1996, have substantial Loss Carryforwards which could be used to shelter the Company's future income from taxation, but which would be lost in a liquidation. See "Risk Factors -- Loss Carryforwards." Third, the financing commitment provided by HFS under the Financing Agreement would facilitate the Company's ability to obtain financing for growth of the Company's business, but would terminate in a liquidation. Fourth, the Company was obligated under its Corporate Services Agreement with HFS to pay HFS a minimum fee of $1.5 million annually until the year 2019. See "Certain Relationships and Related Transactions -- Relationships with HFS." The Company's management believed that, if the Company were liquidated, HFS would have had a claim against the Company for payment of these amounts, which would have significantly reduced the assets available for distribution to shareholders. Finally, liquidation of certain assets of the

Company would have required consents from various third parties with whom the Company had casino development ventures. The Company's ability to obtain those consents was uncertain.

      In November 1995, the Company's Chief Executive Officer, Henry R. Silverman, and its Chief Financial Officer, Stephen P. Holmes, conducted informal discussions with investment bankers regarding a potential sale of the Company. The Company was advised that, based on its lack of operating assets, potential buyers of the Company would view its sale as a liquidation and, consequently, the probable sale price that could be realized would not include any going-concern value for the Company's business. In addition, the Company recognized that the financing commitment provided by HFS under the Financing Agreement would terminate upon a sale of the Company. The Company's management also believed that, if the Company were sold, a buyer would be unwilling to assume the Company's obligations under the Corporate Services Agreement with HFS described above, and HFS would have had a claim against the Company for payments under that agreement. In order to retain the value of HFS's financing commitment, to avoid any potential claim by HFS under the Corporate Services Agreement, and to preserve for its stockholders the Company's value as a going concern, the Company rejected any potential sale.

      During November 1995, the Company's Board of Directors considered whether the Company should enter into certain aspects of the real estate business, such as the provision of real estate management and advisory services or the acquisition of portfolios of distressed real estate properties. The Company was subsequently unable to reach agreement with respect to any such transaction on terms that it deemed to be acceptable.

      In November 1995, the Company's management, in consultation with members of the Company's Board of Directors, began to explore whether the lodging industry offered an appropriate opportunity for the Company to redirect its business. Management began to explore this strategy because it recognized that a number of the Company's Board members were also directors of HFS, a leading lodging industry franchisor and the former parent of the Company, which does not itself engage in the ownership and operation of lodging industry properties. Because of their backgrounds with HFS, these directors perceived that the ownership and operation of hotel and motel properties offered an attractive opportunity for investment. Additionally, the Company's management believed that the ownership and operation of lodging industry properties was a business permitting ease of entry, in part because acquisitions are not subject to regulatory approval, and was a business that the Company could enter into quickly.

      Also in November 1995, HFS was approached by Forte USA, Inc., the indirect owner of the Travelodge hotel system in the United States, concerning the possible purchase of the entire Travelodge hotel system, including both the Travelodge franchise system and the Travelodge properties located in the United States. Although HFS was interested in purchasing the Travelodge franchise system, it was not interested in acquiring the Travelodge properties because HFS is not in the business of owning lodging properties. In an attempt to arrange a transaction that would allow Forte USA, Inc. to sell the entire U.S. Travelodge hotel system, HFS approached Motels of America, Inc. ("MOA") and affiliates of Chartwell (the "Chartwell Parties") to inquire whether MOA or the Chartwell Parties would be interested in acquiring the Travelodge hotel and motel properties in connection with a purchase by HFS of the Travelodge franchise system. MOA and certain of the Chartwell Parties are among the largest franchisees of HFS in terms of numbers of franchised properties. Both MOA and the Chartwell Parties expressed interest in engaging in such a transaction. The Chartwell Parties were, however, aware of the Company's interest in entering the lodging business and informed Mr. Silverman, as the chief executive officer of both HFS and the Company, that they would also be interested in investing in the Company as a result of its new business focus.

      During late November and early December, Richard L. Fisher, in his capacity as the President of Chartwell Leisure Corp. II, the general partner of Chartwell ("Chartwell Corp."), and Martin L. Edelman, in his capacity as a stockholder of Chartwell Corp., held discussions with Henry R. Silverman, in his capacity as the Chief Executive Officer of the Company, concerning the possibility of a significant investment by the Chartwell Parties in the Company's equity securities, debt securities, or both. The Company believed that an investment by Chartwell would allow the Company access to the lodging industry expertise and potential access to the capital resources of the Chartwell Parties, although the Chartwell Parties are not obligated to make any

                                                                      Exhibit 15



                              The Associated Press

The materials in the AP file were compiled by The Associated Press. These materials may not be republished without the express written consent of The Associated Press.

                     November 27, 1996, Wednesday, PM cycle

SECTION: Business News

LENGTH: 356 words

HEADLINE: Avis Owner Wants to End Franchise Accused of Racial Bias

BYLINE: By MARTHA WAGGONER, Associated Press Writer

DATELINE: RALEIGH, N.C.

BODY:

      Avis Rent-A-Car's new owner ordered the company to sever all ties with a franchise accused of racial bias.

      Earlier this month, three black women sued Avis and New Hanover Rent-A-Car, claiming they were denied rentals because of their race.

      Parent company HFS told Avis on Tuesday to take legal action to terminate the New Hanover franchise, which is owned by John Dalton and has outlets in North and South Carolina.

      HFS Chairman Henry R. Silverman said the class-action lawsuit has "enough smoke" to hurt Avis, although he said he did not yet know if the case has merit. HFS, which acquired Avis on Oct. 17, hired a law firm to determine if Avis franchises are complying with civil rights laws.

      "If there is a problem, we certainly will be in a position of fixing it," Silverman said.

      Dalton has denied racial bias, and on Tuesday said the move to terminate his franchise was unfair since the claims have not been proven.

      Former Avis workers, however, have said Dalton trained his staff to avoid renting cars to blacks. Plaintiff lawyers on Tuesday released affidavits in which former workers said top executives were present when discrimination was discussed.

      Former employee Carolyn Williams said Avis had received complaints about Dalton's franchises for at least a decade. She worked for the company from 1985 to 1992, handling customer complaints during most of that time. She sent complaints against Dalton to senior officials at Avis World Headquarters twice a month.

                     The Associated Press, November 27, 1996

      Another former Avis employee, Carlett F. Wilson, said she spoke with Dalton at least three times about the complaints.

      "He told me that 'I own this location and I have the right to rent to whoever I want,"' her affidavit said.

      Wilson, who worked for Avis from August 1988 until this month, said she was part of an employee group that met regularly with management to discuss problems. The complaints were brought up at least three times, in 1989 or 1990, when top executives were present, she said.

      "Whenever the issue of John Dalton was raised, the leaders ... would move onto other topics as soon as possible," Wilson said in her statement.

LANGUAGE: ENGLISH

LOAD-DATE: November 27, 1996

                                                                      Exhibit 16

AN    J9728800211

HD    Avis Again Is Accused of Discriminating Against Minorities Seeking to
      Rent Cars

BY    By Lisa Miller

CR    Staff Reporter of The Wall Street Journal

WC    470 Words

CC    3651 Characters

PC    10/15/97

SN    The Wall Street Journal

SC    J

PG    A4

CY    (Copyright (C) 1997, Dow Jones & Company, Inc.)

LP The Pennsylvania attorney general's office accused Avis Rent A Car Inc. of discriminating against minority car renters, the third discrimination complaint against the company in the past 12 months.

            In a news release, Attorney General Mike Fisher said his office conducted an undercover investigation on the franchisee and found a "clear pattern of abuse."

TD Yesterday, Avis, based in Garden City, N.Y., denied the allegation and said in a statement that "Avis has an unequivocal policy against discrimination of any kind and does not deny or limit car rentals based on race, religion, national origin or any other group affiliation." Through its attorney, the franchisee, Barbush Rentals Inc., said it "categorically denies allegations of intentional discrimination."

            Last fall, Avis customers sued a Wilmington, N.C.-based franchisee for alleged discrimination. That prompted Henry R. Silverman, chief executive officer of HFS Inc., which at the time owned Avis, to say that Avis "will not tolerate unlawful discriminatory practices of any kind." The suit is still pending.

            Four months later, a Florida man filed a similar suit in federal court in Florida, accusing Avis of discriminating against Jews through its reservations center in Tulsa, Okla. That suit is also pending.

            The Pennsylvania attorney general's investigation focused on two locations run by Barbush Rentals -- one in downtown Harrisburg and the other near the airport -- and lasted from January 1994 to April 1997. The complaint alleges, among other things, that the franchisee told minorities that no cars were available and then made them available to white customers. Further, it said minority customers weren't allowed to use debit cards, while white customers were.

            A central part of the complaint relates to the Harrisburg franchisee's "Local Renter Policy," in which people living within a 25-mile radius of the rental location were allegedly subjected to stringent questioning about credit lines and insurance coverage. Because the population living within a 25-mile radius of the two Harrisburg locations was largely African-American, a spokesman for Attorney General Fisher said, "local renters could be a euphemism for minority renters." Barbush Rentals defended the policy, saying it "was finding a lot of drugs and drug paraphernalia left in the cars after local renters were returning them."

            Avis has gone through two ownership changes in the past 12 months. Parsippany, N.J.-based HFS acquired it from its employees last fall, then took it public last month, completing an initial public offering that left 30% of the stock with HFS.

            But Avis still licenses its name from HFS and pays 3% of its revenue every month to HFS to use the brand name. Yesterday, Mr. Silverman said Avis was responsible for the operations, training and quality control of its franchisees and directed all queries about the Pennsylvania complaint to Avis executives.

            Avis stock dropped 12.5 cents to $28.50 in New York Stock Exchange composite trading yesterday.

CO     AVI HFS

IN     CSV HOU

NS    FRN LWS

GV    STE

RE    NJ NME NY PA US USE

JN    LMJ TPT

DIN   Consumer & Household Services; Consumer Products & Services

DNS   Franchises; Lawsuits

DGV   State Government

DRE   New Jersey; North America; New York; Pennsylvania; United States; Eastern
      U.S.

DJN   Large Majors; Business and Finance Column Stories

                                                                      Exhibit 17


                    Copyright 1997 Wilmington Star-News, Inc.
                          Morning Star (Wilmington, NC)

                           September 12, 1997, Friday

SECTION: Local/Regional; Pg. 1A, 4A

LENGTH: 601 words

HEADLINE: 3 BLACK WOMEN HAVE SUED / Headquarters trying to avoid class-action suit; Avis: Wilmington franchise owner denied cars to many groups

BYLINE: By JAMES T. MADORE, Newsday

BODY:

      GARDEN CITY, N.Y. - The Avis Rent-A-Car franchise holder in North and South Carolina, accused of discriminating against blacks, used the same excuses to deny vehicles to many other groups, including golfers, residents of the Northeast, gays and some people who appeared disheveled or on drugs, the Long Island-based rental car company says.

      New Hanover Rent-A-Car Inc. of Wilmington even turned away low-ranking military personnel and U.S. Secret Service agents, using at least 25 criteria not endorsed by Avis.

      The information was in an affidavit that was part of the company's effort to persuade a judge in Wilmington not to grant class-action status to a suit filed in November by three black women, who were denied rentals by New Hanover despite confirmed reservations.

      The Wilmington franchise's actions generated more than 1,500 complaints from customers over almost nine years, from January 1988 to last November. But only 33 involved allegations of racial discrimination, John Sellers, Avis' customer service director, said in the affidavit.

      He also said some of the more than 100 people accusing the New Hanover franchise of racism, and accusing Avis of condoning it, never complained directly to Avis or had a confirmed reservation.

            Morning Star (Wilmington, NC) September 12, 1997,
Friday

      "Stripped of its veneer, this case is a collection of individual disparate-treatment claims for money damages patched together by an across-the-board allegation of racial discrimination and inappropriately served up as a class action," Avis said in papers obtained by Newsday.

      It also said Avis executives viewed Mr. Dalton "as a general problem rather than as someone who discriminated against customers because of race."

      The plaintiffs say Avis directed employees at its national reservations center in Tulsa, Okla., to document all complaints against Mr. Dalton beginning in the late 1980s and send them to the Garden City headquarters.

      In sworn statements, workers recalled being told by superiors that the complaints would be used to dump Mr. Dalton. But he remains in charge of the franchise's five locations in North and South Carolina and thwarted an attempt by Avis to remove him last fall.

      Avis dismissed comments from former and current employees as "gossip" and said some wrongly included bias charges on complaint forms.

      The franchise's unusual criteria for accepting customers is detailed in the court documents.

      For example, people from the Northeast were often turned away because Mr. Dalton "believed they were coming down to North Carolina to play golf . . . and would force those clubs into cars."

      In another instance, a Secret Service agent accompanying former President Bush was refused a rental car Jan. 30, 1991, because Mr. Dalton said "as far as he knew it (the agent) might be a terrorist," according to a report by an Avis employee.

LANGUAGE: ENGLISH

LOAD-DATE: September 12, 1997

      Attorneys for the franchise declined to comment, but employees recalled in sworn statements that owner John B. Dalton III told them, "These are my cars, and I have the right to decide who can rent them." Mr. Dalton has denied the discrimination charges and said the number of complaints is "below the average for (Avis') southeastern division."

      Avis' papers did not address that issue.

      The lawsuit has garnered nationwide publicity, and two former Avis executives have been criticized by parent company NFS Inc. of Parsippany, N.J.

      The No. 2 rental-car company, responding to charges that it should have disciplined the franchise, said a handful of racial discrimination complaints out of more than 150,000 rentals over five years did not raise a red flag.

                                                                      Exhibit 18

                           Dow Jones News/Retrieval(R)
--------------------------------------------------------------------------------
          Justice Department Probes Allegations That Avis ...


      J9729000 139

      Law

      Justice Department Probes Allegations

      That Avis Practiced Discrimination By Lisa Miller

      Staff Reporter of The Wall Street Journal

      444 Words

      3660 Characters

      10/17/97

      The Wall Street Journal
      B6
      (Copyright (c) 1997, Dow Jones & Company, Inc.)

            The Justice Department is investigating Avis Rent A Car Inc. for allegedly discriminating against some of its minority customers, according to people familiar with the matter.

            Details of the probe weren't known, but the country's second-largest daily rental-car company and its franchisees have come under increased scrutiny over whether it has denied rental cars to minorities for questionable reasons, including geographic location and credit records.

            Indeed, in a separate move, Dennis Vacco, New York's attorney general, confirmed that he is investigating the Avis location at La Guardia airport for "violation of state and federal antidiscrimination laws," according to a spokesman. Avis has been cooperating, the spokesman said, and has handed over thousands of documents.

            In a statement, Avis said there was "no basis for the Justice Department to take any action against it, nor is it aware of any intention of the Justice Department to do so." Repeating past comments, the company added that it has an "unequivocal policy against discrimination of any kind and does not deny or limit car rental based on race, religion, natural origin or any other group affiliation."

            People familiar with the Justice Department probe say the agency's lawyers have been conducting interviews in several parts of the country for at least several months. Among other things, the agency wants to know whether Avis management knew about allegations of discriminatory practices against local operators and, if it knew, when it found out, according to people close to the situation. A spokesman for the Justice Department declined to comment.

            Knowledge at the corporate level of possible discrimination could be a sticky issue in any Justice Department probe, because Avis has gone through two ownership changes over the past 12 month. In October 1996, franchising giant HFS Inc., Parsippany, N.J., acquired the company from its employees for $800 million. Last month, Avis was taken public, but


Source: Wall Street Journal, October 17, 1997
--------------------------------------------------------------------------------
Copyright (C) 1998 Dow Jones & Company, Inc. All Rights Reserved.         Page 1

                           Dow Jones News/Retrieval(R)
--------------------------------------------------------------------------------

      30% of Avis stock remains with HFS.

            Just this week, Pennsylvania Attorney General Mike Fisher filed a complaint with the state's Human Relations Commission alleging that an Avis franchisee in Harrisburg, Pa., discriminated against customers on the basis of race by denying cars to prospective renters who lived within a 25-mile radius of the rental location. These people, the Attorney General's office said, tended to be minorities. In a statement, Avis denied the allegation.

             Two other suits involving discrimination charges were filed against Avis since last November. One, against an Avis franchisee in Wilmington. N.C., alleged that the operator denied customers cars on the basis of race. Another, filed in federal court in Florida, alleged that Avis's world reservations headquarters discriminated against Jews. Both cases are pending.


            Eva M. Rodriguez contributed to this article.

      I0607 End of document.


Source: Wall Street Journal, October 17, 1997
--------------------------------------------------------------------------------
Copyright (C) 1998 Dow Jones & Company, Inc. All Rights Reserved.         Page 2

                                                                      Exhibit 19

                                 [LOGO OMITTED]

                          COMMONWEALTH OF PENNSYLVANIA
                           OFFICE OF ATTORNEY GENERAL

  MIKE FISHER
ATTORNEY GENERAL

FOR IMMEDIATE RELEASE                          CONTACT:  BARBARA PETITO
                                               DEPUTY PRESS SECRETARY
Tuesday, October 14, 1997                      717-787-5211 (Home: 236-6264)

                FISHER SUES AVIS RENT-A-CAR AND ITS FRANCHISE IN
                     CENTRAL PENNSYLVANIA FOR DISCRIMINATION

      HARRISBURG - Attorney General Mike Fisher announced today that he has filed a suit with the Pennsylvania Human Relations Commission against a Central Pennsylvania Avis Rent-A- Car franchise for allegedly discriminating against African- Americans, Hispanics and other minorities. Fisher also sued Avis Rent-A-Car Systems Inc., the nation's second-largest car rental company, saying it was aware of its franchise's discriminatory policies but did nothing to stop them.

      Fisher said an undercover investigation by his office's Civil Rights Enforcement Section determined that between January 1994 and April 1997 Barbush Rentals Inc., trading as Avis-Rent-A- Car, 1887 Harrisburg Pike, Highspire, violated the Pennsylvania Human Relations Act by allegedly denying or discouraging car rentals to minorities.

      "As Attorney General, I will not tolerate any form of discrimination against citizens of the Commonwealth," Fisher said. "In this case, there was a clear pattern of discrimination particularly against African-Americans."


                                     -more-

      Fisher used African-American, Hispanic and white agents from his office to conduct the undercover investigation. The agents posed as potential customers seeking rental cars from the Avis franchise at its Harrisburg and Harrisburg International Airport branches. According to the complaint, Barbush Rentals discriminated against non-white customers at those sites by:

      o Telling African-Americans no cars were available while continuing to rent to white customers.

      o Telling African-Americans no cars were available unless they rented the cars for three days while continuing to rent to white customers for one day.

      o Disallowing an African-American customer to use a debit card while telling a white customer that he could use a debit card, as long as he also had a credit card.

      o Falsely listing in car rental applications that African-American customers had "denied" various Avis insurance programs when the programs were never offered.

      o Questioning African-American and Hispanic customers more rigorously than white customers.

      In June 1995, the company began a separate policy for customers who live within a 25-mile radius of the Harrisburg and Airport branches known as the "local renter's policy." The policy, which purportedly was later applied but not enforced at the company's other branches in New Cumberland and State College, was used to selectively discriminate against African-American and Hispanic customers at the Harrisburg area branches, according to the complaint.

      "The company created this discriminatory policy with the intent to deny or discourage rental cars to African-American and Hispanic customers," Fisher said. "The local renter's agree ment sought to harass minority customers by asking them private and possibly incriminating information."


                                     -more-

      The "Local Renter's Policy" affected minority residents in the Harrisburg area in the following ways, according to the complaint:

      o Requiring African-Americans to have more credit available on their credit cards than white customers.

      o Requiring a vast majority of African-American and other minority customers to complete a "Safe Driver Insurance Disclosure" form while requiring substantially fewer white customers to reveal the detailed, and possibly incriminating, information.

      o Denying vehicles to African-American and Hispanic customers because they do not have "insurance" while not imposing the same requirements on white customers.

      In the complaint, Fisher also alleged that Avis Rent-A- Car Systems Inc. of Garden City, New York, was aware of the discriminatory policies at its Central Pennsylvania franchise and failed to halt and prevent the unlawful discriminatory treatment of minorities.

      "Every company, no matter how large, has a legal and moral obligation to ensure that its franchises are operating in a legal fashion and not discriminating against people because of the color of their skin," Fisher said. "The sign in front of these offices read Avis Rent-A-Car. Avis should have made sure that all customers were treated equally."

      Fisher noted that Avis has the authority, through various licensing agreements, to control the actions of its franchises. He also noted that similar discrimination lawsuits are pending against Avis in North Carolina and Florida.


                                     -more-

      The complaint seeks to prohibit Avis and Barbush Rentals from engaging in discriminatory acts. It seeks civil penalties, the cost of the investigation and attorneys' fees, plus mandatory training for Barbush personnel to avoid future discriminatory practices at their Avis branches.

      The Pennsylvania Human Relations Commission is the agency with statutory authority to adjudicate complaints of discrimination in employment, housing and public accommodation.


                                       ###

                                                                      Exhibit 20

AN    DJ9709319412

HD    HFS's Silverman Says He Has No Intention Of Leaving Co >HFS

BY    By Dwight Oestricher

WC    583 Words

CC    4116 Characters

PD    04/03/97

ET    16:44

SN    Dow Jones News Service

SC    DJ

CY    (Copyright (c) 1997, Dow Jones & Company, Inc.)

LP          NEW YORK (Dow Jones)--HFS Inc. (HFS) Chairman and Chief Executive
      Henry Silverman said he has no intention of leaving his company and reiterated that he would sell no more than 5% of his holdings in the company per year.

            He made the comments Thursday during a conference call in response to an article in The Wall Street Journal that noted Silverman has been allowed to exercise all his stock options in the company immediately.

TD          Thursday's article, citing compensation experts, said such timetables are rarely accelerated unless an executive has received an employment offer from another company.

            In the article, Silverman declined to comment on whether he had received any job offers.

            "I founded this company, I was its first employee," he said Thursday. "This is my last company until I retire."

            Silverman said the vesting date for the securities was moved up a year ago to enable him to keep to a certain divestiture level - not more than 5% a year - or about 600,000 to 700,000 shares based on the new total.

            If he hadn't been allowed the right to exercise options on an additional number of HFS shares - 5.3 million, according to the article - Silverman said he would have had to sell about 10% of a lower number of shares to achieve the 600,000 to 700,000 share goal. He was advised that that 10% figure might have been troubling to the market, he said.

            Silverman explained that he is selling no more than 5% of his holding each year for personal financial planning purposes. Proceeds from the sale of the stock go to his charitable fund, he said.

            The average price of the accelerated options - which were to be vested in 1996, 1997 and 1998 - was about $30 a share, he said.

            The Journal article said that with the additional options, Silverman has options giving him the right to buy 11.7 million shares, or about 8.4% of HFS.

            According to the article, HFS will guarantee a bank loan of as much as $100 million against the value of Silverman's options. Silverman said that although the loan will be secured by the options' value, "it is a personal loan. I am responsible for the interest and the principal."

            Shares of HFS were down 1 3/4, or 3.1%, at 54 7/8 on volume of 3.8 million, compared with average daily volume in the NYSE-listed stock of 956,200.

            In November, HFS agreed to acquire PHH Corp. (PHH), of Hunt Valley, Md., for stock valued at about $49.50 a share. Silverman noted Thursday that if the average price of HFS stock is below $60 a share during a time frame before completion of the deal, PHH holders will receive about $45 worth of stock.

            Stock of PHH, a corporate relocation firm, was down 1, or 2.2%, at 44 7/8 on volume of 851,300 shares, compared with average daily volume of 236,700.

            HFS, based in Parsippany, N.J., plans to release earnings on May 1 after the merger with PHH is completed, Silverman said. HFS is a franchisor of hotels and real estate brokerage offices. It also has car rental and vacation time-share operations.

            Part of the strength in the company's first-quarter results will be its Avis car rental business, he said. Lawsuits charging that Avis has discriminated against blacks hasn't had an impact on business.

            "We only lost one account, Oprah Winfrey. She used to rent four cars a year, I think," Silverman said.

            (END) DOW JONES NEWS 04-03-97
            4:44 PM

CO    HFS PHH

MS    CYC IDU

IN    ICS LOD SVC

PR    DIG DLE

NS    DJS HIY LAT MMM MNT STK

RE    MD NJ NME US USE

DMS   Consumer Cyclical; Industrial

DIN General Industrial & Commercial Services; Lodging; All Industrial & Commercial Services

DPR   Industrial Goods & Services; Leisure

DNS Dow Jones News Special Reports; High-Yield Issuers; Late Ticker Stories; Major Market Movers; Management Issues; Stock Market News

DRE   Maryland; New Jersey; North America; United States; Eastern U.S.

      I0607  End of Document

                                                                      Exhibit 21


   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 23, 1998

                                                  REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             AVIS RENT A CAR, INC.

             (Exact Name Of Registrant As Specified In Its Charter)

           DELAWARE                          7514                  11-3347585
 (State or other jurisdiction    (Primary standard industrial   (I.R.S. employer
     of incorporation or         classification code number)     identification
        organization)                                               number)

                              900 OLD COUNTRY ROAD
                            GARDEN CITY, N.Y. 11530
                                 (516) 222-3000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              JOHN H. CARLEY, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                             AVIS RENT A CAR, INC.
                              900 OLD COUNTRY ROAD
                            GARDEN CITY, N.Y. 11530
                                 (516) 222-3000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

       VINCENT J. PISANO, ESQ.                   STEPHEN H. COOPER, ESQ.
 SKADDEN, ARPS, SLATE, MEAGHER & FLOM           WEIL, GOTSHAL & MANGES LLP
                 LLP                                 767 FIFTH AVENUE
           919 THIRD AVENUE                      NEW YORK, NEW YORK 10153
       NEW YORK, NEW YORK 10022                       (212) 310-8000
            (212) 735-3000                         (212) 310-8007 (FAX)
         (212) 735-2000 (FAX)

                            ------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act connection with the Wizard System in Garden City and Tulsa. The Company also leases 61,000 square feet in a building owned by WizCom in Virginia Beach, Virginia that serves as a satellite administrative and reservation facility. SEE "RELATIONSHIP WITH CENDANT--LEASE AGREEMENTS."

LEGAL MATTERS

      From time to time, the Company is subject to routine litigation incidental to its business. The Company maintains insurance policies that cover most of the actions brought against the Company. SEE "--INSURANCE," "RELATIONSHIP WITH CENDANT--SEPARATION AGREEMENT". The Company is not currently involved in any legal proceeding which it believes would have a material adverse effect upon its financial condition or operations. However the Company is involved in the following litigation:

      In the case of LINDA A. PUGH, ET AL., V. AVIS RENT A CAR SYSTEMS, INC. AND NEW HANOVER RENT-A-CAR, INC., 7-96-CV-91-F(2), (E.D.N.C.), a suit in federal court in North Carolina alleging race discrimination, the Company and the plaintiffs have entered into a Settlement Agreement, subject to court approval, providing for payment of $1.875 million plus approximately $1.4 million in attorneys fees, administration costs and costs of notice to potential class members, to settle and dismiss all plaintiffs' claims against the Company. In the case of DAVID RUTSTEIN V. AVIS RENT A CAR SYSTEMS, INC., 97-0807 CIV-(S.D.FL.), a suit in federal court in Florida alleging discrimination based upon religion, the Company has filed a motion to dismiss the action, which is pending before the court. In an administrative proceeding instituted in the Commonwealth of Pennsylvania, the Attorney General of the Commonwealth of Pennsylvania has filed an administrative complaint alleging that the Company is vicariously liable for race discrimination allegedly committed by a licensee; the Company has not yet been appraised of the specifics underlying these allegations but the Company believes that the claims are without merit. In connection with the IPO, the Company and Cendant entered into an agreement whereby Cendant agreed to indemnify the Company for the costs and expenses of defending all such claims, any other claims of illegal discrimination related to customers and alleged to have occurred prior to the IPO and from any liability arising therefrom. SEE "RELATIONSHIP WITH CENDANT--SEPARATION AGREEMENT."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

      The executive officers, directors and significant employees of the Company are as follows:

NAME                                      AGE   POSITIONS WITH THE COMPANY
----                                      ---   --------------------------
R. Craig Hoenshell......................   53   Chairman of the Board, Chief
                                                Executive Officer and Director
F. Robert Salerno.......................   46   President, Chief Operating
                                                Officer and Director
Kevin M. Sheehan........................   44   Executive Vice President and
                                                Chief Financial Officer
John H. Carley..........................   56   Executive Vice President and
                                                General Counsel
Kevin P. Carey..........................   49   Senior Vice President--Human
                                                Resources
Patricia D. Yoder.......................   56   Senior Vice President--
                                                Corporate Communications
Thomas J. Byrnes........................   53   Senior Vice President--Sales
Maria M. Miller.........................   41   Senior Vice President--Marketing
Gerard J. Kennell.......................   53   Vice President and Treasurer
Timothy M. Shanley......................   49   Vice President and Controller
John Forsythe...........................   52   Vice President--Operations
                                                U.S. Rent A Car
Michael P. Collins......................   50   Vice President--International
Stephen P. Holmes.......................   41   Director
Michael P. Monaco.......................   50   Director
W. Alun Cathcart........................   54   Director
Leonard S. Coleman, Jr..................   49   Director
Martin L. Edelman.......................   56   Director
Deborah L. Harmon.......................   38   Director
Michael J. Kennedy......................   60   Director
Michael L. Tarnopol.....................   61   Director

      All directors are elected annually to serve until the next annual meeting of stockholders and until their successors have been elected and qualified.

      The Company's Board of Directors has appointed Messrs. Hoenshell, Edelman and Holmes to the executive committee of the Board of Directors (the "Executive Committee"), Ms. Harmon and Mr. Kennedy to the compensation committee of the Board of Directors (the "Compensation Committee"), Messrs. Edelman and Tarnopol to the audit committee of the Board of Directors (the "Audit Committee") and Mr. Coleman and Ms. Harmon to the policy committee of the Board of Directors (the "Policy Committee"). The Executive Committee will exercise selected powers of the Company's Board of Directors when the Board is not in session. The Compensation Committee will establish remuneration levels for certain officers of the Company and perform such functions as may be delegated to it under the Company's employee benefit programs and executive compensation programs. The Audit Committee will select and engage, on behalf of the Company, the independent public accountants to audit the Company's annual financial statements. The Audit Committee also will review and approve the planned scope of the annual audit. The Policy Committee will establish and implement corporate policies with respect to the business operations of the Company, including its code of conduct.

      The Board of Directors may, from time to time, establish certain other committees to facilitate the management of the Company.

      Officers are elected at the organizational meeting of the Board of Directors held each year for a term of one year, and they are elected to serve until the next annual meeting.

      MR. HOENSHELL has been Chairman, Chief Executive Officer and a Director of the Company and ARACS since March 1997. From 1995 to March 1997, Mr. Hoenshell was the principal in his own consulting firm which focused on future payment technologies. From 1993 to 1995, Mr. Hoenshell was president of American Express International. From 1990 to 1993, Mr. Hoenshell was the President of American Express Travelers Cheques and from 1986 to 1990 he was President of American Express Centurion Bank. Prior to 1986, Mr. Hoenshell spent ten years as a principal and senior executive of First Data Resources, Inc., which provides back-office data processing services to financial institutions that issue debit and credit cards.

      MR. SALERNO has been President and Chief Operating Officer of the Company and ARACS since November 1996 and has been a director of the Company since May 29, 1997. From September, 1995 to November 1996, Mr. Salerno was Executive Vice President of Operations of the Franchisor and ARACS. From July 1990 to September, 1995, Mr. Salerno was Senior Vice President and General Manager Rent A Car of the Franchisor and ARACS.

      MR. SHEEHAN has been Executive Vice President and Chief Financial Officer of the Company and ARACS since December 1996. From September 1996 to September 1997, Mr. Sheehan was a Senior Vice President of HFS, the predecessor of Cendant. From December 1994 to September 1996, Mr. Sheehan was the Chief Financial Officer for STT Video Partners, a joint venture between Time Warner, Telecommunications, Inc., Sega of America and HBO. Prior thereto, he was with Reliance Group Holdings, Inc., an insurance holding company, and some of its affiliated companies for ten years and was involved with the formation of the Spanish language television network, Telemundo Group, Inc. and from 1991 through 1994 was Senior Vice President-- Finance and Controller.

      MR. CARLEY has been Executive Vice President and General Counsel of the Company and ARACS since January 1997. From January 1995 to December 1996, Mr. Carley served as Deputy Attorney General for Public Advocacy for New York State. From December 1987 to March 1994, Mr. Carley was a partner at the New York City law firm of Donovan, Leisure, Newton & Irvine. Previous positions include General Counsel to the Reagan Administration's Office of Management and Budget, and General Counsel to the Federal Trade Commission.

      MR. CAREY has been Senior Vice President--Human Resources of the Company and ARACS since April 1997. From 1987 to 1996, Mr. Carey was a Senior Vice President--Human Resources for American Express International. From June 1982 to September 1985, Mr. Carey was Vice President--Human Resources and Administration for Warner Leisure Inc. (a division of Time Warner).

      MS. YODER has been Senior Vice President--Corporate Communications of the Company since August 1997. From 1995 through 1996, Ms. Yoder was Corporate Vice President, Public Affairs and Communications for GTE Corporation, where she was a member of the Executive Leadership Committee. From 1991 through 1995, Ms. Yoder held the position of Vice President, Corporate Public Relations and Advertising and was a member of the Corporate Executive Council for GE Capital, the financial services arm of the General Electric Company.

      MR. BYRNES has been Senior Vice President--Sales of the Company and ARACS since February 1998 and Vice President--Sales North America and ARACS since

                                                                      Exhibit 22



                       Copyright 1997 P.G. Publishing Co.
                             Pittsburgh Post-Gazette

                December 25, 1997, Thursday, SOONER EDITION

SECTION: BUSINESS, Pg. B-6

LENGTH: 506 words

HEADLINE: PENNSYLVANIA, N.Y. AUTHORITIES TO PURSUE BIAS CASES AGAINST AVIS

BYLINE: JAMES T. MADORE, NEWSDAY

DATELINE: GARDEN CITY, N.Y.

BODY:

      Although Avis Rent A Car System Inc. is trying to put to rest allegations that it condoned discrimination against black renters, it still must face active investigations by state attorneys general in Pennsylvania and New York.

      Avis announced earlier this week that it had reached a $ 3.3 million out-of-court settlement with the Washington Lawyers' Committee for Civil Rights and Urban Affairs, which represents blacks who say they were denied rentals by an Avis franchisee in the Carolinas and that executives at the parent company ignored the problem.

      Officials at Avis headquarters in Garden City, N.Y., claimed the settlement as a victory. "We have prevailed," John Carley, the rental company's general counsel, said afterward. "We underwent the most intense investigation of any public company on this issue in the last decade, and we were exonerated."

      Attorneys general for New York and Pennsylvania, along with Justice Department investigators, remain unconvinced. Sources familiar with the three independent probes said all remain active.

      In March, New York Attorney General Dennis Vacco announced an investigation into charges that Avis had discriminated against Orthodox Jews at New York City's LaGuardia and John F. Kennedy airports.

      Since then, people familiar with the case have told Newsday, the examination has widened to include discrimination against blacks, Latinos, the disabled and Avis' own employees. Vacco issued subpoenas for 37 former Avis workers to testify about their charges. About a quarter have responded so far.

   The Pennsylvania investigation also is continuing.

      "We think our case is strong," said Sean Connolly, a spokesman for state Attorney General Mike Fisher. In October, Fisher filed suit against Avis and its Harrisburg-area franchisee after an undercover investigation found rental practices discriminatory to blacks, Latinos and other minorities.

      A hearing on the suit is slated for next month before the Pennsylvania Human Relations Commission.

                 Pittsburgh Post-Gazette, December 25, 1997

      Avis said it would cooperate with these examinations. But Carley said he has received little or no evidence to support the claims of the attorneys general. Carley declined to comment on New York's investigation because he used to work for the attorney general's office.

      In the North Carolina settlement, Avis agreed to pay $1.875 million into a fund that will compensate the affected blacks, who may number in the hundreds or thousands; approximately 120 have been identified so far.

      Linda Pugh, the self-employed travel agent from Virginia who launched the class-action lawsuit, will receive $35,000, while the dozen other named plaintiffs get $25,000 each, attorneys said.

      Avis also will pay $ 1.43 million to cover the expenses of the lawyers' committee. The company admitted no wrongdoing and was dropped from the suit, which goes to trial next month in federal court in Wilmington, N.C. The remaining defendant is New Hanover Rent-A-Car, which operates five Avis locations in North and South Carolina.

LOAD-DATE: January 4, 1998

                                                                      Exhibit 23



625 F.Supp. 820
(Cite as: 625 F.Supp. 820)

                      Henry R. SILVERMAN; Peter F. Edelman:
                       Adrian B. Werner; HRS/Dallas Parc,
                 Inc.: PFE/Dallas Parc, Inc.; and ABW/Dallas
                             Parc, Inc., Plaintiffs.
                                       V.
                     WORSHAM BROTHERS CO., INC. and Earl S.
                              Worsham, Defendants.

                             No. 84 Civ. 5063 (RWS).

                          United States District Court,
                                 S.D. New York.

                                  Jan. 6, 1986.

      General corporate partners and their sole shareholders brought diversity action against their former limited partner and its chairman, seeking recovery of money spent in unsuccessful partnership real estate transaction in attempting to develop hotel. The District Court, Sweet, J., held that: (1) under Florida law, limited partner was liable to general partners under provisions of liability limitation agreement between partners; (2) under Florida law, general release given by one sole shareholder of general partner to limited partner and its chairman released all of that general partner's claims; and (3) under Florida law, no obligation or liability arose on part of partners to fund operating deficits as defined by limitation agreement, and thus, limited partner was not liable for its share of general partners' funding of operating deficits.

      Judgment for two of the sole shareholders of general partners.

[1] FEDERAL COURTS [Key] 409.1
l70Bk409.1
Formerly l70Bk409

      Federal court in a diversity suit must apply the choice of law rules of the forum state court. 28 U.S.C.A. ss. 1332(a)(l).

[2] PARTNERSHIP [Key] 2
289k2

Under New York law, contract dispute among members of partnership was governed by Florida law, as Florida was the state which had most significant relationship to the matter in controversy, where partnership agreements were executed in Florida, hotel which partnership was to renovate and operate was located in Florida, three of the plaintiffs were corporate partnership members duly organized and existing under the laws of Florida, and parties had made no effective choice of other state's law.

[3] PARTNERSHIP [Key] 2
289k2

Under Florida law, made applicable to partnership contractual dispute by New York law requiring that law of state having most significant relationship to the matter in controversy govern contractual disputes, validity and interpretation of agreement by partnership members and sole shareholders of corporations which were partnership members and indemnification letter were governed by Florida law and remedies for breaches were governed by New York law, the law of the forum state.

[4] PARTNERSHIP [Key] 366
289k366

Under Florida law, limited partner was liable under limitation agreement for liabilities that general partners who were sole shareholders of corporations which were general partners could be personally liable for, even though construction loan funds had been used for what would generally be categorized as operating expenses that were separately categorized in liability limitation agreement, where such use of construction funds was a common industry practice, general partners' alleged breaches of contract were really effects of inability to perform resulting from economic conditions, general partners incurred liability for which they could have been held personally liable including bank loan, interest, and settlement of banks claims, funds spent and categorized as liabilities were spent in effort to maintain viability of hotel project which partnership had agreed to complete, and settlement of banks' claims was not voluntary as it was made to avoid possible liability of foreclosure deficit.

[5] RELEASE [Key] 31
331k31

Under Florida law, general release by sole shareholder of corporation which was general partner in partnership of limited partner of that limited partnership and its chairman relating to a nonpartnership project released that partner's claims against the limited partner, even though partner might have been entitled to more and limited partner delayed two years in resolving that claim.

[6] PARTNERSHIP [Key] 70

             Copr. (C) West 1998 No Claim to Orig. U.S. Govt. Works

625 F.Supp. 820
(Cite as: 625 F.Supp. 820)

289k70

Under Florida law, no obligation or liability arose on part of partners to fund operating deficits, where liability limitation agreement referenced the operating deficits which partners were required to bear under the partnership agreement, no party had any obligation under the partnership agreement to fund any operating deficits until "renovation completion," renovation completion could not be achieved until funding of permanent loan, and permanent loan was never funded.

      *822 Law Offices of Russel H. Beatie, Jr. (Russel H. Beatie, Jr., Eric R Finkelman, New York City, of counsel), for plaintiffs.

      Rogers & Hardin, P.C. (John J. Almond, Atlanta, Ga., of counsel), for defendants.

                                     OPINION

      SWEET, District Judge.

      This diversity action was brought by plaintiffs Henry R. Silverman ("Silverman"), Peter F. Edelman ("Edelman"), Adrian B. Werner ("Werner"), HRS/Dallas Parc, Inc., PFE/Dallas Parc, Inc., and ABW/Dallas Parc, Inc. (the "general partners") against Worsham Brothers Co., Inc. and Earl S. Worsham ("Worsham"), their former partners, seeking recoveries of moneys spent in the unsuccessful real estate transaction, the development of the River Parc Hotel in Miami, Florida. River Parc was initially contemplated to be a European-style luxury hotel. After jurisdictional motions, a bench trial was held on September 11 and 12 and the matter finally submitted on October 25, 1985 by able, experienced and helpful counsel. Based on the following findings and conclusions of law, judgment will be entered against Worsham in the amount of $102,385.04, with interest.

      The parties to this action are sophisticated and generally successful real estate developers. Notwithstanding, under the pressure of events to be described, at the eleventh hour they sought to resolve certain of their differences with respect to the development of the hotel and created a document partly handwritten which gave rise to this lawsuit. The facts though complicated by the nature of the transaction are in general not in dispute.

      Silverman resides in the City and State of New York and is the sole stockholder of HRS/Dallas Parc. Werner resides in Stamford, Connecticut and is the sole stockholder of ABW/Dallas Parc, and was project manager of the River Parc Hotel. Edelman is an individual who resides in the City and State of New York and is the sole stockholder of PFE/Dallas Parc. HRS/Dallas Parc, ABW/Dallas Parc, PFE/Dallas Parc are subchapter S corporations, duly organized and existing under the laws of the state of Florida, formed by the respective plaintiffs as stockholders for the purpose of acting as general partners of Dallas Parc Associates, Ltd. ("Dallas Park Associates"), the limited partnership formed to develop the River Parc Hotel.

      HRS/Dallas Parc held 10% of Dallas Parc Associates, ABW/Dallas Park held 35% and PFE/ Dallas Parc held 35% of the general and Class B limited partners' interest in Dallas Parc Associates.

      In the late seventies, the parties became known to each other as participants in the development of the Miami Center project, part of which involved the construction of the Miami Hyatt Regency for which Werner was the project manager. Werner had prior experience in this role, Silverman and Edelman were also real estate developers, a field which Worsham also entered after operating successful contracting businesses in Tennessee. In 1981, the parties became aware of the availability for purchase of the Bauder Fashion College, a site in downtown Miami. All agreed it would be suitable for the development of a luxury hotel. It was not necessary to determine the initiator of the project for by the summer of 1981 an oral agreement was reached to proceed. The site was placed under contract by use of a loan collateralized by a $500,000 certificate of deposit pledged by Worsham.

      Worsham Bros. is a Tennessee corporation with its principal place of business in Atlanta, Georgia. Worsham Bros. was a Class B limited partner in Dallas Parc Associates, holding 35% of the general and Class B limited partners' interest in Dallas Parc Associates. Worsham resides in Atlanta, Georgia and is a chairman of Worsham Bros. A separate Limitation Agreement among the general and Class B limited *823 partners was entered dated August 16, 1982 ("Limitation Agreement"). Worsham personally guaranteed the obligations of Worsham Bros. under the Limitation Agreement.

            Copr. (C) West 1998 No Claim to Orig. U.S. Govt. Works

625 F.Supp. 820
(Cite as: 625 F.Supp. 820, *823)

      In 1981, Worsham became aware that the Bauder Fashion College, a building in downtown Miami, was available for purchase and concluded it would be appropriate to develop this building into a luxury deluxe hotel in Miami and conferred with Silverman, Edelman, and Werner with whom he had a relationship arising out of the development of the Miami Hyatt. All the parties were influenced by the prosperity then enjoyed by Miami as a banking and financial center for many wealthy foreign businessmen.

      The day after Labor Day, 1981, Worsham was able to obtain a $500,000 loan from the Southeast First National Bank in Miami, secured by the pledge by Worsham Bros. of a $500,000 certificate of deposit owned by Worsham Bros. It was agreed that each of the partners would be responsible for one-quarter of the loan (or $125,000), and would put up his share of the collateral. The other three partners-- Werner, Silverman and Edelman-- did not put up any money for their shares, however, and the bank eventually foreclosed upon Worsham Bros.' $500,000 certificate of deposit to satisfy the loan.

      The parties continued to be unable to reach an agreement either with respect to their aliquot shares or even to sign a partnership agreement as to the property. To protect its investment, Worsham Bros. had to put additional monies into the property until, all told, it had invested about $850,000 in it. Eventually, through the brokerage efforts of Edelman, a financial broker, outside investors were attracted to the hotel project and construction financing was obtained from a troika of banks--the Florida National Bank, the Dime Savings Bank of New York, and the Buffalo Savings Bank (which later merged with the Goldome Bank for Savings). This financing, lined up in the summer of 1982, enabled the parties to go forward with the hotel renovation project.

      The parties formed a limited partnership by the name of Dallas Parc Associates, Ltd. Silverman, Werner, and Edelman determined to make Worsham Bros. merely a limited partner in the partnership and not a general partner, purportedly because, they said, one of the construction lenders did not want Worsham Bros. as a general partner. They never identified to Worsham or Worsham Bros. the identity of the person who had allegedly insisted that Worsham Bros. not be a general partner. The various related transactions--the formation of the limited partnership, the closing of the construction loan, the funding of the contributions by the investors or Class "A" Limited Partners, the execution of the construction agreement, and the other subsidiary agreements--were closed more or less simultaneously on August 16, 1982. As a consequence, Worsham's collateral and expenses were repaid and the parties' various interests were governed by the agreements thus reached.

      Silverman, Edelman, and Werner formed corporations to be the general partners of Dallas Parc Associates, Ltd. Worsham Bros. was the Class "B" Limited Partner, and the partnership, as originally formed, had twelve Class "A" Limited Partners. The General Partners each contributed a total of $100 in cash to the partnership and agreed to cause the land and the building, formerly owned by the oral partnership of Silverman, Edelman, Warner and Worsham, to be conveyed to Dallas Parc Associates. The Class "A" Limited Partners agreed to contribute a total of $1.65 million to the partnership over time on the following basis: They agreed to contribute $150,000 at closing; $900,000 on January 15, 1983; $450,000 on the later of "Renovation Completion" or January 15, 1984; and the last $150,000 on January 15, 1985, but in no event before the payment of the $450,000 contribution that was due on the later of Renovation Completion or January 15, 1984.

      *824 The Limited Partnership Agreement defined "Renovation Completion" as follows:

      2.31 "Renovation Completion" shall mean the date on which all four of the following conditions have first been satisfied: (i) issuance of a temporary or permanent certificate of occupancy for the entire building,
      (ii) commencement of hotel operations, (iii) establishment of a working capital account and initial reserve account of $250,000 and $500,000, respectively, and (iv) funding of the Permanent Loan.

      The original project budget called for completion and renovation of the hotel for a total price of $19,150,000 of which $3.9 million was earmarked for construction costs; $2.94 million for the furnishings, fixtures, and equipment (or "FF & E"); $8 million for the acquisition of the land and building; $216,000 for brokerage fees in connection

             Copr. (C) West 1998 No Claim to Orig. U.S. Govt. Works

625 F.Supp. 820
(Cite as: 625 F.Supp. 820, 824)

with the acquisition of the land and building; $386,500 for financing fees, including the origination fee for the construction loan and for the permanent loan (as to which Dime and Goldome had issued a permanent loan commitment); $1,475,000 for construction loan interest; $375,000 for professional fees (architectural, legal, accounting, etc.); $375,000 for pre-opening hotel expenses, promotion, and advertising; $200,000 for "reimbursables and overhead"; $750,000 for hotel start-up working capital; and $481,000 for contingency reserve for other fees and expenses.

      The sources of the funds under the original budget were as follows: The Florida National, Dime Savings, and Goldome construction loan in the amount of $15 million; $2.5 million in installment financing for the purchase and installation of FF & E (for which the FF & E supplier would be taking back a chattel mortgage on the furnishings, fixtures and equipment); and $1.65 million in Class "A" limited Partner capital contributions.

      The construction agreement with the general contractor, Nico Construction, called for a target date of April 1, 1983 for substantial completion of the renovation. Werner's company, Adrian Werner & Associates, Inc., was to be the project manager responsible for managing the renovation development.

      The parties' main security against liabilities was the prospect of the permanent loan which, in connection with the August 16, 1982 closing, the Dime Savings Bank and the Goldome Bank committed to provide to the limited partnership upon completion of the renovation in accordance with the construction contract documents. The permanent loan, which was to be in the amount of the original construction loan, was not to be personally guaranteed by any one. Since the only project financing that was intended to be guaranteed was the construction loan (which loan would be repaid from the proceeds of the permanent loan), the closing of the permanent loan would have eliminated any personal exposure of the individuals on any loan guarantees. The originally-planned $2.5 million FF & E chattel mortgage financing was not to be personally guaranteed.

      Demolition on the Bauder building commenced in September of 1982, and lasted approximately four and a half months. Construction began in February of 1983, and was substantially completed by September of 1983. While construction was underway, the project met its first major hurdle. The Italian company, which was providing the marble and furniture for the hotel, and which was to provide the $2.5 million loan for furniture, fixtures, and equipment at an extremely favorable rate, reneged on its commitment. The plaintiffs were compelled to explore alternative sources of funding to replace this FF & E loan and in August of 1983 Silverman, Edelman and Werner were forced to obtain a $2.5 million increase and an extension of the construction loan from the banks to replace the FF & E loan and they were required to give their personal guarantees for this loan.

      Although the banks had committed to provide the permanent loan, the completion of the project in accordance with the loan documents, lien-free, was a precondition to the funding of the permanent loan. The *825 hotel received its temporary certificate of occupancy in September, 1983 and commenced operations. By October 31, 1983, the partnership expended all monies allotted under the development budget for the payment of construction loan interest. With completion of the hotel several months away, it followed that the funding of the permanent loan, which was conditioned upon completion of the hotel, was several months away.

      The delayed completion, in combination with the opening of the hotel, created serious problems for the partnership. Operating within a development budget that did not budget for construction loan interest payments beyond October, the partnership faced construction loan interest obligations beyond the development budget and, beginning in September, 1983, hotel operating losses.

      At the same time, the hotel market in Miami began a disasterous turn for the worse. As a result of a decline in oil prices, rioting and civil unrest in Miami, the Miami hotel market fell off drastically. Hotel occupancy fell off about 25% in Miami in general, and the River Parc Hotel, planned as a luxury hotel to accommodate the many wealthy Latin American and other visitors who had been coming to the city in great numbers, was particularly hard hit since it required a 70% occupancy rate in order to break even. The actual occupancy was averaging at around 20%.

             Copr. (C) West 1998 No Claim to Orig. U.S. Govt. Works

625 F.Supp. 820
(Cite as: 625 F.Supp. 820, *825)

      The demand notes with which the three plaintiff corporations were financed were called, and the proceeds were used to meet the operating expenses of the hotel in the amount of $473,000. Silverman, Werner and Worsham personally guaranteed a line of credit which was obtained at Florida National Bank. Approximately $400,000 was drawn on this line of credit to meet liabilities of the River Parc Hotel.

      In his memorandum of December 12, 1983, Werner reported:

      Of the $19,500,000 [the total development budget], a total of $18,892,985 has been drawn to date. This includes interest earned and the proceeds of selling scraps off the job. Of this amount, $18,286,655 has been disbursed in accordance with the print-out, leaving $606,330 theoretically undisbursed but reported on the printout. Of this amount, $517,000 has been diverted to pay operating losses, leaving $88,622 cash on hand and a liability of $606,330 to vendors for which the funds have been drawn from the bank but not disbursed to these vendors.

      In the same memorandum, Werner reported that the California Federal permanent loan commitment was to be received that week (the week of December 12, 1983), which would produce some $300,000 in excess funds--that is, excess of the $17.5 million in financing provided by Dime Savings and Goldome and that the project was to be completed within the development budget. However, a number of FE & E items, including the swimming pool deck, the employee cafeteria, the maintenance shop, the health club, and the walkway to the Knight Convention Center, had not been constructed and eventually were abandoned.

      By the time California Federal negotiations fell through, the partnership had a $600,000 arrearage on construction loan interest payments. Dime Savings and Goldome apparently expressed willingness to close the permanent loan if Dallas Parc Associates paid up the $600,000 arrearage in order to bring the debt service current. Dallas Parc Associates did not pay the arrearage on the construction loan and did not remove the liens on the property, and, hence, the permanent loan never closed.

      Beginning in January, 1984, Silverman, Edelman and Werner began advancing their own monies directly to the partnership to cover operating deficits or losses of the River Parc Hotel. Silverman reported by letter of January 26, 1984, that he, Edelman and Werner "have advanced $300,000 to [Dallas Parc Associates] to pay operating expenses for the past several weeks in order to keep the River Parc's doors open." By the end of March, 1984, they had made a total of $473,000 in advances, *826 to the partnership for operating expenses of the hotel.

      The plaintiffs also advanced $109,890.24 for "Taxes--payroll related" which they themselves categorize as payments towards "operating deficits." They also made payment of a settlement described as "FSB--Legal--Garber, Goodman Settlement" in the amount of $17,000. All told, plaintiffs claim to have advanced $599,890.24 towards hotel operating deficits.

      The plaintiffs requested that defendants Worsham and Worsham Bros. pay their share of all liabilities and operating expenses as required under the Limitation Agreement which demand was refused. The River Parc Hotel was foreclosed upon in April of 1984.

      In a settlement agreement with the Banks, the plaintiffs paid the Banks $400,000 plus approximately $80,000 in taxes, in exchange for an agreement that the Banks would not seek a default judgment against the plaintiffs in the event that the proceeds from the foreclosure were insufficient to satisfy the amount of the partnership's liability to the Banks which plaintiffs had personally guaranteed.

      At a foreclosure sale in April, 1984 to which the public was invited to attend and submit bids, the hotel was sold to the construction lender for an amount equal to the outstanding principal and interest on the loan, and the costs and expenses of the Banks. This amount was less than $20,000,000 and less than the value of the River Parc Hotel property.

      On February 25, 1984, Worsham and Worsham Bros. concluded a settlement with Werner and his company, Adrian Werner & Associates, Inc., whereby Werner received $440,000 (out of the proceeds of a sale of an ownership interest in the Miami Hyatt Hotel) and, in connection with that

             Copr. (C) West 1998 No Claim to Orig. U.S. Govt. Works

625 F.Supp. 820
(Cite as: 625 F.Supp. 820, *826)

settlement, Werner and his company gave general releases to Worsham and Worsham Bros. In those releases, Werner released Worsham and Worsham Bros:

      From all, and all manner of action and actions, causes and causes of action, suits, debts ... contracts, controversies, agreements, ... claims and demands whatsoever, in law or in equity, which said first party [Werner] ever had, now has, or ... hereafter can, shall, or may have ... for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of these presents.

      The monies from this settlement went into an escrow fund established under an escrow agreement of the same date, February 25, 1984. Under that escrow agreement, those funds were to be used in large part to fund certain indemnities running from Werner and in favor of Silverman in relation to the River Parc Hotel. On June 6, 1984, this lawsuit was initiated.

      Conclusion

      [1] Federal jurisdiction over this action is founded upon diversity of citizenship pursuant to 28 U.S.C.A. ss. 1332(a)(1). A federal court in a diversity suit must apply the choice of law rules of the forum state court. Day Zimmerman, Inc. v. Challoner, 423 U.S. 3, 96 S.Ct. 167, 46 L.Ed.2d 3 (1975);
Klaxon Co. v. Stentor Electro Manufacturing Co., 313 U.S. 487, 61 S.Ct. 1020, 85 L.Ed. 1477 (1941); Erie Railroad v. Tompkins, 304 U.S. 64, 58 S.Ct. 817, 82
L.Ed. 1188 (1938). Hence, in this case, New York's conflict of law rules control.

      [2] Under New York law, the law of the state having the most significant relationship to the matter in controversy governs contract disputes in the absence of an effective choice by the parties. Duplan Corp. v. W.B. Davis Hosiery Mills, 442 F.Supp. 86, 88 (S.D.N.Y.1977); Teledyne Industries, Inc. v. Eon Corporation, 373 F.Supp. 191, 200 (S.D.N.Y.1974); Auten v. Auten, 308 N.Y. 155, 124 N.E.2d 99 (1954). As the agreements were executed in Florida and the hotel was renovated and to be operated in Florida, and as three of the plaintiffs are corporations duly organized and existing under the laws of Florida, Florida is the state having the most significant relationship to the matter in controversy. Thus, the contract is governed by Florida law.

      *827 [3] Under Florida law, "[t]he general principle adopted by civilized nations is, that the nature, validity and interpretation of contracts are to be governed by the lex loci of the country where the contracts are made or are to be performed; but the remedies are to be governed by the lex fori." Goodman v. Olsen, 305 So.2d 753, 757 (Fla.1975); Wingold v. Horowitz, 292 So.2d 585, 586
(Fla.1975). Thus the validity and interpretation of the August 16, 1982 agreement and indemnification letter, for breach of which the plaintiffs seek relief, are governed by Florida law, and the remedies for breach are governed by the law of New York.

      [4] Paragraph 3 of the Limitation Agreement specifies three types of "liabilities," including all obligations set forth in the Partnership Agreement, "all liabilities for which Edelman, Silverman and Werner could be personally liable in connection with this transaction except operating expenses ..." and $200,000 in operating expenses. Paragraph 5 defines the limits of this liability, "$125,000 for Worsham for the liabilities and his proportionate share of the $200,000 operating deficit requirement without regard to the above limitation."

      The questions thus presented are: (1) did Silverman, Edelman and Werner incur liabilities in connection with the project; (2) were payments made for operating deficits to trigger Worsham's obligation to provide $40,000; (3) did the plaintiffs breach any agreements to Worsham thus voiding any obligation on his part, or giving rise to a liability to Worsham, and (4) what are the damages, if any.

      As to liabilities paid by the plaintiffs, the facts found above establish liabilities which the plaintiffs "could be personally liable in connection with this transaction," apart from their obligations set forth in the closing documents. These include the bank loan, interest, and the settlement of the banks' claims in excess of $900,000. Worsham's liability for his limited amount is triggered unless defeated by plaintiffs' breach or recalculated by virtue of the Worsham release. As determined below, "operating deficits" have a precise, post renovation measuring, and to exclude these sums as operating expenses does not exclude the amounts paid as liabilities.

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

                                                                         Page 15


625 F.Supp. 820
(Cite as: 625 F.Supp. 820, *827)

      The only serious breach of contract by Werner urged by Worsham relates to the use of construction loan funds for what would be generally categorized as operating expenses after the hotel opened and before the renovation date was achieved. Worsham points to no provision of the agreement between the parties that was violated and no agreement to which Dallas Parc Associates was party which was violated. Indeed, the proposed budget allocations were altered, but there is no claim that such a shift constituted conversion. Indeed, there was unrebutted testimony that such use of construction funds was a common industry practice.

      The remaining acts described as breaches are best categorized as the effects of an inability to perform resulting primarily from the economic conditions but in any event giving rise to no defense to Worsham. Indeed, it was in contemplation of just such events that caused the preparation of the Limitation Agreement.

      Worsham's interpretation of the Limitation Agreement would restrict its coverage only to operating expenses and thus vitiate the parties' expressed intention that each would pay a share, limited to $125,000, of the liabilities. The Limitation Agreement included by its terms both categories of payments. In this regard, one principal expressed concern specifically related to the guarantees of the individual plaintiffs of the construction loan.

      Worsham relies on certain principles of Florida law with respect to the duties surrounding indemnification and contribution. The cases cited by Worsham are distinguishable either because they are applying principles of implied indemnity law, see Parfait v. Jahncke Service, Inc., 484 F.2d 296, 304 (5th Cir.1973) or else are construing indemnity contracts having different provisions, such as a right to notice of claims or settlements. See Wright v. Fidelity & Casualty Co. of New York, 139, *828 So.2d 913 (Fla.App.1962). However, the indemnification claim in this case must be evaluated according to the terms of the Sharing Agreement between the parties which requires no notice to the indemnitor. In the absence of a specific notice provision, Florida law does not require that the indemnitor be notified to come in and defend against a claim as a condition precedent to recovery. Crystal River Enterprises, Inc. v. NASI, Inc., 399 So.2d 77 (Fla.App.1981).

      Since the Sharing Agreement provides for indemnification of "all liabilities for which Edelman, Silverman and Werner could be personally liable," it encompasses payments of claims based on potential as well as actual liability. The Limitation Agreement is by its terms a modification of the previously formed "oral partnership agreement" and represents simply one aspect of the relationship between the parties, the sharing of any losses, in addition to the other closing agreements. Therefore, it would be inappropriate to interpret the term "liability" in an overly technical fashion as urged by Worsham. Instead, the "plain meaning" of that word as used in the Limited Agreement and adopted herein is appropriate under Florida law. See Cueto v. Allmand Boats, Inc., 334 So.2d 30, 32 (Fla.1976). Only if the payments made by the plaintiffs were mere "volunteers" could Worsham escape his indemnification obligation and that has not been demonstrated. Plaintiffs' payment of $400,000 to the Banks was not voluntary since it was made to avoid the possible liability of foreclosure deficit. Although the sales price actually satisfied the full obligation, that factor is only one element which a Florida court would evaluate in determining whether to dismiss a deficiency judgment. See Spencer v. American Advisory Corp., 338 So.2d 62, 63 (Fla.App.1976).

      Even if the indemnity agreement was broadly construed as creating a duty of good faith on the part of the contracting parties, there is no demonstration that the plaintiffs violated any such duty. All the funds spent and categorized as liabilities were unquestionably spent in an effort to maintain the viability of the hotel, a purpose to which the Limitation Agreement specifically addressed itself, and were required of the plaintiffs, practically, for that purpose.

      [5] With respect to Werner's claim, there is no meaningful ground offered by Werner to invalidate the general release given on February 25, 1984. While it may be that Worsham drove a hard bargain and that Werner was entitled to more arising out of his interest in the Hyatt Regency project, nonetheless, all claim's against Worsham were released. A delay of two years in the resolution of Werner's claim against Worsham does not qualify as duress and no authority is cited by Werner for the

             Copr. (C) West 1998 No Claim to Orig. U.S. Govt. Works

625 F.Supp. 820
(Cite as: 625 F.Supp. 820, *828)

proposition. The plaintiffs concede in their post-trial memorandum (page 19) that, if the release is effective, Worsham's $125,000 limited liability is reduced to $102,385.04 by the reduction of Werner's share.

      [6] As to plaintiffs' claim regarding Worsham's alleged share of the operating expenses, such claim will be denied since it would allow a recovery not contemplated by the Limitation Agreement. Plaintiffs seek contribution for payment described as being for "operating deficits."

      Under the Limitation Agreement, the parties expressly excluded from the definition of "Liabilities" any payments or obligations for operating deficits. The parties' sharing obligation with respect to any operating deficits is spelled out at the end of paragraph 3 of the Limitation Agreement. Under this provision, the parties must bear "their proportionate share of the $200,000 of operating deficits which is required under the Partnership Agreement."

      This provision by its terms refers back to Section 29 of the Partnership Agreement, which defines the obligations of the partners for any operating deficits or operating expense liabilities. Under Section 29 of the Partnership Agreement, no party has any obligation to fund any operating deficits until "Renovation Completion":

      *829 29.1 If, at any time subsequent to Renovation Completion but prior to December 31, 1985, there is negative Cash Flow (i.e., there are cash deficits from the operation of the Project after application of all available sums from the reserve accounts described in Article 6 and the proceeds of any loans permitted under Article 12), then the General Partner shall promptly notify all Partners of this fact (the "Deficit Notice") ... Within ten (10) days after the Deficit Notice is given, each General Partner shall contribute his pro rata share of the deficits to the Partnership (the "Deficit Loans") in proportion to his interest as set forth in Section 12.4 ... In no event shall the General Partners be required to make Deficit Loans in excess of the aggregate sum of $200,000.

      Renovation Completion is defined in Section 2.31 of the Partnership Agreement to be a date following the satisfaction of four conditions, including issuance of a certificate of occupancy, commencement of operations, establishment of capital accounts, and the funding of the permanent loan. Thus, Renovation Completion could not be achieved until the funding of the Permanent Loan. In this case, the Permanent Loan never funded. Hence, Renovation Completion was never achieved and no obligation or liability arose on the part of the partners to fund any operating deficits as that term is defined by the Limitation Agreement.

      Judgment will be entered in favor of Silverman and Edelman in the amount of $102,385.04, with interest. Submit judgment on notice.

IT IS SO ORDERED.

END OF DOCUMENT

             Copr. (C) West 1998 No Claim to Orig. U.S. Govt. Works

                                                                      Exhibit 24


    Copyright 1984 Information Access Company, a Thomson Corporation Company
                                      ASAP
                        Copyright 1984 Reed Travel Group
                                  Travel Weekly

                                  May 17, 1984

SECTION: Vol. 43 ; Pg. 16; ISSN: 0041-2082

LENGTH: 547 words

HEADLINE: Hotel Riverparc's woes attributed to city's overcapacity; Miami property placed in receivership.

BYLINE: Blum, Ernest

BODY:

      MIAMI -- The 135-suite Hotel Riverparc in downtown Miami has become the first victim of room overcapacity in that area. This follows a hotel construction boom there and a soft market.

      The seven-month-old hotel, fashioned out of the former landmark Bauder Fashion College on the Miami River, was placed in receivership on April 27 after two New York banks foreclosed on loans totaling $ 17 million.

      The receiver, appointed by the Dade County Circuit Court, is Henry Leiberman, president of Brookshire Hotels, the Washington-based hotel management firm.

      "The hotel is operating normally," reported general manager Frank Thorn. "We are not curtailing service in any way, and guests are arriving as scheduled."

      Thorn said that payments to suppliers are being made as usual, including commission payments to agencies. "We have always been prompt to make commission payments and are not behind now," he said.

      The Hotel Riverparc is not the only new downtown property to come under financial pressures. The 630-room Pavillon, a luxury property that has suffered from low occupancy levels, was judged in default of $ 1.2 million in loans from a South Florida bank and has a lien from the Internal Revenue Service.

      The project is seeking permanent financing of $ 225 million and has $ 195 million in construction loans.

      The 615-room Hyatt Regency Hotel, located next to the Hotel Riverparc, also did not do as well as expected in its first year of operation, ending last October.

      Hotels in downtown Miami experienced a 71.8% occupancy rate in February, compared to 67.2% the same month the year before, Laventhol & Horwath reported. But the gains have come with lowered room rates, dropping to $ 57.62 in the

                          Travel Weekly, May 17, 1984

month, compared to $ 60.60 for the month the previous year.

      According to Thorn, the Riverparc had only a 40% occupancy rate during its first seven months. The hotel, which features all suites and caters to executive business travelers, has rates above convention hotels. The Riverparc's recent corporate rate has been $ 95.

      "We have also been hurt," Thorn said, "because we are not a chain hotel." He said that the hotel's new association with the Brookshire Hotels would be helpful in stepping up bookings.

      According to Mike Hampton, sales director, the hotel had erred in marketing too heavily in the local market.

      Recently, he reported, the hotel has stepped up marketing to agencies in the North specializing in corporate accounts and has seen improvement in bookings.

      The Hotel Riverparc is owned by Dallas Park Associates, made up of a group of general partners, some of whom also are general partners of the neighboring Hyatt Regency.

      The common partners are New York developer Henry Silverman; Stamford, Conn., hotel consultant Adrian Werner, and Miami developer Earl Worsham.

      According to Thorn, the Riverparc has been trying to pay off $ 17 million in construction loans, including those of the foreclosing banks -- the Dime Savings Bank of New York and Goldome Bank for Savings. The property had been seeking permanent financing, he said.

      The hotel's operations are now under receiver Lieberman, who is expected to seek more equity general partners, thereby bolstering the hotel's financial position, Thorn said.

SIC: 7011 Hotels and motels

IAC-NUMBER: IAC 03271519

IAC-CLASS: Trade & Industry

LANGUAGE: ENGLISH

LOAD-DATE: June 28, 1995

                                                                      Exhibit 25




03055882
*CRICKET* *CLUB* UNITS ARE SOLD
*Miami Herald* (MH) - SUN JUL 28 1985
By: CHARLES KIMBALL Herald Columnist
Edition: FINAL  Section: HOME & DESIGN  Page: 18H
Word Count: 570

MEMO:
REAL ESTATE: DADE

TEXT:

New owners have taken title to the unsold inventory at the Cricket Club, 1601 NE 114th St., Dade County.

In May, the apartments were sold for $191,936 each to Boca Mortgage Associates Ltd., whose principals included Irving Cohen.

      Now the same apartments again have been sold, this time for $222,698 each.

      The 58 condominiums have been around since 1975. Most are rented for anywhere from $950 to $1,500 per month for 2,334-square-foot apartments.

      The price tag on the latest sale was $12,916,400. The buyer was Cricket Club Associates, a partnership headed by William G. Small, Houston.

      Hotel executive Samuel Cohen has a $10,674,548 prior mortgage on the apartments. The latest sale resulted in a $1,325,500 second mortgage to the seller.

RIVER PARC HOTEL SOLD AT AUCTION

      Clerk of the Circuit Court Richard P. Brinker has sold the River Parc Hotel at a public auction. The 135 rooms are on the Miami River at 114 SE Fourth St., Miami.

      Financing for the project was a loan for $14,985,792 from the Goldome Bank for Savings and other lenders.

      The hotel was developed by Dallas Park Associates, a venture.

      Executives of the various partnerships corporations included Adrain B. Werner, Henry R. Silverman and Peter F. Edelman. They were found to have defaulted on the mortgage due to Goldome.

      At the auction the high bidder was the bank, which offered $500,000. Any other outside bidder would have had to come up with more than $15 million to pay off the bank's judgment on the property. The $500,000 was thus a nominal bid only and required no cash.

      The River Parc in the past failed as a dormitory for the YWCA. Later the property was used for several years by the Bauder Fashion College.

LOANS ON MANSION, SITES DEFAULTED

      Following defaults on various loans, the Heller Mortgage Corp. has taken title to a large mansion and home sites at 94 Palm Avenue, Palm Island. Loans of $687,428 and $431,518 were found to be in default.

      The defendants in the case included Goldveg Investment Corp., whose president was Baruch Vega.

      Just before the mortgages were alleged to be in default, Vega sold the property for an indicated $2.9 million to a firm called the United Fidelity Corp. This company had some affiliation with A.T. Bliss & Co.

      Neither Vega or Fidelity made the payments required and the property was auctioned off on the courthouse steps. Heller took title with a nominal bid of $500,000.

      About a year ago, the Palm Island holdings of Vega made the news when the Miss Universe Contest failed to hold a ball at the mansion. Vega sued for millions in damages as a result.

55.5 ACRES SOLD FOR $8 MILLION

      About 55.5 acres that could be used for condominiums has been sold for $8 million. The property is on N. Kendall Drive and SW 142nd Avenue, Dade County.

      The seller was Frank Flanagan, trustee, who took over from offshore tax haven corporations that previously owned the land. The sales price was $3.31 per square foot cash.

      The buyer was the Pacific Guaranty Housing Corp., Dallas, Texas.

LAND SOLD FOR APARTMENTS

      William Island Country Club Ltd. has sold a tract of land that could be used for apartments.

      The parcel is on Sam Simeon Way, near Ives Dairy Road in Sky Lake.

      The tract of 8.5 acres was sold for $1.5 million to Sky Lake Development Inc.

                                                                      Exhibit 26

W. Robert Wright (USB #3566)
Brian W. Steffensen (USB #3092)
James W. Stewart (USB #3959)
William C. Gibbs (USB #4214)
JONES, WALDO, HOLBROOK & McDONOUGH
Attorneys for Plaintiff
1500 First Interstate Plaza
170 South Main Street
Salt Lake City, Utah 84101
Telephone: (801) 521-3200

          IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF UTAH

                                CENTRAL DIVISION

--------------------------------------------------------------------------------



HOMESTEAD SAVINGS AND LOAN               :
ASSOCIATION,                             :
                                         :
                  Plaintiff,             :          COMPLAINT
                                         :
vs.                                      :
                                         :          Civil No. 86-C-0423G
PROVO EXCELSIOR LIMITED;                 :
PETER F. EDELMAN, ROBERT L.              :
SCHWARTZ, HENRY R. SILVERMAN,            :
and ADRIAN B. WERNER; CITY               :
OF PROVO, UTAH; PROVO CITY               :
REDEVELOPMENT AGENCY;                    :
THE MARLING GROUP, LTD.,                 :
JULES S. MARLING, JR.,                   :
ANDREA S. ROBSON, THE HEITNER            :
CORPORATION, JOHN DOE,                   :
APPRAISER; MERCANTILE TRUST              :
COMPANY NATIONAL ASSOCIATION;            :
UTAH STATE TAX COMMISSION;               :
UTAH COUNTY; MOUNTAIN FUEL               :
SUPPLY COMPANY; J. ARTHUR                :
GRAHAM; MARY G. JARVIS aka MARY          :
GRAHAM DAVIS; BONNIE E. DEWEY;           :
RUTH E. HARMON; FERN B.                  :
ERCANBRACK aka FERN B. TAGGART;          :


                                 Issued Summons

Bondholders sufficient sums to make the payments of principal and interest on the Series B Bonds when the same come due.

      39. The Series B Loan Agreement requires other payments on the part of defendant Provo Excelsior Limited for principal, interest, insurance, taxes, impositions, and other obligations and expenses.

      40. Prior to the issuance of the Series B Bonds, defendant Provo Excelsior Limited gave the Loan Package Information to all the other parties to the closing of the Bonds, which information was incorporated into the Official Statement used to market the Series B Bonds.

      41. The misrepresentations and omissions of material fact contained in the Loan Package Information were made with the knowledge that the purchasers of the Series B Bonds would rely on the purported truth and completeness of the representations in purchasing the Series B Bonds.

      42. On or about February 25, 1985, defendant Provo Excelsior Limited failed to make the required monthly deposit into the Bond Fund for interest.

      43. Beginning July 1, 1985, defendant Mercantile failed to make the required interest payment on the Series B Bonds to plaintiff Homestead as Series B Bondholder, when funds were available in the Bond Fund for such payment. The

Indenture provides that the Series B Bondholders must be paid interest monthly, and that if sufficient funds are not available in the Bond Fund for such payment, that the Trustee shall pay such amounts out of the Bond Reserve Fund. Defendant Mercantile refused to pay such interest out of the Bond Reserve Fund although such Funds were available for payment. Defendant Mercantile refused to make such payments so that all such funds would be available to pay interest on the Series A Bonds on the next semi-annual interest payment date of the Series A Bonds on December 1, 1985. This failure to make a payment when there were funds in the Bond Reserve Fund available to make such a payment constitute a breach of defendant Mercantile's duties under the Trust Indenture and a breach of Fiduciary Duty under law.

      44. There is currently due under the Series B Bonds and the Series B Loan Agreement the principal sum of $2,000,000 plus interest thereon at the agreed upon default annual percentage rate of sixteen percent (16%) per annum from July 1, 1985 until paid in full.

      45. Section 8.4 of the Series B Loan Agreement provides that in the event Provo Excelsior Limited should default under any of the provisions of the Series B Loan Agreement and plaintiff employs attorneys or incurs other

                                                                      Exhibit 27

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

- - - - - - - - - - - - - - - - - - - X

GENERAL ELECTRIC CAPITAL CORPORATION,

                        Plaintiff,

            -against-                               Index No. 112348/93

PETER S. EDELMAN, ROBERT L. SCHWARTZ,               VERIFIED ANSWER
HENRY R. SILVERMAN, and ADRIAN B.                   ---------------
WERNER

                        Defendants.
                                                  FILED
- - - - - - - - - - - - - - - - - - - X        JUL 30 1993
                                          COUNTY CLERK'S OFFICE
                                                NEW YORK

      Defendant, Henry R. Silverman, by his attorneys, Battle Fowler, as and for his answer to the complaint, alleges as follows:

      1. Denies knowledge or information sufficient to form a belief as to the truth of the allegations of paragraphs 1, 2, 3 and 4 of the complaint.

      2. Admits the allegations of paragraph 5 of the complaint.

      3. Denies knowledge or information sufficient to form a belief as to the truth of the allegations of paragraphs 6 and 7 of the complaint.

      4. Denies knowledge or information sufficient to form a belief as to the truth of the allegations of paragraph 8 of the complaint except admits that he was a general partner of a Utah limited partnership known as Provo Excelsior Limited from on or about October 27, 1981 until on or about December 7, 1983.

      5. Denies knowledge or information sufficient to form a belief as to the truth of the allegations of paragraphs 9 and 10 of the complaint.

      6. Denies the allegations of paragraphs 11 and 12 of the complaint except admits that one or more leases for telephone equipment were entered into in or about August 1982 and refers to said leases for the true and complete terms thereof.

      7. Denies the allegations of paragraph 13 of the complaint except admits that as of December 7, 1983, HRS Provo, Inc., ABW Provo, Inc., RLS Provo, Inc., and PFE Provo, Inc. were substituted as the four general partners of Provo Excelsior Limited in place of the four individuals who were the original general partners of Provo Excelsior, Ltd. and refers to said Certificate of Limited Partnership for the true and complete terms thereof.

      8. Denies the allegations of paragraph 14 of the complaint, except admits that as of June 4, 1984, PFE Provo, Inc., one of the general partners of Provo Excelsior Limited, withdrew from the partnership and was no longer a general partner of Provo Excelsior Limited.

      9. Denies the allegations of paragraph 15 of the complaint.

      10. Denies knowledge or information sufficient to form a belief as to the truth of the allegations of paragraph 16 of the complaint.

                                                                      Exhibit 28

                                                                        72 Pages
St. Louis Business Journal                                              In Three
                                                                        Sections
--------------------------------------------------------------------------------

St. Louis firms share Siscorp woes

Mercantile suit charges failure to honor loan commitments
--------------------------------------------------------------------------------
      By KEN COOK
--------------------------------------------------------------------------------

      Mercantile Trust Co. is suing Savings Investment Service Corp. for $16.1 million in damages related to the firm's failure to pay off two industrial revenue bond issues which are in default.

      St. Louis-based Heitner Corp. was managing underwriter on the bonds. Mercantile Trust is the trustee for the bonds and is suing on behalf of the bondholders.

      At issue is whether Savings Investment Service Corp., or Siscorp. guaranteed to provide loans to repay the bonds if the borrowers defaulted. Siscorp, based near Oklahoma City, is a loan broker formed in 1972 by 30 saving and loan associations in Oklahoma to originate and service loans for the S&Ls and for other financial institutions.

      In its suit, Mercantile asserts it paid an agent of Siscorp $857,775 from bond proceeds to issue "standby commitments" guaranteeing the repayment of $6.1 million

                            Please turn to Page 24A
--------------------------------------------------------------------------------

                            Siscorp's St. Louis Web

                                   [GRAPHIC]

1 September, December 1983. Siscorp allegedly promises to guarantee for a fee the availability of loans to pay off bonds issued to finance hotel projects in Minot, N.D. and Provo, Utah in case of a default. The bond amounts are $6.1 million and $12 million respectively. The bonds are now in default.

2 Siscorp's guarantee enables the hotel backers to market bonds to more than 1,000 investors through St. Louis based Heitner Corp. a securities brokerage firm.

3 Mercantile Trust Co. hired to act as trustee for bondholders and to disburse proceeds to hotel owners.

4 Mercantile also distributes loan guarantee fees totaling $857,775 to Siscorp. Siscorp officials say they have no record of fee payments or bond payment guarantees.

-----------------------------

Savings Investment Service Corp. (Siscorp) is based in a suburb of Oklahoma City and is the loan broker arm for 30 Oklahoma based savings and loans. Mercantile Trust Co. is suing Siscorp and affiliated firms for failure to make good certain loan guarantees.

                                                SOURCE: Federal Court Documents.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ST. LOUIS BUSINESS JOURNAL                                      JULY 14-20, 1986
--------------------------------------------------------------------------------

                             Continued from page 1A

in industrial revenue bonds issued by Minot, N.D., and $12 million issued by Provo, Utah. Siscorp also agreed to provide permanent financing, if necessary, when the bond's five-year term was up, Mercantile said.

      Standby commitments in effect guarantee bondholders will be paid if the borrowers default on loan payments. The commitments are obtained to increase the salability of bonds by making them less risky.

      Siscorp officials say they have no record of the commitments.

      Mercantile's suit alleges that Siscorp officials and associates are guilty of fraud in misleading Heitner and Mercantile concerning the existence of the guarantees. It also asserts the Oklahoma savings and loan associations which own Siscorp are responsible for the loan commitments made by the firm.

      Mercantile officials refused to comment upon the litigation. Norman Heitner Sr., chairman of Heitner Corp., was on vacation and unavailable for comment. Efforts to reach Norman Heitner Jr., president of the firm, were unsuccessful.

      Efforts to reach Siscorp's former president, Bruce Wright, and its agent in the bond negotiations, David Namer, also were unsuccessful. Both are defendants in the Mercantile suit.

      In addition to originating and servicing loans, Siscorp also received fees for arranging standby financing, which was to be provided either by the savings and loans associated with Siscorp or by other financial institutions.

      In April, Siscorp's creditors filed suit seeking to compel Siscorp to file for court protection under bankruptcy laws. According to Louis Brigham, president of Assets Research and Management Corp., a firm hired to handle Siscorp's affairs, there are problems with about $200 million of Siscorp's $400 million in loans outstanding. And, Brigham said, the firm may have millions of dollars outstanding in standby loan commitments. Records relating to those commitments are incomplete, he said.

      The events detailed in Mercantile's suit began in 1983, when Mercantile Trust became the trustee for a total of $18.1 million in two industrial revenue bonds. As trustee, Mercantile stands between the borrowers and the bondholders and is responsible for distributing the money from the sale of the bonds and for collecting the payments on interest and principal and passing them on to the bondholders. Mercantile also assumed a responsibility to represent the interest of the bondholders in the event of a default.

      The Minot bond issue was for $6.1 million and was issued in September 1983 to finance a hotel project. Most of the proceeds were used to retire $4.5 million in revenue bonds issued in 1981 to repay the hotel's construction loan.

      The Provo bond issue, in December 1983, was also for a hotel project and included $10 million in bonds which were sold publicly and $2 million which were sold privately. Most of the proceeds were used to repay a $10 million construction loan.

      The Minot borrower, Riverside Inc., failed to make a monthly interest payment on June 15, 1984, and the Provo borrower, Provo Excelsior Limited, missed an interest continued on next page
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
JULY 14-20, 1986          ST. LOUIS BUSINESS JOURNAL
--------------------------------------------------------------------------------

                         Continued from preceding page

payment due on Feb. 15, 1985. When Mercantile Trust demanded that Siscorp fund both loan commitments, Siscorp denied any knowledge of the agreements.

      Mercantile's suit seeks repayment of the $16.1 million worth of bonds sold publicly. The privately-sold bonds were bought by Homestead Savings and Loan Association, one of the Oklahoma S&Ls which formed Siscorp. Mercantile, in its suit, contends that Homestead's recovery rights should be subordinated to those of the other bondholders because of its connection with Siscorp.

      Homestead has filed its own suit in Utah. That suit names Mercantile Trust and Heitner along with a number of other defendants and asks that the hotel property be foreclosed upon in order to repay the $2 million.

      Both the Minot and Provo bond issues were underwritten by Heitner Corp. A.G. Edwards & Sons Inc. and another firm were also underwriters of the Provo issue. Edwards sold about $3.5 million to $4 million of the Minot bonds, a spokesman said.

      The underwriting fee for the bonds was a 5 percent discount on the bonds sold publicly, which meant Heitner received $305,000 for underwriting the Minot bonds and shared in $500,000 for underwriting the Provo bonds. Heitner also received a $20,000 fee on the $2 million in bonds sold privately.

      Each of the bond issues was purchased by approximately 1,000 buyers, according to James Erwin, a lawyer with Thompson & Mitchell, Mercantile Trust's attorneys.

      The interest on the bonds was to be paid from the revenues form the two hotels. When the bonds matured, in 1988, the principal amount of the bonds was to be paid by refinancing the hotels' debts.

      According to the prospectuses, both of the bond issues carried standby commitments from Siscorp in which Siscorp agreed to make a loan to the hotel corporations sufficient to repay the outstanding principal of the bond issues. In effect, Siscorp was guaranteeing to repay the bondholders if the bonds went into default before maturity or if the borrowers were unable to locate other financing when the bonds matured.

      The prospectuses said Siscorp was paid $321,000 for the commitment on the Minot bonds and $536,775 on the Provo bonds.

      Siscorp now says it has no record of the commitments. According to an affidavit filed by Mercantile, Erwin was told by a former Siscorp executive vice president that Wright removed a four-drawer file cabinet from his office the day before he was to be interviewed by the Federal Bureau of Investigation concerning another loan commitment.

      Much of the Mercantile filing in the suit details the assurances given to Heitner Corp. and Mercantile that Siscorp was issuing the standby commitments.

      Siscorp was represented by Namer, president of Financial Management Services Inc., of Louisiana. Namer is described in the Mercantile filing as Siscorp's agent for all transactions outside Oklahoma. According to the suit, Namer was the contact between Heitner Corp. and Siscorp, and it was to Namer's firm that Mercantile wired the fees for the standby loan commitments.

      According to the suit, one meeting between Heitner representatives and Namer took place in the TWA Ambassadors Club at Lambert Airport Nov. 1, 1983, a month before Provo issued its $12 million in industrial revenue bonds. Heitner was represented by Daniel Ferry, an executive vice president, and Joseph Walsh, a lawyer with Dubail, Judge, Kilker, O'Leary & Smith, Heitner's counsel.

      At that meeting, the suit alleges, Namer showed Ferry and Walsh letters which Namer said were from S. Hugh Welch, assistant treasurer and assistant secretary of United States Steel Corp., and from David Armbruster, executive vice president of First Federal Savings and Loan Association of Ft. Smith, Ark. Two weeks later, Namer showed Julie Lewis, then an employee of Walsh, a third letter, purported to be from William Hedden, chairman of Delta Federal Savings and Loan Association of Ruleville, Miss.

      The letters appeared to be agreements from those firms to provide the standby loans, the suit said.

      But, the suit said, Namer would not let Ferry, Walsh or Lewis make copies of the letter.

      In November 1985, after the default of the Provo bonds, Mercantile contacted the three institutions and all denied any knowledge of the loan commitments.

      Efforts to reach Ferry and Walsh also were unsuccessful.

      Heitner has been involved with Siscorp in at least two other industrial bond issues. It was the underwriter for the 1981, $4.5 million Minot issue, and for $9.85 million in bonds issued in 1984 to finance a hotel project in Westminster, Colo. According to the prospectuses, Siscorp provided standby commitments for both of those issues. It also made the $4.29 million construction loan repaid by the Westminster bonds.

                                                                      Exhibit 29

                                                                 0359A-(4)-
                                    ORIGINAL
                                                                BK JUDGE BROZMAN

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-----------------------------------X

In re                                     Debtors Petition
                                          Under Chapter 11
SUPERMARKET SERVICES, INC.,               Case No. 85 B

                        Debtor.
                                          85BKCY.11921
I.D. No. 22-2281550
------------------------------------X

      1. Petitioner's post office address is 1601 West Edgar Road, Linden, NJ 07036.

      2. Petitioner has had a principal place of business within this district for the preceding 180 days.

      3. Petitioners is qualified to file this petition and is entitled to the benefits of title 11 of the United States Code as a voluntary debtor.

      4. Petitioner intends to file a plan pursuant to chapter 11 of title 11 of the United States Code.

      5. Exhibit "A" (stockholder information sheet) is attached to and made a part of this petition.

      WHEREFORE, petitioner prays for relief in accordance with chapter 11 of title 11 of the United States Code.

                                    Levin & Weintraub & Crames
                                    Attorneys for Petitioner

                                    By: /s/ Mitchel H. Perkiel
                                        ----------------------------------
                                        Mitchel H. Perkiel, A Partner
                                        225 Broadway
                                        New York, NY 10007
                                        (212) 962-3300

            I, Gerald Krevans, the President and Chief Executive Officer of the corporation named as petitioner in the foregoing petition, certify under penalty of perjury that the foregoing is true and correct, and that the filing of this petition on behalf of the corporation has been authorized.

                                    /s/ Gerald Krevans
                                    ------------------------------
                                    Gerald Krevans
Executed on the 22nd day
of November, 1985

                                            0360A-(3)-

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
----------------------------------X
                                            In Proceedings for A Reorganization
In re                                       Under Chapter 11.
                                            Case No. 85 B
SUPERMARKET SERVICES, INC.,

                        Debtor.

----------------------------------X


                            INDEX OF DOCUMENTS FILED
                            WITH CHAPTER 11 PETITION
                            ------------------------

            Exhibit "A": Stockholder Information Sheet.

            Exhibit "B": Statement Under Local Rule XI-2.

            Exhibit "C": List of Twenty (20) Largest Creditors.

            Exhibit "D": Summary of Assets and Liabilities.

            Exhibit "E": Schedule of Real Estate Leases.

            Exhibit "F": List of All Creditors.

            Exhibit "G": Resolution of Board of Directors.

                                                       0366A-(2)-

                           SUPERMARKET SERVICES, INC.
                           --------------------------

                            TWENTY LARGEST CREDITORS
                            ------------------------


NAME, ADDRESS & PERSON
   TO BE CONTACTED                                                      AMOUNT
----------------------                                                ----------
Proctor & Gamble Distr. Co.                                             $909,548
P.O. Box 112
Cincinnati, OH 45201-0112
  Att:  Marc Erickson

Vick Chemical Co.                                                        836,730
PO Box 8155
Philadelphia, PA  19101
  Att:  Bob Campbell

Whitehall Laboratories                                                   796,161
1919 Superior St.
Elkhart, IN 46515-3000
  Att:  D. Hoover

E-Z Por Corp.                                                            674,717
1500 S. Wolf Road
Wheeling, IL 60090
  Att:  Mr. Samuels

Gillette Co.                                                             635,717
Prudential Tower Building
Boston, MA 02199
  Att:  David Brandt

Bristol Myers                                                            574,356
225 Long Ave.
Hillside, NJ 07207-998
  Att:  Bill Cisco

Colgate Palmolive                                                        514,635
300 Park Ave.
New York, NY 10029
  Att:  John Marino

J & J Health Care Products                                               492,177
New Brunswick, NJ 08003
  Att:  Thomas Hale

NAME, ADDRESS & PERSON
   TO BE CONTACTED                                                      AMOUNT
----------------------                                                ----------
Warner Lambert                                                           467,645
201 Tabor Road
Morris Plains, NJ  07950
  Att:  Mario Zinicola

Helene Curtis Industries                                                 411,484
4401 W. North Avenue
Chicago, IL 60639
  Att:  Otto Manhrom

Beecham, Inc.                                                            405,592
PO Box 1467
Pittsburgh, PA 15230
  Att:  Thomas Aliuse

Maybelline Co.                                                           396,945
3030 Jackson Ave.
Memphis, Tenn. 38151
  Att:  Bob Harmon

Shulton                                                                  385,075
697 Route 46
Clifton, NJ 07015

Action Drug Co.                                                          372,494
701 Action Square
New Castle, DE 19720
  Att:  Mr. Pat Nigro

Noxell Corp.                                                             362,630
PO Box 1799
Baltimore, MD 21203
  Att:  Ned Seigal

Shering Corp.                                                            312,938
Galloping Hill Rd.
Kenilworth, NJ 07033

Chesebrough Ponds                                                        270,753
John St.
Clinton, CT 06413
  Att:  Dave Larson

BIC Corp.                                                                258,303
Milford, CT 06460
  Att:  Peter Newman

NAME, ADDRESS & PERSON
   TO BE CONTACTED                                                AMOUNT
----------------------                                          ----------
Plough, Inc.                                                       249,322
Memphis, TN 38154
  Att:  H.S. McDonald

Reliance Insurance Co.                                           5,250,000
c/o Reliance Group                                            (subordinated)
 Holdings, Inc.
Park Avenue Plaza
55 East 52nd Street
New York, NY 10055
  Attn: Howard E. Steinberg, Esq.

                                                                      Exhibit 30

                                                  0638A-(8)-
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

---------------------------------------------x
                                                  In Proceedings For A Reor-
                                                  ganization
In re                                             Under Chapter 11
                                                  Case No. 85 B 11921 (TLB)
SUPERMARKET SERVICES, INC.,
                                                  DEBTOR'S DISCLOSURE STATEMENT
                                Debtor.           PURSUANT TO ss.1125 OF THE
                                                  BANKRUPTCY CODE
---------------------------------------------x

                                       I.
                                                               FILED
                                  INTRODUCTION             AUGUST 11 1986
                                  ------------         U.S. BANKRUPTCY COURT
                                                       SO. DIST. OF NEW YORK
A.  General

      Supermarket Services, Inc., debtor and debtor in possession (the "Debtor"), submits this disclosure statement dated August 8, 1986 (the "Disclosure Statement"), pursuant to ss.1125 of the Bankruptcy Code (the "Code"), to all holders of Claims against or Interests in the Debtor in connection with the Debtor's Plan of Reorganization dated August 8, 1986 (the "Plan").* A copy of the Plan, which has been filed with the Clerk of the United States Bankruptcy Court for the Southern District of New York (the "Court"), is annexed as Exhibit "1". Pursuant to ss.1125 of the Code, this Disclosure Statement has been approved by the Court as

--------
* Capitalized terms used but not defined in this Disclosure Statement shall have the meaning given to them in the Plan, and reference should be made thereto.

and indebtedness of any kind and nature arising, due or payable from the Debtor to the Reliance and/or Reliance Partnership pursuant to or in connection with the Reliance Group Notes and the Reliance Group Purchase Agreements, all exhibits, schedules, riders and documents ancillary thereto and thereof, and all amendments, extensions and modifications thereto and thereof).

      On December 7, 1983, the Debtor sold to Reliance Partnership (a) 2,500 shares of the Old Common Stock, constituting 25% of the Old Common Stock then outstanding, for an aggregate consideration of $1,250,000 and (b) at par a Subordinated Note due April 1, 1986 (the "1986 Note") in the principal amount of $1,250,000. Also on that date, Reliance purchased from the Debtor at par a Senior Subordinated Note (the "1992 Note") in the principal amount of $4,000,000. The 1986 Note is subordinated to all indebtedness of the Debtor for money borrowed, capital lease obligations, purchase money indebtedness, indebtedness incurred in connection with the acquisition or improvement of property and amounts payable to trade creditors, whether outstanding on the date of the 1986 Note or thereafter, and is also subordinated to the 1992 Note. The 1992 Note is subordinated to the same liabilities and indebtedness of the Debtor as is the 1986 Note, but is senior to the 1986 Note.

      The Debtor estimates that the total amount of Claims will qualify for participation in Class 6 will be approximately $5,250,000. Class 6 Claims are impaired.

                                                                      Exhibit 31

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-------------------------------X

In re                               In Proceedings for A Reorganization
                                    Under Chapter 11

SUPERMARKET SERVICES, INC.,         Case No. 85 B 11921 (TLB)

                  Debtor.
-------------------------------X



                  EXHIBIT A - SCHEDULE OF ALL LIABILITIES OF DEBTOR
                              STATEMENT OF ALL PROPERTY OF DEBTOR

                  EXHIBIT B - STATEMENT OF FINANCIAL AFFAIRS OF DEBTOR
                              ENGAGED IN BUSINESS

                  EXHIBIT C - SCHEDULE OF EXECUTORY CONTRACTS

                                          0547A-(6)-

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-------------------------------X
                                          In Proceedings For A Reorganization
In re                                     Under Chapter 11
SUPERMARKET SERVICES, INC.,               Case No. 85 B 11921

                        Debtor.

-------------------------------X


                       STATEMENT OF FINANCIAL AFFAIRS FOR
                           DEBTOR ENGAGED IN BUSINESS

1.    NATURE, LOCATION AND NAME OF BUSINESS
      -------------------------------------

      a. Under what name and where do you carry on your business?

            Supermarket Services, Inc., 1601 West Edgar Road, Linden, New Jersey 07036

            As of November 22, 1985 (the "Filing Date"), the Debtor maintained a depot at 2255 Connor and Merrit Streets, The Bronx, and a sales office at 21 West Jamaica Avenue, Valley Stream, New York.

      b. In what business are you engaged? (If business operations have been terminated, give the date of such termination.)

            The Debtor is an independent service merchandiser. It distributes a full line of non-food consumer products such as health and beauty aids, housewares, hardware and soft goods. The Debtor also provides inventory related services to its customers, which include supermarkets, discount department stores and drug stores.

      c. When did you commence such business?

            The business commenced in March, 1979.

      d. Where else, and under what other names, have you carried on business within the 6 years immediately preceding the filing of the original petition herein?

(Give street addresses, the names of any partners, joint adventurers, or other associates, the nature of the business, and

                                                                          % Of
                                                                         Stock
Name                 Title                       Address                 Owned
----                 -----                       -------                 -----

Alfred               Vice President        126 Hackett Place               0
Buckalew             Warehousing           Rutherford, NJ 07070
(terminated)

Richard Bartus       Vice President        19 Rodney Road                  0
(terminated)         Purchasing            East Brunswick, NJ 08816

Bernard Ames         Director              362 Maryland                    0
(resigned)                                 Freeport, NY 11520

Henry                Director              c/o Reliance Insurance Co.       .002
Silverman                                  55 East 52nd Street
(resigned)                                 New York, NY 10022


      c. Has any person acquired or disposed of 20 percent or more of the stock of the corporation during the year immediately preceding the filing of the petition? (If so, give name and address and particulars.)

            No person has acquired or disposed of 20% or more of the stock of the corporation during the year immediately preceding the Filing Date.

                  Unsworn Declaration under Penalty of Perjury

            I, Gerald Krevans, Chairman and Chief Executive Officer of the Debtor, certify under penalty of perjury that I have read the answers contained in the foregoing statement of affairs and that they are true and correct to the best of my knowledge, information and belief.

Executed on May 2, 1986

                                    /s/ Gerald Krevans
                                    -----------------------
                                    Signature

                                                                      Exhibit 32

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-------------------------------X

In re                               In Proceedings for A Reorganization
                                    Under Chapter 11

SUPERMARKET SERVICES, INC.,         Case No. 85 B 11921 (TLB)

                  Debtor.
-------------------------------X




                  EXHIBIT A - SCHEDULE OF ALL LIABILITIES OF DEBTOR
                              STATEMENT OF ALL PROPERTY OF DEBTOR

                  EXHIBIT B - STATEMENT OF FINANCIAL AFFAIRS OF DEBTOR
                              ENGAGED IN BUSINESS

                  EXHIBIT C - SCHEDULE OF EXECUTORY CONTRACTS

                                                0556A(2)

SUPERMARKET SERVICES, INC.


                                 SCHEDULE A-3(b)

                                SUBORDINATED DEBT


      The Debtor is indebted to Reliance Insurance Company ("Reliance") in accordance with a Senior Subordinated Promissory Note dated December 7, 1983, as amended December 31, 1984, which the Debtor issued and sold to Reliance in accordance with a Note Purchase Agreement dated December 7, 1983 (the "First Note"). The First Note is due April 1, 1992 and is in the principal amount of $4 million. The First Note bears interest at the rate of 23 1/2% per annum. Interest is payable quarterly.

      The First Note provides that it is subordinated to "Senior Indebtedness" in any payment or distribution of assets, cash, property or securities, in connection with a reorganization of the Debtor. Senior Indebtedness is defined to include: (a) all indebtedness for money borrowed by the Debtor, whether outstanding on the date of the First Note or thereafter created or incurred; (b) capitalized lease obligations, whether outstanding on the date of the First Note or thereafter created or incurred; (c) all indebtedness constituting purchase money indebtedness for the payment of which the Debtor is liable, whether outstanding on the date of the First Note or thereafter created or incurred; (d) indebtedness in connection with the acquisition or improvement of any property or assets or the acquisition of any business, whether outstanding on the date of the First Note or thereafter created or incurred; (e) amounts payable to trade creditors whether outstanding on the date of the First Note or thereafter created or incurred; (f) guarantees, direct or indirect, of any indebtedness referred to in subparagraphs (a) through (e) above; (g) contingent obligations in respect of, or to purchase or otherwise acquire or be responsible for the purchase of, products or services or the investment of funds, including any agreement to pay for such products or services, whether outstanding on the date of the First Note or thereafter created or incurred; and (h) all renewals, extensions or refundings of any such indebtedness, guarantees or obligations.

      The Debtor is also indebted to Reliance Capital Group, L.P. and certain co-investors, including Reliance Capital Group, Inc., Drexel Reliance Capital Group Partnership, George E. Bello, Michael J. Blake, Lowell C. Feiberg, Henry
R. Silverman and Howard E. Steinberg, on account of a series of subordinated promissory notes issued by the Debtor in the aggregate principal amount of $1,250,000 (the "Second Notes"). The Second Notes were due on April 1, 1986. The Second Notes are interest free except for delinquent principal amounts, which bear interest at the rate of 19 1/2% per annum.

      The Second Notes are subordinated to Senior Indebtedness, as defined hereinabove, and to the First Note.

                                                                      EXHIBIT 33

26 F.3d 360
62 USLW 2794, 18 Employee Benefits Cas. 1325, Pens. Plan Guide P 23896U
(Cite as: 26 F.3d 360)
The JOHN BLAIR COMMUNICATIONS, INC. PROFIT SHARING PLAN, and Sanford Ackerman and Timothy McAuliff in Their Capacity as Members of The John Blair Communications, Inc. Profit Sharing Plan Committee and Individually, Plaintiffs-Appellants, v.
TELEMUNDO GROUP, INC. PROFIT SHARING PLAN, Telemundo Group, Inc. Profit Sharing Plan Committee and Peter Housman II, Henry Silverman and Donald Raider, Defendants-Appellees.
No. 342, Docket 93-7370.
United States Court of Appeals,
Second Circuit.
Argued Sept. 20, 1993.
Decided June 15, 1994.

Profit sharing plan and members of the committee administering a defined contribution plan brought claims against committee which administered plan during and after a spinoff transaction. The United States District Court for the Southern District of New York, Miriam Goldman Cedarbaum, J., 816 F.Supp. 949, granted defense motions for summary judgment, and appeal was taken. The Court of Appeals, Walker, Circuit Judge, held that: (1) the ERISA section and regulation governing spinoff transactions required the transfer of the appreciation and interest that accrued between the valuation date and the actual date of the transfer of assets and liabilities to the spinoff defined contribution plan; (2) the failure to transfer the growth amounted to a breach of fiduciary duty; and
(3) the decision to allocate to one of two funds the surplus that resulted after plan participants switched their accounts from one investment fund to another was a breach of fiduciary duty where the surplus was attributable to participants in both plans.

Reversed and remanded.

[1] PENSIONS k66.1
296k66.1

Individual account balances may not be reduced as result of spinoff of ERISA benefit plans; plan spinoff must provide employees at least the same level of benefits "immediately after" spinoff as they were entitled to "immediately before" spinoff. Employee Retirement Income Security Act of 1974, s 208, 29 U.S.C.A. s 1058.

[2] PENSIONS k66.1
296k66.1

ERISA section and regulation governing spinoff of ERISA benefit plans and requiring that plan spinoff provide employees at least the same level of benefits "immediately after" spinoff as they were entitled to "immediately before" spinoff require transfer of appreciation and interest that accrue between valuation date and actual date of transfer of assets and liabilities to spinoff defined contribution plan; individual employee accounts may not be "taken off the market" with effect of depriving participants of growth that occurred during delay. Employee Retirement Income Security Act of 1974, s 208, 29 U.S.C.A. s 1058.

[3] PENSIONS k66.1
296k66.1

Date of valuation of defined contribution plan assets was not "spinoff date" for purposes of ERISA section and regulation governing spinoff of ERISA benefit plans and requiring that plan spinoff provide employees at least the same level of benefits "immediately after" spinoff as they were entitled to "immediately before" spinoff; terms of spinoff agreement demonstrated that employees would continue to accrue benefits under transferor plan until actual transfer. Employee Retirement Income Security Act of 1974, s 208, 29 U.S.C.A. s 1058. See publication Words and Phrases for other judicial constructions and definitions.

[4] PENSIONS k66.1
296k66.1

Even if date of valuation of defined contribution plan assets was spinoff date for purposes of determining whether employees received at least the same level of benefits "immediately after" spinoff as they were entitled to "immediately before" spinoff, subsequent transfer of valuation amount approximately three and one-half months later violated ERISA; if spinoff occurred on valuation date, participants received only discounted value to be paid out later. Employee Retirement Income Security Act of 1974, s 208, 29 U.S.C.A. s 1058.

[5] PENSIONS k66.1
296k66.1

Courts need not be overly concerned with pinning down exact date of spinoff of defined contribution plan, but must ensure that participants are not deprived of gain that accrues during transition, as required by ERISA section and regulation governing spinoff of ERISA benefit plans. Employee Retirement Income Security Act of 1974, s 208, 29 U.S.C.A. s 1058.

[6] PENSIONS k43.1
296k43.1

ERISA violation that occurred when defined contribution plan transferor did not transfer gains that accrued between valuation and transfer of plan assets, as required under ERISA for spinoff of plan, amounted to breach of fiduciary duties. Employee Retirement Income Security Act of 1974, ss 208, 404, 29 U.S.C.A. ss 1058, 1104.

[7] PENSIONS k43.1
296k43.1

Fiduciary duties under ERISA must be enforced without compromise to ensure that fiduciaries exercise their discretion to serve all participants in plan. Employee Retirement Income Security Act of 1974, s 404, 29 U.S.C.A. s 1104.

[8] PENSIONS k43.1
296k43.1

Lenient arbitrary and capricious standard did not apply to employee benefit plan trustee's decision to allocate as employer contribution the surplus that resulted after plan participants switched their accounts from one investment fund to another; trustee was acting as administrator of two plans and allocated entire surplus to one plan. Employee Retirement Income Security Act of 1974, s 404, 29 U.S.C.A. s 1104.

[9] PENSIONS k43.1
296k43.1

Trustee that was acting as administrator of two plans when plan participants switched their accounts from one investment fund to another violated its fiduciary duty by allocating to one plan the entire surplus that resulted after plan participants switched their accounts from one investment fund to another;

surplus was attributable to members of both plans. Employee Retirement Income Security Act of 1974, s 404, 29 U.S.C.A. s 1104. *362 Joel W. Sternman, New York City (Philip B. Gerson, Rosenman & Colin, of counsel), for plaintiffs-appellants.

Jack Kaufmann, New York City (Susan C. Meaney, Dewey Ballantine, of counsel), for defendants-appellees.

Before:  VAN GRAAFEILAND, WALKER, and JACOBS, Circuit Judges.

WALKER, Circuit Judge:

This is an action brought by The John Blair Communications, Inc. Profit Sharing Plan and members of the plan's committee (collectively "New Blair") against the Telemundo Group, Inc. Profit Sharing Plan, that plan's committee as well as individual members of the committee (collectively "Telemundo") for violations of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. s 1001 et seq. ("ERISA").

New Blair asserts two independent ERISA claims against Telemundo. First, in what has come to be referred to as the "Transfer Dates Claim," New Blair asserts that Telemundo violated its fiduciary duties when, during the spinoff of a predecessor defined contribution plan, the "Old Blair Plan," Telemundo transferred assets from the Old Blair Plan to New Blair, but failed to transfer any appreciation of these assets from the date they were valued until the date they were actually transferred. Second, in what has come to be known as the "Equity Fund Claim," New Blair alleges that Telemundo violated ERISA when it kept for its plan the surplus income earned during Telemundo's delay in transferring assets from an equity fund to a short term investment fund pursuant to elections of certain New Blair members.

The parties submitted the case to the United States District Court for the Southern District of New York (Miriam Goldman Cedarbaum, Judge ) for disposition on a Stipulation of Undisputed Facts. See Uniroyal, Inc. v. Home Ins. Co., 707 F.Supp. 1368, 1372 (E.D.N.Y.1988) (Weinstein, J.). The district court entered judgment in favor of Telemundo on both of New Blair's claims, 816 F.Supp. 949.

For the reasons that follow, we reverse.

GENERAL BACKGROUND

On April 10, 1987, JHR Acquisition Corp. acquired certain divisions of John Blair & Company ("Old Blair"), a diversified communications company. After the purchase of the Old Blair divisions, JHR was renamed John Blair Communications, Inc., and the remaining parts of Old Blair were renamed Telemundo Group, Inc. In accordance with the Asset Purchase Agreement (the "Agreement"), the Old Blair Plan, initially adopted in 1947, was split into the "New Blair Plan" and the "Telemundo Plan." Approximately 500 of the 650 Old Blair Plan participants became members of the New Blair Plan, and the remaining 150 became members of the Telemundo Plan.

*363 Each of the plans involved in this case, the New Blair Plan, the Telemundo Plan, and the Old Blair Plan, fit within the definition of a "defined contribution" plan. A defined contribution plan is one in which the plan:

     provides for an individual account for each participant and for benefits based solely upon the amount contributed to the participant's account, and any income, expenses, gains and losses, and any forfeitures of accounts of other participants which may be allocated to such participant's account.

29 U.S.C. s 1002(34). In other words, an individual plan member holds his or her own account and the eventual benefits received by the plan member are tied exclusively to the level of earnings on those funds during the life of the plan. Unless the plan possesses these features, it falls within the catch-all category known as "defined benefit" plans. 29 U.S.C. s 1002(35). In contrast to defined contribution plans, members of defined benefit plans have no individual accounts and receive a fixed benefit upon retirement typically determined by a set formula. See Commissioner v. Keystone Consol. Indus., Inc., 508 U.S. 152, ----, 113 S.Ct. 2006, 2009, 124 L.Ed.2d 71 (1993) (explaining the differences between defined benefit plans and defined contribution plans).

DISCUSSION

Since the parties submitted the case to the district court on a Stipulation of Undisputed Facts, we review its decision de novo as we would a decision granting summary judgment. See May Dep't Stores Co. v. International Leasing Corp., 1 F.3d 138, 140 (2d Cir.1993).

I. The "Transfer Dates Claim"

A. Factual Background

New Blair's first claim arises from the transfer of assets to New Blair by Telemundo. Telemundo acted throughout as interim trustee of the Old Blair Plan assets eventually destined for the New Blair Plan pending New Blair's receipt of a determination letter from the Internal Revenue Service ("IRS") approving the New Blair Plan. Section 17.7 of the Agreement stated the obligations of the parties once New Blair obtained the IRS letter:

     Promptly after the end of the calendar quarter (the "Valuation Date") in which [New Blair] delivers to [Telemundo] a copy of the Letter, [Telemundo] shall cause to be transferred, in kind, from the trust under the [Old Blair Plan] to the new trust under the [New Blair Plan] the full amount of account balances in the [New Blair Plan] of all Transferred Employees whether or not such employees are vested. Each such account balance shall be adjusted to reflect investment experience (as well as distributions, expenses and contributions) under the existing [Old Blair Plan] trust from the Closing Date through the Valuation Date. If [New Blair] is unable to obtain the letter, the [New Blair Plan] shall be terminated.

New Blair duly received the IRS letter necessitating certain plan amendments, which were ultimately delivered to Telemundo on April 15, 1988. Consequently, as all agree, June 30, 1988 (the end of the calendar quarter) became the valuation date pursuant to the Agreement. Telemundo then valued as of June 30 the assets held in trust from the Old Blair Plan attributable to the individual account balances of the New Blair Plan participants. These assets, representing approximately 89% of the total Old Blair Plan assets held in trust by Telemundo, were in four investment vehicles. Assets in two of the four vehicles are relevant to the Transfer Dates Claim: $14,520,341.80 in the Short Term Investment Fund, and $7,766,569.98 in the Equity Fund, for a total of approximately $22.3 million as valued on June 30.

As to the assets in the Short Term Investment Fund, Telemundo valued the account balances of the New Blair members as of June 30, 1988 to reach the $14.5 million figure. On October 14, 1988, Telemundo transferred this amount in cash to New Blair, presumably by either transferring cash in the Fund or liquidating short term assets to raise cash. June 30 also marked the valuation date for those assets in the Equity Fund attributable to the New Blair members' accounts. This amount was approximately $7.7 million. On various dates during *364 November and December, Telemundo transferred securities (with some cash) totalling $7.7 million. None of the transfers included interest on or appreciation of the assets between the valuation date and the actual transfer dates. At oral argument we were told by counsel for appellants that the fund assets, valued at $22.3 million as of June 30, gained approximately $500,000 in appreciation and interest during the time between valuation and transfer.

B. Analysis

The question presented by the Transfer Dates Claim is whether, during the spinoff of a defined contribution plan, ERISA is violated by the failure to transfer the investment experience from the plan assets for the period from valuation date to actual transfer. This issue is one of first impression in this Circuit and appears not to have been addressed elsewhere.

[1] We begin by examining s 208 of ERISA, 29 U.S.C. s 1058, which regulates the spinoff of ERISA benefit plans. Section 208 states in relevant part:

     A pension
     plan may not merge or consolidate with, or transfer its assets or liabilities to, any other plan after September 2, 1974, unless each participant in the plan would (if the plan then terminated) receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the plan had then terminated).

Thus, it is quite plain that ERISA requires that a plan spinoff provide employees at least the same level of benefits "immediately after" the spinoff as they were entitled to "immediately before" the spinoff.

The regulation governing spinoffs of defined contribution plans parallels the statute. Rule-making authority under ERISA resides in the Treasury Department, see Van Orman v. American Ins. Co., 608 F.Supp. 13, 25 n. 3 (D.N.J.1984), and Treasury Regulation s 1.414(1)-1(m) states:

     Spinoff of a defined contribution plan. In the case of a spinoff of a defined contribution plan, the requirements of section 414(1) will be satisfied if after the spinoff-- (1) The sum of the account balances for each of the participants in the resulting plans equals the account balance of the participant in the plan before the spinoff, and (2) The assets in each of the plans immediately after the spinoff equals the sum of the account balances for all participants in that plan.

26 C.F.R. s 1.414(1)-1(m). Mirroring s 208, the regulation requires individual account balances after the spinoff to be at least equal to the amounts before the spinoff.

The guiding principle of s 208 and the accompanying regulation is benefit equivalence. At no point can the individual account balances be reduced as a result of the spinoff lest eventual benefits be adversely affected. In a case like this one, participants' eventual benefits will be materially affected if the appreciation amounts between valuation and actual transfer are not credited to their new accounts. Specifically, each of the 500 New Blair members will lose an average credit of $1,000 (as well as further income on this amount) if the $500,000 at issue is not credited to the accounts of the New Blair Plan. In other words, the loss arising from the delay comes directly out of the pockets of the individual plan members.

[2] In our view, it is plainly inconsistent with s 208 of ERISA for the accounts of the individual plan members to be "taken off the market" for four months. It is not difficult to see that if a company went through several different reorganizations over a given period, and consequently several plan spinoffs, an individual beneficiary's account could be deprived of several years' growth during repeated delays between asset valuations and transfers. Section 208 is designed to avoid this result.

[3] Telemundo argues that another regulation relating to the determination of the date of a spinoff supports its actions in this case. Treasury Regulation s 1.414(1)-1(b)(11), part of the general definitions applicable to the entire section on mergers, consolidations, and spinoffs (not just spinoffs of *365 defined contribution plans), offers guidance in determining the date of a spinoff:

     (11) Date of merger or spinoff. The actual date of a merger or spinoff shall be determined on the basis of the facts and circumstances of the particular situation. For purposes of this determination, the following factors, none of which is necessarily controlling, are relevant: (i) The date on which the affected employees stop accruing benefits under one plan and begin coverage and benefit accruals under another plan. (ii) The date as of which the amount of assets to be eventually transferred is calculated. (iii) If the merger or spinoff agreement provides that interest is to accrue from a certain date to the date of actual transfer, the date from which such interest will accrue.

26 C.F.R. s 1.414(1)-1(b)(11). Pointing to the second enumerated factor, Telemundo argues that the June 30, 1988 valuation date constitutes the date of the "spinoff," and that, since the assets were valued as of the spinoff date, the New Blair participants received on the transfer date the precise amount to which they were entitled. We believe that Telemundo's reading of the regulation would impermissibly contravene s 208.

We first note that Telemundo's assumption that the June 30, 1988 valuation date would definitely be the applicable spinoff date is not supported by the regulation when read in the context of this case. For instance, Section 17.7 of the Agreement in this case provides, "[u]ntil the transfer of all account balances to the trust under the [New Blair Plan] has been carried out, benefits with respect to such account balances shall continue to be paid from the [Old
Blair Plan]...." This language parallels subparagraph (i) of the regulation, under which the date of the spinoff could not have been before October 14, 1988, the date of the first transfer, because not before that time could New Blair's "affected employees stop accruing benefits under [the Old Blair Plan] and begin coverage and benefit accruals under [the New Blair Plan]." 26 C.F.R. s 1.414(1)-1(b)(11)(i). That the regulation pertaining to the date of the spinoff points to different possible spinoff dates is not surprising. As mentioned above, this is a general definitional regulation designed to apply to mergers as well as spinoffs and to defined benefit plans as well as defined contribution plans. The drafters recognized the difficulties of pinpointing the moment of spinoff and explicitly stated that the factors listed in the regulation were not "necessarily controlling" but were merely intended for guidance, and that determination of the proper date depends upon "the facts and circumstances of the particular situation."

[4] Even if we were to agree with Telemundo and select June 30, 1988 as the spinoff date under the statute and regulations, Telemundo would still be in violation of s 208 because the amount "immediately after" the spinoff would fail to equal the amount "immediately before." If June 30 is considered the date of the spinoff, then the amount on July 1, 1988 "immediately after" that spinoff must be at least equal to the amount the prior day. It is undisputed that the plan assets equalled approximately $22.3 million as of June 30, 1988. Yet, only this amount was transferred some three to four months later. When one accounts for the time value of money, $22.3 million as of, say, October 14, 1988 is a considerably lesser amount on July 1, 1988. Thus, even accepting June 30, 1988 as the spinoff date, the central principle of s 208 would be violated: the plan participants received less "immediately after" the spinoff--the discounted value of the $22.3 million paid out three and one-half months later--than they were entitled to "immediately before" the spinoff-- $22.3 million in present value.

More particularly, as to the Short Term Investment Fund, Telemundo only transferred the $14.5 million that represented the account balances as of June 30, 1988, neglecting to include the investment experience of these short term assets during the intervening period. This meant that Telemundo had to liquidate fewer assets to meet the $14 million figure on October 14 than would have been required on June 30. Telemundo pocketed the difference which rightly belonged to the New Blair members. As to the Equity Fund assets, Telemundo followed a similar course. Telemundo transferred only $7.7 *366 million worth of assets during November and December, even though the value of the same assets that led to the $7.7 million figure on June 30 had appreciated. Again, Telemundo kept the excess--equal to the value of the appreciation beyond the $7.7 million of the original assets. In sum, to the extent that Telemundo's reading of the regulation permits a lapse in which individual's accounts would cease to accrue gains, we reject it as contravening the plain statutory language of s 208.

[5] In analyzing the spinoff of a defined contribution plan under s 208, courts should not be overly concerned with pinning down an exact date of spinoff, especially when the presence of numerous, drawn out transfers makes this a formidable task. Rather, courts must ensure that participants' accounts do not become stagnant. If accounts fail to reflect the investment experience during a transition period, and that experience yields a gain, the deprivation of the gain comes out of the pockets of the participants, and that is forbidden by s
208. In this case, for instance, regardless of the spinoff date selected, the failure to reflect the gains during the interim period between valuation and transfer reduced the eventual benefits of the plan participants. We note that application of the rule requiring continuity in assets during spinoffs of defined contribution plans will not always yield a gain to the beneficiaries. For instance, if the value of a given group of securities happens to decrease between valuation and transfer, the beneficiaries would only be entitled to the lower value, just as if they had maintained continuous possession of them throughout the period. Furthermore, this rule requiring continuity in no way cabins the discretion of the fund managers in how they liquidate or transfer the plan assets; all it requires is that when the plan assets are eventually transferred or sold, the beneficiaries may not lose out on appreciation (or conversely be spared from any depreciation) that might have occurred after valuation but before transfer.

In conclusion, we believe that the transfer of assets in this spinoff violated s 208 in that New Blair participants failed to receive an amount "immediately after" the spinoff that equalled the amounts in their accounts "immediately before" the spinoff because their accounts did not reflect the gains occurring during the interim period before the actual transfer.

Our conclusion is not altered by Telemundo's citation to cases involving the spinoff of defined benefit plans. Close scrutiny of these decisions only supports our reasoning in this case. In both Koch Industries, Inc. v. Sun Co., 918 F.2d 1203 (5th Cir.1990), and Bigger v. American Commercial Lines, 862 F.2d 1341 (8th Cir.1988), the courts examined the effect of a spinoff on defined benefit plan beneficiaries. Each case involved a situation where, like here, a predecessor plan retained the spunoff plan's assets for a period after the closing date of the reorganization. Examining the differences between defined benefit and defined contribution plans, both courts concluded that, unlike a defined contribution plan where a beneficiary's level of benefits depends on the assets retained in his or her individual account, with a defined benefit plan "the level of benefits does not depend on the amount of funds transferred." Koch, 918 F.2d at 1206; see also Bigger, 862 F.2d at 1345 ("The employees will receive no more than their fixed defined benefit regardless of the value of the assets in the plan."). In neither case did employees have "individual 'account balances' that depended on investment returns." Koch at 1207. In both cases, the new plans were contractually required to make up any shortfalls, and individual plan members were guaranteed the same level of benefits as before the spinoff regardless of when the plan assets were transferred. Thus, both courts ruled that s 208 of ERISA was not violated.

We would agree with the able district judge's conclusion that there was no s 208 violation if the Old Blair Plan were a defined benefit plan: it would matter little to the individual New Blair Plan members whether the plan lost out on roughly $500,000 as long as those members were guaranteed their promised benefits at retirement. See Bigger, 862 F.2d at 1344-45. The new plan could sustain the fractional loss due to administrative delay in transfer as long as the same level of benefits was assured. See Koch, 918 *367 F.2d at 1206. However, because the level of benefits in a defined contribution plan is materially affected if the interim gains are not transferred, the analysis used in defined benefits cases is inapposite.

In conclusion, we hold that Telemundo's failure to transfer the gains attributable to the New Blair assets between the valuation date and dates of actual transfers violated the requirements of s 208 of ERISA. Because of the special nature of a defined contribution plan in which the eventual benefits of a plan member depends entirely on the amount in his or her individual account, the failure to take account of this interim period violates the rule of benefit equivalence required under s 208. Therefore, Telemundo must credit to the New

Blair members the actual investment experience of the assets attributable to their accounts during the period between valuation and transfer.

[6] We believe that Telemundo's violation of s 208 also constituted a violation of its fiduciary duties under s 404 of ERISA, 29 U.S.C. s 1104. See Bigger, 862 F.2d at 1344 (remarking that s 208 represents Congress's attempt "to clarify what conduct satisfies the fiduciary standards" in the context of transferring plan assets). Section 404 of ERISA states, inter alia, that a fiduciary shall discharge his duties with respect to a plan solely in the interest of the participants and beneficiaries and-- (A) for the exclusive purpose of: (i) providing benefits to participants and their beneficiaries ... (B) with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims....

29 U.S.C. s 1104.

ERISA broadly defines the concept of fiduciary. See, e.g., Mertens v. Hewitt Assocs., 508 U.S. 248, ----, 113 S.Ct. 2063, 2071, 124 L.Ed.2d 161 (1993);
Donovan v. Mercer, 747 F.2d 304, 308 (5th Cir.1984). Under ERISA, anyone who, inter alia, "exercises any discretionary authority or discretionary control respecting" plan management or disposition of plan assets, or has "any discretionary authority or discretionary responsibility in the administration" of the plan, is deemed a fiduciary. See 29 U.S.C. s 1002(21)(A). Telemundo conceded its fiduciary status in the district court when its counsel stated: "We were fiduciaries insofar as ERISA has certain requirements for how fiduciaries perform, that's right, and we have set forth obviously we've performed all of our fiduciary duties." Thus, by its own admission, Telemundo was in a fiduciary relationship with New Blair and its members during the interim period between asset evaluation and transfer.

[7] Where fiduciary duties arise under ERISA, they must be enforced without compromise to ensure that fiduciaries exercise their discretion to serve all participants in the plan. See Williams v. Williamson-Dickie Mfg. Co., 778 F.Supp. 1197, 1198-99 (S.D.Ala.1991). As Judge Friendly aptly stated in Donovan
v. Bierwirth, 680 F.2d 263 (2d Cir.), cert. denied, 459 U.S. 1069, 103 S.Ct.
488, 74 L.Ed.2d 631 (1982), s 404 of ERISA requires that the decisions of a fiduciary "must be made with an eye single to the interests of the participants and beneficiaries." Id. at 271; cf. Developments in the Law--Nonprofit Corporations, 105 Harv.L.Rev. 1579, 1603 (1992) (describing the common law trustee's duty of loyalty as "demanding and inflexible").

During the interim period after the closing date of the acquisition but before the transfers of the plan assets, Telemundo was acting as trustee of both the Telemundo Plan and the New Blair Plan and thus was a dual fiduciary: it owed obligations of loyalty to the members of both plans. Yet, in the course of the transfer, Telemundo allocated 100% of the investment gains realized on the Old Blair assets during the period between valuation and actual transfer to the accounts of its own plan members, despite the fact that 90% of those Old Blair assets were attributable to New Blair members. Telemundo's duty of loyalty to its own plan members did not extend to giving them a windfall at the expense of the New Blair Plan participants. Its conduct was inconsistent with the strict duty owed to the New Blair participants. *368 Therefore, we hold that Telemundo's actions in this case violated its fiduciary duties under s 404 as well as the specific mandate of s 208 of ERISA.

II. The "Equity Fund Claim"

A. Factual Background

New Blair's second claim arises from events during the interim period when Telemundo was acting as trustee of the Old Blair Plan's assets. Under the Old Blair Plan, members had choices about where and in what amount to invest their account balances. Participants could allocate their accounts among three investment funds: the Short Term Investment Fund, the Equity Fund, and the

Blair Common Stock Fund. Participants could change their selection on an annual basis by filing for an election by December 1, which would become effective thirty days later on December 31.

Section 17.7 of the Agreement provided that this practice of making elections would continue during the interim period:

     Until the transfer of all account balances to the trust under the [New Blair Plan] has been carried out, benefits with respect to such account balances shall continue to be paid from the [Old Blair Plan] trust in accordance with the terms of the [New Blair Plan] and such account balances shall continue to be invested in the manner currently permitted under the [Old Blair Plan] and pursuant to the elections of the [New Blair Plan] participants.

Pursuant to this provision, and no doubt prompted by the severe stock market decline of October 1987, approximately 300 of the former Old Blair Plan members (250 of whom were New Blair Plan members) elected to transfer all or part of their account balances for the 1988 calendar year from the Equity Fund to the Short Term Investment Fund. As of December 31, 1987, the electing participants' accounts reflected these choices, and from that point the account balances were calculated to reflect these elections. However, the actual assets, valued at $8,941,210.80, were not physically transferred from the Equity Fund to the Short Term Investment Fund until October 14, 1988, nearly ten months later.

As it turned out, it would have been better for the plan members who elected to switch out of the Equity Fund to have remained in that fund at least over the short term. From December 1987 to October 1988, the Equity Fund appreciated at a greater rate than the Short Term Investment Fund. Because the electing participants' accounts reflected only the investment experience of the Short Term Investment Fund from December 31, 1987, a surplus was generated in the Equity Fund that appellants' counsel at argument told us was also approximately $500,000. On December 31, 1988, after the transfer of assets to New Blair was complete, Telemundo allocated the entire Equity Fund surplus to the Telemundo Plan as an employer contribution. New Blair argues that by such allocation Telemundo violated its fiduciary duty owed to the New Blair participants.

B. Analysis

Telemundo claims that it violated no fiduciary duty because it had discretion to treat the Equity Fund surplus as an employer contribution to the Telemundo Plan. Telemundo cites provisions of the Old Blair Plan allowing the Old Blair Plan's trustees "to interpret the provisions of the Plan" and to "change or waive any requirements of the Plan to conform with law or to meet special circumstances not anticipated or not covered in the Plan." To further evidence its discretion, Telemundo directs us to certain plan amendments adopted on December 28, 1988, after the transfer of assets to New Blair was completed and just three days before Telemundo allocated the Equity Fund surplus to the Telemundo Plan as an employer contribution. One amendment provided that, for the period between January 1, 1987 and January 1, 1989, any excess funds resulting from delays of more than 60 days in transferring assets pursuant to participants' elections were to be treated as an employer contribution. Another amendment eliminated the option of Telemundo Plan members to elect which fund to invest their account balances. The amendments received a favorable determination letter from the IRS on August 25, 1989.

*369 We note parenthetically that we are troubled by Telemundo's convenient adoption of the plan amendment allowing transfer surpluses to be allocated as employer contributions. Telemundo urges that the amendment did nothing more than clarify what the plan committee had within their discretion to do all along. If this is so, we question the necessity of the "clarification" since the possibility of a situation requiring application of the "clarification" was eliminated by the second amendment which foreclosed future inter-account transfers. In any event and wholly apart from Telemundo's intentions in adopting the plan amendments, a fiduciary's conduct must be judged in light of the plan in effect during the relevant period. See Pratt v. Petroleum Prod. Management, Inc. Employee Sav. Plan & Trust, 920 F.2d 651, 661 (10th Cir.1990). We think Telemundo's conduct must be evaluated in the context of the unamended plan. Telemundo is in no position to disagree since it acknowledges that these amendments had no retroactive effect.

Because the Old Blair and Telemundo Plans gave the plan committee discretion to interpret the provisions of the plan, Telemundo contends that its decision to allocate the Equity Fund surplus to the Telemundo plan must be upheld unless arbitrary and capricious. Telemundo cites the Supreme Court's decision in Firestone Tire & Rubber Co. v. Bruch, 489 U.S. 101, 109 S.Ct. 948, 103 L.Ed.2d 80 (1989), for support of this proposition.

[8] We reject the argument that Firestone 's arbitrary and capricious standard applies to Telemundo's conduct in this matter. Firestone involved the denial of benefits, and the Court stated that if the terms of the plan accorded the administrator discretion in such matters, the decision should be upheld unless arbitrary and capricious. However, we decline to apply the arbitrary and capricious standard to the fiduciary conduct at issue here because this case does not involve a simple denial of benefits, over which the plan administrators have discretion. The distinction is satisfactorily explained in a pre-Firestone decision:

     The use of different fiduciary standards in these cases is justified by the different challenge to fiduciary loyalty that each type of action presents. In actions by individual claimants challenging the trustees' denial of benefits, the issue is not whether the trustees have sacrificed the interests of the beneficiaries as a class in favor of some third party's interests, but whether the trustees have correctly balanced the interests of present claimants against the interests of future claimants.... In such circumstances it is appropriate to apply the more deferential "arbitrary and capricious" standard to the trustees' decisions. In the latter type of action, the gravamen of the plaintiff's complaint is not that the trustees have incorrectly balanced valid interests, but rather that they have sacrificed valid interests to advance the interests of non-beneficiaries.... [In such cases a court must] apply the strict statutory standards of ERISA.

Struble v. New Jersey Brewery Employees' Welfare Trust Fund, 732 F.2d 325, 333-34 (3d Cir.1984).

Firestone 's proposition that the more lenient arbitrary and capricious standard applies where the plan grants discretion to the administrators does not alter Struble 's holding that decisions that improperly disregard the valid interests of beneficiaries in favor of third parties remain subject to the strict prudent person standard articulated in s 404 of ERISA. See Ches v. Archer, 827 F.Supp. 159, 165-66 (W.D.N.Y.1993) (rejecting argument that Firestone was controlling in a case involving the failure of plan administrators to enforce a contribution agreement); Trapani v. Consolidated Edison Employees' Mut. Aid Soc'y, Inc., 693 F.Supp. 1509, 1515 (S.D.N.Y.1988) (holding that the Firestone standard did not apply where "plaintiffs' claims extend to conduct beyond the mere balancing of interests among claimants through the payment or non-payment of certain claims"). Any other rule would allow plan administrators to grant themselves broad discretion over all matters concerning plan administration, thereby eviscerating ERISA's statutory command that fiduciary decisions be held to a strict standard.

*370 In this case, New Blair's complaint extends "beyond the mere balancing of interests among claimants through the payment or non-payment of certain claims." Trapani, 693 F.Supp. at 1515. New Blair claims that Telemundo ignored the interests of the New Blair Plan members altogether in favor of the Telemundo Plan members. Such a claim is properly evaluated under the strict fiduciary duties of ERISA set forth in s 404.

As stated above, during the period of transition between plans, the Telemundo committee acted as a dual fiduciary: it owed distinct duties to both the New Blair Plan members and the Telemundo Plan members; it could not grant preferences as between the two. See, e.g., Smith v. National Distillers and Chem. Corp., 728 F.Supp. 491, 493 (W.D.Tenn.1989); Winpisinger v. Aurora Corp. of Ill., Precision Castings Div., 456 F.Supp. 559, 566 (N.D.Ohio 1978).

[9] Approximately 250 of the 500 New Blair members elected to switch some or all of their funds from the Equity Fund to the Short Term Investment Fund, and about 50 of the 150 Telemundo members made this election. The Equity Fund surplus of approximately $500,000 generated by the delay in switching accounts from that fund to the Short Term Investment Fund following the election was thereby attributable to members of both plans. Yet, Telemundo ignored the interests of the New Blair members, for whom it was acting as a fiduciary, and allocated the entire amount to the Telemundo participants, even though 83% of the 300 electing participants were in fact New Blair members. By allocating the entire surplus to the Telemundo Plan, Telemundo violated its fiduciary duty under s 404 of ERISA to the New Blair participants. Telemundo should have apportioned the surplus between the two plans.

CONCLUSION

For the reasons stated above, we find that Telemundo is liable to New Blair on both the Transfer Dates Claim and the Equity Fund Claim. Accordingly, we reverse the decision of the district court and remand for further proceedings consistent with this opinion.

END OF DOCUMENT

                                                                      Exhibit 34

                                         The New York Times, February 26, 1979

                        Bus-Stop Shelter Concern Accuses
                        New York Officials of Impropriety

                                By Charles Kaiser

      The continuing struggle for the city's lucrative franchise for bus-stop shelters has yielded a rare glimpse into the behind-the-scenes interaction of some of the city's prominent lawyers and its agencies.

      In a 55-page affidavit filed in State Supreme Court in Manhattan last week, top officers of BusTop Shelters Inc. make a number of charges of improper conduct and conflict of interest on the part of lawyers and state and city officials, including an allegation that two partners in a single law firm simultaneously promoted opposing interests in the contest for the franchise.

      The affidavit was filed in opposition to the city's request for a court order that would permit it to demolish the company's 500 existing shelters immediately.

      Last Nov. 22, the Board of Estimate voted to give the company 30 days to either sell the shelters to the city -- at a price yet to be determined -- or demolish them at its own expense.

      The Borough Presidents were reportedly so angry that the company had ignored this offer, choosing instead to pursue a court action, that they instructed the Corporation Counsel to withdraw the offer to purchase the shelters and to request instead that they be demolished.

      The president of the Convenience and Safety Company -- which was awarded the new franchise by the Board of Estimate in January -- contended that the existing shelters were "too dilapidated" to be maintained and therefore had to be removed.

      Among the allegations in the affidavit by BusTop officials are the following:

      That in October 1977, when Howard

Schneider of Rosenman, Colin, Freund, Lewis & Cohen was representing new investors in BusTop Shelters Inc., another partner in the firm, then State Senator Jack E. Bronston, wrote a letter to the City Comptroller's office urging the cancellation of BusTop's franchise. Three months later, Mr. Bronston was retained by Convenience and Safety. He said that when he wrote the letter he had been acting "as a public official," not as a lawyer.

      That two partners in the law firm of former Mayor Robert F. Wagner -- Finley, Kumble, Wagner, Heine, Underberg & Grutman -- representing Willie Bouchara, president of BusTop, gave contradictory advice to Mr. Bouchara.

      That one of the Wagner partners, Steven J. Kumble, introduced Mr. Bouchara to two men he described as "potential investors" in BusTop, who later started Mr. Bouchara's principal competitor, Convenience and Safety. Mr. Bouchara contended that the two men founded the competing company after he had given them "confidential information" and offered to sell them a 20 percent interest in his company.

      That after another company, Parkline Inc., filed a competing franchise application, Morris Tarshis, the director of the City Bureau of Franchises, advised BusTop officials that Parkline would probably withdraw the application if BusTop agreed to use Parkline as one of its principal suppliers. The same day that BusTop signed a contract with Parkline -- at what BusTop officials say was an extra cost of several hundred thousand dollars -- Parkline withdrew its application for a franchise.

                           Federal Investigation Begun

      The Federal Bureau of Investigation, together with the United States Attorney for the Southern District, is investigating circumstances surrounding the transfer of the bus-shelter franchise to the Convenience and Safety Company. Special agents interviewed several Board of Estimate officials last week, and the United States Attorney's office has subpoenaed corporate records.

      The affidavit -- sworn to be Sheridan G. Snyder and Catherine Bouchara, chairman of the board and secretary, treasurer, respectively, of BusTop -- was filed in response to the city's request for an injunction that would permit it to demolish the 600 bus shelters now on the streets of Manhattan and the Bronx.

      The Corporation Counsel, acting on instructions of the Board of Estimate, told Justice Bentley Kassal last week that the city's original contract with BusTop gave it the right to demolish the shelters because the company's franchise had expired.

      Paul Windels Jr., a lawyer for BusTop, said he had filed the affidavit to demonstrate that the city "does not have clean hands" and therefore is not entitled to the "equity" it seeks through the court order. Justice Kassal acknowledged the existence of the "clean hands" doctrine, which requires someone who is requesting court action to enforce the conditions of a contract to demonstrate that he has carried out his own obligations under the contract. The judge reserved decision in the case.

                         Firm's 'Political Clout' Cited

      According to the affidavit, BusTop investors retained Mr. Schneider of Rosenman, Colin, Freund, Lewis & Cohen in June 1977 because the firm was known to have great "political clout." Samuel H. Lindenbaum is another partner in that firm and its most successful practitioner before the Board of Estimate.

      Mr. Schneider said last week that he still represented the investors.

      Former State Senator Bronston -- also a partner in the Rosenman firm -- said that he had "considered" representing the Convenience and Safety Corporation during the summer of 1977, and that he had received information from Convenience and Safety officials that BusTop had failed to build as many shelters as it was required to under its contract.

      Mr. Bronston said that he then decided against representing Convenience and Safety and that he had used the information he received from the company's officers as the basis of the letter he wrote to Richard Wells, an assistant to City Comptroller Harrison J. Goldin.

      In that letter -- written on State Senate stationery -- Mr. Bronston said that "obviously, a renewal of the existing franchise" with BusTop "would not be in the public interest."

      Mr. Bronston said he had introduced "the first bus-shelter legislation" in the State Senate in 1961 and had written the letter "as a senator" because he had "a public interest."

      Three months later, Mr. Bronston agreed to represent the Convenience and Safety Company in its dealings with the City of Newark. He said he had agreed to represent the company only in its dealings outside New York City because he knew that his partner, Mr. Schneider, represented investors in BusTop.

      While declining to comment on the specifics of this case, Prof. Harvey Goldschmid of the Columbia Law School, an authority on legal ethics, said last week: "Partners of the same firm should not be representing clients with clearly conflicting interests."

      Mr. Schneider said Mr. Bronston later ended his representation of Convenience and Safety when he realized BusTop was also pursuing franchises outside New York.

                            Audit Criticizes Company

      Many of the criticisms of BusTop that Mr. Bronston made in his letter to the Comptroller's office were incorporated -- virtually verbatim -- into a critical audit of the company's performance that was made public one month later by Mr. Goldin. BusTop officials contend that Mr. Goldin's audit played a crucial role in their eventual defeat before the Board of Estimate.

      The affidavit also charged that Mr. Kumble, the law partner of former Mayor Wagner, introduced BusTop's president, Mr. Bouchara, to two men he described as "potential investors." Ten days later, according to the affidavit, his partner, Andrew N. Heine, described one of the men to Mr. Bouchara as "a shrewd businessman and a shark" who "would want control of the company."

      Mr. Kumble and Mr. Heine said last Thursday they could not comment on the affidavit because they were still bound by the lawyer-client relationship.

      Last Friday, Mr. Windels, the current lawyer for BusTop, sent Mr. Kumble and Mr. Heine a sworn statement by messenger, which released them from the restraints of the lawyer-client relationship insofar as it applied to anything contained in the 55-page affidavit. After they received this sworn statement, Mr. Kumble and Mr. Heine once again declined to comment.

      Henry Silverman -- one of the "potential investors" who met with Mr. Bouchara at Mr. Kumble's suggestion -- denied yesterday that he had received any "confidential information" from Mr. Bouchara. He contended that Mr. Bouchara had given him and his partner incorrect information about his actual revenues and costs.

      Mr. Tarshis, the director of the Bureau of Franchises, denied yesterday that he had told BusTop officials they should use Parkline Inc. as a supplier to convince Parkline to withdraw its request for a franchise to operate bus shelters. "I said to them" (the BusTop officials), "'Go to talk to them'" meaning the Parkline company, Mr. Tarshis said. He added that Parkline and BusTop had "worked out an agreement between themselves."

      "I had nothing to do with that," he said.

                                                                      Exhibit 35

               FULL INQUIRY SET IN CITY'S ACTION ON BUS SHELTERS

                Decision to Delay Signing of Contract Is Assailed

                                By Charles Kaiser

      Stanley N. Lupkin, the city Commissioner of Investigation, announced yesterday that he would carry out a full scale investigation of all the events leading to the Board of Estimate's decision to grant the city's bus-shelter franchise to convenience and Safety Inc.

      After a meeting of the Board of Estimate, Mayor Koch reiterated that he would not sign any contract with Convenience and Safety until Mr. Lupkin's investigation had been completed.

      The meeting was closed to the public in an apparent violation of the state's "sunshine law" and the most recent interpretation of it by the Court of Appeals, the state's highest court.

      Henry Silverman, the president of Convenience and Safety, held a news conference at City hall yesterday morning at which the denounced the Mayor's decision to delay the signing of the contract, which would give his company the right to operate more than 4,000 shelters in five boroughs.

                               Silverman Comments

      "The offense that all of the public and private people involved in this matter have been charged with is making a better offer to the city of New York than anyone else," Mr. Silverman said.

      He was referring to the fact that his company had offered to build more shelters and to pay the city a higher percentage of its receipts than any of its competitors had when bids were submitted last year.

      One of the charges that caused Mr. Koch to delay signing the contract is that Richard Wells, a special assistant to City Comptroller Harrison J. Goldin, owned stock in a company whose chairman, Saul Steinberg, is also chairman of Convenience and Safety.

      Mr. Wells has repeatedly said that this did not represent a conflict of interest because there was no financial connection between the two companies Mr. Steinberg heads.

      However, Mr. Wells asked the Board of Ethics this week to rule on the propriety of his stock ownership. He has also told colleagues that he will no longer sit in on any of the meetings concerning the shelter franchise until the board rules.

                             Scope of Investigation

            Mr. Lupkin said his investigation would include "any financial interest any public official may have in this area."

            Mr. Silverman called Mr. Wells's ownership of stock in the Reliance Group -- the other company of which Mr. Steinberg is chairman -- a "non-issue" that "has been used by Bustop Shelters Inc., by Citibank, and by the Mayor to cause a delay in the awarding of the contract."

            He said the published charges of conflict of interest in the matter were "McCarthvism at its worst -- people are being smeared for no reason at all."

            "The Mayor's action is inconsistent with the interests of the city," Mr. Silverman said. "The city is losing a tremendous number of new shelters as well as increased revenue."

            Bustop Shelters held the original three-year franchise that was transferred by the Board of Estimate to Convenience and Safety last January. An affilate of Citibank owns stock in Bustop Shelters.

            "The reason for the delay," Mr. Silverman asserted, "is to allow Bustop to recoup its investment." He added that his company was considering a court action against the city.

            The Mayor met with all the members of the Board of Estimate -- except Council President Carol Bellamy, who was represented by two assistants -- in his City Hall office despite the state open-meeting, or "sunshine," law, which says, in part, that "every meeting of a public body shall be open to the general public" and that such bodies cannot enter into a closed executive session before a public vote to do so.

                         Says It Was Not `Real Meeting'

            Hadley Gold, a special assistant corporation counsel; aid that the law did not apply because this was not a "real meeting" of the Board of Estimate.

            However, a decision of the Appellate Division of State Supreme Court that was upheld by the State Court of Appeals last November states that such distinctions are not possible under the law.

            "If the legislative intent was to permit public bodies to convene at gatherings that they themselves interpreted to be informal, during which they would discuss the business of the public body, then the legislature would not have provided for executive sessions" after a public vote, the court ruled.

            The Mayor described the meeting in advance as a "social period." Reminded by a reporter of the ruling by the Court of Appeals, he said, "Sue me."

            Mr. Goldin attended the meeting in the Mayor's office. Other participants reported that he had looked "grim" and had said nothing. Mr. Goldin has denied that he or any other member of his staff is guilty of any wrongdoing, and he has endorsed the Mayor's decision to delay implementation of the contract with Convenience and Safety until Mr. Lupkin's investigation is complete.

            Allen G. Schwartz, the Corporation Counsel, said he would meet this morning with lawyers for Bustop Shelters. He implied that he might seek a postponement of the city's action in State Supreme Court.

                                                                      Exhibit 36

                               The Wall Street Journal, Thursday, April 17, 1980

                              Attorney Is Indicted;
                     Mayor Koch to Void Bus Shelter Bidding

                     By a Wall Street Journal Staff Reporter

      NEW YORK -- Mayor Edward Koch said he wouldn't sign a lucrative city bus-shelter contract because of the indictment here of a former New York state senator who was involved in the bidding.

      Attorney Jack E. Bronston was indicted by a federal grand jury on two counts of "fraudulently breaching" his fiduciary duty as a partner in a law firm that represented minority investors in Bus Top Shelters, Inc., the company that pioneered the shelters.

      According to the indictment, Mr. Bronston, at the time his firm represented Bus Top in its efforts to get a new contract, did actively advise and promote the interests of Convenience and Safety Corp., a competitor that subsequently won the bid. Among other things, the indictment charges, Mr. Bronston was paid $12,500 for his services by Saul P. Steinberg, chairman of Convenience and Safety. Mr. Steinberg, who also is chairman of Reliance Group Inc., a large, diversified insurance concern, wasn't named in the indictment. Last night, Mr. Steinberg was reported to be out of the country and couldn't be reached for comment.

      In a statement, Mr. Bronston said that his efforts "prevented a small but powerful cabal from ramrodding a sweetheart contract through" the city. He said the city's decision to open the contract to competitive bidding resulted in its realizing more revenue from the contract and providing bus-shelter service in outlying neighborhoods. "I will be totally exonerated," he said.

      Meanwhile, a city investigation into the award of the contract is continuing, and the mayor said the contract may have to be re-bid.

                                                                      Exhibit 37


                  Copyright 1981 The New York Times Company
                               The New York Times

               January 3, 1981, Saturday, Late City Final Edition

SECTION: Section 2; Page 25, Column 5; Metropolitan Desk

LENGTH: 762 words

HEADLINE: BRONSTON GETS 4 MONTHS IN BUS-STOP FRAUD CASE

BYLINE: By ARNOLD H. LUBASCH

BODY:

      Jack E. Bronston, a former State Senator from Queens, was sentenced to serve four months in prison yesterday on fraud charges that grew out of a controversial franchise for bus-stop shelters in New York City.

      Mr. Bronston, a lawyer, also faces disbarment proceedings. He remains free pending an appeal of his conviction, in the only criminal case that has emerged from the political furor over the bus-shelter franchise.

      According to the charges, which involved a conflict of interests, Mr. Bronston committed fraud by helping a new company fight for the valuable franchise while his law firm represented investors in a rival company.

      Judge Milton Pollack sentenced him in Federal District Court in Manhattan. The judge imposed a two-year sentence, then suspended all but four months of it, and also fined him the cost of the prosecution, estimated at several thousand dollars.

      Before the sentence was imposed, Mr. Bronston told the court he would be 59 years old next week, with "my life in a shambles." He said, "My career, my reputation, my practice and my finances have been wrecked."

Speaks of 'Humiliation'

      His face flushed, he said, "I cannot describe the humiliation I feel standing before Your Honor as a convicted defendant." His lawyer, Louis Nizer, urged the judge to place Mr. Bronston on probation, stressing the defendant's record as an honors graduate of Harvard, a combat veteran of World War II and a highly regarded State Senator for 20 years.

      Mr. Nizer argued that his client had not committed a crime in the franchise case "even if he committed errors of judgment." The prosecutors, Patricia M. Hynes and Pamela Rogers Chepiga, said in a sentencing memorandum that Mr. Bronston had refused to cooperate in the franchise investigation. They asserted that the Government had considered giving him immunity if he cooperated, but that he had said that "he has nothing incriminating to reveal."

Steinberg-Silverman Issue

      They noted that the Fifth Amendment had been invoked by Saul P. Steinberg and Henry R. Silverman, who headed the Convenience and Safety Corportion. That was the company Mr. Bronston helped while at the same time his law firm represented investors in Bustop Shelters, a major competitor for the city franchise.

      Mr. Bronston wrote a letter on his State Senate stationery in 1977 advising the City Comptroller, Harrison J. Goldin, against giving the franchise to Bustop Shelters. The letter was key evidence in the case against Mr. Bronston, a Democrat who resigned from the Legislature in 1978.

      Litigation has held up final action on the long-term franchise, which calls for installing thousands of glass-and-steel bus-stop shelters designed to carry advertising worth millions of dollars a year. Manhattan already has a few hundred shelters that were installed under a preliminary franchise.

      Mr. Bronston resigned from his law firm of Rosenman, Colin, Freund, Lewis & Cohen shortly after he was indicted last April. Judge Pollack stressed at the sentencing that Mr. Bronston had ignored the firm's instructions to refrain from assisting Convenience and Safety because of its conflict of interest with a client.

A Breach of Trust

      "This was no mere error of judgment," the judge said, citing the jury's verdict that Mr. Bronston was guilty of fraud. He added that Mr. Bronston had breached the trust of the firm's partners and clients.

      Rejecting the defense's plea for probation, Judge Pollack noted that he had received many letters praising Mr. Bronston. But he declared that "white-collar crime is highly corrosive" and that "it questions our moral fiber."

      "The ultimate cost," he said, "is the creation of the erroneous impression that deception, deceit and breach of trust are an accepted way of public life and of business life in the United States."

      Judge Pollack, who could have imposed a maximum five-year sentence on two charges, took note of the defendant's record of public service. But he said a prison term was necessary because "the threat of imprisonment remains the most meaningful deterrent" to whitecollar crime.

      And he added that a double standard of stiff punishment for street crimes and undue leniency for white-collar crimes created "cynicism toward the law."

LANGUAGE: ENGLISH

                                                                      Exhibit 38

                           DEPARTMENT OF INVESTIGATION

                                CITY OF NEW YORK

                        ANATOMY OF A MUNICIPAL FRANCHISE:

                        NEW YORK CITY BUS SHELTER PROGRAM

                                    1973-1979

                             AN INVESTIGATIVE REPORT

                                     332/79D

                                STANLEY N. LUPKIN
                                  Commissioner

            RONALD G. RUSSO                      SHIRA A. SCHEINDLIN
            First Deputy Commissioner            General Counsel

                                  BRIAN BARRETT
                      Special Assistant to the Commissioner

                                   July, 1981

                                 130 John Street
                            New York, New York 10038

            On June 1, 1977, according to Patricof's notes and Samuel ("Sandy") Lindenbaum's time tickets (client billing records), Patricof contacted Lindenbaum, an attorney and a partner in the law firm of Rosenman, Colin, Freund, Lewis and Cohen. During interviews with this Department, Patricof explained that he took the matter to Lindenbaum because he was acquainted with Lindenbaum and was aware that Lindenbaum practiced "administrative law" involving City agencies. Lindenbaum, in fact, enjoyed a reputation as one of a small number of attorneys with an expertise in dealings with the board of Estimate and various semi-autonomous City agencies.15/ Lindenbaum's firm, Rosenman Colin, was retained by the investors with the understanding that Lindenbaum would not represent Patricof or the other investors before the Board of Estimate, for reasons to be discussed at length below. (See p. 18, infra).

            b. Steinberg and Silverman

            During the period that Bouchara was courting FNCB and Patricof as BusTop backers, he was also pursuing other avenues for obtaining capital. Through one of his attorneys, Steven Kumble, Bouchara, in late April 1977, was introduced to Henry J. Silverman, who, in turn, introduced Bouchara to Saul P. Steinberg, Chairman of the Reliance Group and a well-known name in the ranks of corporate finance.16/ On April 29, pursuant to Kumble's suggestion, Bouchara first met with Steinberg and Silverman to discuss

----------
15/ We note in passing that Sandy Lindenbaum's father, Abraham ("Bunny") Lindenbaum, who died in 1980, also had a reputation of having a successful Board of Estimate practice: he was a powerful political figure, particularly in Brooklyn, and was an intimate of former Mayor Wagner, among others. All references to Lindenbaum in this Report are to Samuel "Sandy" Lindenbaum, unless otherwise noted.

16/ Bouchara has insisted in interviews with this Department and in documents filed in the various civil litigation that Kumble never informed him of the fact that he, Kumble, had had business dealings with Silverman who was also an associate of Steinberg's on many prior business ventures and would eventually become the President of Steinberg's bus stop shelter company, Convenience and Safety, as is discussed below. (See p. 23, infra).

financing for BusTop.17/

            Bouchara later recounted the meeting in an affidavit and in interviews with this Department. He said that Steinberg showed great interest in investing in BusTop and asked a number of questions about the financing and other aspects of the outdoor advertising business. Bouchara answered the questions and suggested that, in return for Steinberg's advancing sufficient cash to provide the working capital needed to undertake the long-term project, Steinberg would receive a twenty percent (20%) share in the firm. According to Bouchara, Steinberg expressed interest and said he would contact Bouchara.

            The appointment books of both Steinberg and Silverman reflect entries for April 29, 1977 indicating that the meeting with Bouchara occurred at about 4 p.m.18/ Earlier that afternoon, their records further indicate, Steinberg lunched with Jack E. Bronston, a New York State Senator and a member of the Rosenman firm19/ and Sydney Baron, a public relations man who was generally regarded as a power broker in the New

----------

17/ Steinberg, on January 29, 1980 refused to answer any questions posed by this Department concerning any aspect of the shelter matter or any related matters, citing his constitutional privilege not to incriminate himself. On June 5, 1981, despite the fact that he received assurances from the New York County District Attorney's office that he would not be prosecuted for any transaction about which he testified, Steinberg again refused to testify before this Department, again citing his Fifth Amendment privilege. Through counsel, Judah Best, he insisted upon testifying only in a secret, state grand jury proceeding, if compelled to do so by the District Attorney. Not only would it be an abuse of the grand jury process for a witness to receive immunity for conduct not then under investigation by a state grand jury, but it would mean that this Department, and the public, would not have access to such testimony. After receiving the same assurances as Steinberg, Silverman, though his attorney, Steven Kaufman, has taken the same position. Silverman, like Steinberg, had declined to testify before this Department in early 1980, also citing his constitutional privilege against self-incrimination. Bronston, through counsel, Richard Kuh, was asked to appear and testify before this Department after receiving the same assurances given to Steinberg and Silverman that he would not be prosecuted by the New York County District Attorney's office. Bronston declined to testify for reasons set forth in his attorney's letter to this Department dated July 13, 1981. At counsel's request a copy of his letter is attached as Exhibit 127.

18/ Throughout this report references are made to meetings and telephone conversations based on entries which appear in diaries, appointment books and telephone logs reviewed by this Department. Unless otherwise stated, these entries are the sole evidence that such meetings or conversations occurred. Entries of phone calls do not establish that the parties spoke, unless noted; entries of meetings do not establish that the parties met, unless noted.

19/ In April, 1980 Bronston was indicted by a federal grand jury sitting in Manhattan on charges of mail fraud resulting directly from his promotion of Convenience and Safety, Steinberg's bus shelter company, while his law firm was representing the interests of the BusTop investors. Bronston was convicted of these charges in October 1980 and was sentenced to prison for a term of four months. This matter is presently on appeal to the United States Court of Appeals for the Second Circuit.

York political world.20/ Steinberg's appointment book further indicates that he met with Bronston the previous day, April 28.

            3. The Conflict

            During May of 1977, while joint venture discussions were on-going between FNCB and Patricof, and subsequent to BusTop's initial overture to Steinberg to attract his financial backing for BusTop, Steinberg also took steps to actively pursue the bus shelter business through his own corporate entity. On May 23, 1977, Bronston, by memo, requested a Rosenman, Colin associate be assigned to "organize a corporation." (A copy of Bronston's memo is attached as Exhibit 117.) Neil Gold was assigned that task. Bronston, without informing Gold of the nature of the new business, instructed him to form a corporation called "Convenience and Safety" ("C&S") charging the required time to Reliance. (Joint App., pp. 294-95).21/ (See also attached Exhibit 117A).

            During May, their respective diaries show that Steinberg had a number of meetings and meals with Silverman, Baron and Bronston. On May 17, Bronston called his law partner Sandy Lindenbaum and asked to see him together with Sydney Baron concerning Saul Steinberg. The three men met late that day in Lindenbaum's office at Rosenman, Colin where Bronston and Baron asked Lindenbaum to represent Steinberg. The representation as proposed would not be, however, for Steinberg as an investor in BusTop; it was rather for Steinberg to obtain a bus stop shelter franchise from the Board of Estimate. Lindenbaum, however, declined to represent Steinberg. (Joint App., p. 320 et seq.).

----------

20/ A review of their respective diaries indicates that throughout 1977 and 1978, Steinberg, Bronston and Baron, and, at times, Silverman and others, met for lunch on a regular basis. Their luncheons usually occurred on Fridays, often at the Board Room, a private dining club at 280 Park Avenue.

Some of these luncheons were billed by Steinberg to C&S. The vast majority, however, were not. Other than those lunches billed to C&S, there is no evidence that C&S or the shelter matter, in general, was discussed although, given the relationships of the parties, it is likely that such conversations occurred. We also note that these individuals were simultaneously involved in other business dealings totally unrelated to the shelter matter.

21/ All references to "Joint App." are to the Joint Appendix on appeal presently pending before the United States Court of Appeals for the Second Circuit in the case of United States of America v. Jack E. Bronston (Docket No. 81-1015).

            Lindenbaum further testified at Bronston's trial that this conversation occurred before his agreement to represent the investors in BusTop and prior to any contacts he had had concerning BusTop. (Joint App., p. 316 et seq.). Lindenbaum declined to represent Steinberg, however, because Steinberg's proposition would be in competition with BusTop, which, at the time was represented by Finley, Kumble, one of whose partners was former Major Wagner, a close personal friend of Lindenbaum's father. In addition, BusTop's public relations manager was Howard Rubenstein, another friend. Due to his relationship with these individuals, rather than for any legal or ethical reason, Lindenbaum stated that he chose not to work against them at the Board of Estimate. He did, however, say, in response to Baron's request that he represent them before the Board of Estimate in this matter, that he would remain neutral. (Joint App., p.
326).

            As a result of a phone call he received from Patricof on June 1, 1977, Lindenbaum contacted Tarshis concerning the shelter matter. This call was billed to BusTop according to Lindenbaum's time tickets. Although Lindenbaum could not recall when he first spoke to Bronston concerning BusTop; he specifically recalled speaking with him on June 9 concerning that matter (Joint App. pp. 336-37).

            On June 2, according to telephone logs, Lindenbaum had an exchange of telephone calls with Richard Wells, Executive Assistant to the Comptroller and one of the highest-level appointees in that office who was then responsible for overseeing relations between the Comptroller's office and the Board of Estimate. Wells could not recall the subject matter of the call, but was certain that it did not concern bus stop shelters or the franchise since he stated he was not involved in this matter until later. Both Wells and Lindenbaum said that during this time they exchanged a large number of calls that had nothing to do with the shelter franchise, but rather, with other business before the Board of Estimate. Also on June 2, 1977, Gold drafted the documents to incorporate C&S in the State of Delaware. Henry Silverman's diary notes an 11 a.m. appointment at Finley, Kumble on the same date. No evidence exists as to the substance of that meeting.

            A potential conflict of interest arose when Bronston became increasingly involved with Saul Steinberg, who eventually became BusTop's principal adversary, at the same time that his law partner, Sandy Lindenbaum, was representing the BusTop investors. From June to August, 1977, Bronston and Lindenbaum pursued the interests of their respective clients in a scenario that increasingly brought both of them into contact with various City officials. Lindenbaum has insisted that neither he, other members of his law

                                                                      Exhibit 39

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

- - - - - - - - - - - - - - - - - - - - - X

BUSTOP SHELTERS, INC.,                    :

                        Plaintiff,        :  80 Civ. 6123 (GLG)

            -against-                     :

CONVENIENCE & SAFETY CORPORATION,         :
SAUL STEINBERG, HENRY SILVERMAN,
JACK E. BRONSTON, ROSENMAN COLIN          :
FREUND LEWIS & COHEN, HARRISON J.
GOLDIN, JAY WELLS, RICHARD WELLS, JR.     :
and THE CITY OF NEW YORK

                                          :
                        Defendants.
- - - - - - - - - - - - - - - - - - - - - X

                       ADDITIONAL AFFIDAVITS SUBMITTED
                       IN OPPOSITION TO MOTIONS TO DISMISS

      1.    Affidavit of Laura Steinberg, sworn to on April 28, 1980.

      2.    Affidavit of Salvatore J. Nasella, sworn to on June 14, 1979.

      3.    Affidavit of Robert Hong, sworn to on June 14, 1979.

      4.    Affidavit of Raymond T. Munsell, sworn to on March 6, 1981.

                                    AFFIDAVIT

STATE OF NEW YORK  )
                   :  SS.:
COUNTY OF NEW YORK )

            LAURA STEINBERG, being duly sworn, deposes and says:

            I am the wife of SAUL STEINBERG, Chairman of the Board and President of Reliance Group, Incorporated.

            I married Mr. Steinberg on the 20th day of December, 1978, but we lived together for approximately five years prior thereto and our child, Julian David Steinberg, was born on October 11, 1978.

            In about the month of June, 1978, Mr. Steinberg and I moved into our residence at 740 Park Avenue, a 34-room cooperative apartment. Prior thereto, we had lived together at 11 East 67th Street.

            Saul Steinberg owns a company called Convenience & Safety Corp. which is engaged in the manufacture and installation of bus stop shelters. Co-owners of the company are Mr. J. Pitzger and Mr. Henry Silverman. In about the month of August, 1978, Mr. Silverman and my husband, Saul, were together in the library of our Park Avenue apartment and I was present. They said they were expecting a telephone call from Mr. Jack Bronston who, they said, was working with Comptroller Goldin on political contributions which they had agreed to make to his campaign. When the call came, Mr. Steinberg spoke with Mr. Bronston personally; he became enraged and shouted into the telephone that it was "blackmail". He said that he had committed to Goldin for $25,000.00, he called Bronston a moron, an idiot and a subhuman being. He said " I never promised $100,000.00 to anybody." The conversation ended on that tone.

            Prior to the conversation, Steinberg and Silverman had come into the room together. They were cheerful and very optimistic about the bus shelter business because they said they had been assured that Comptroller Goldin would get the contract with their company approved by the City. They discussed who they could get to make contributions for them and, among others, they mentioned Mickey Weissman, Bernard Schwartz and Irving Schneider. They discussed the possibility of me making a contribution, but Saul decided that it would be too close to him and dismissed the idea.

            After the conversation with Bronston, Silverman asked Saul, in substance, "It's gone from $25,000.00 to $100,000.00 and how do we know that we're going to get the contract?" Saul explained to Silverman that he had never promised Goldin $100,000.00 and Silverman replied that maybe Saul was a little drunk at lunch and had perhaps forgotten. At this point, Silverman said, in substance, `This is pretty heavy stuff to talk about in front of

Laura; you may have to marry her if she ever gets angry.' Saul replied that he'd rather have me killed first. I left the room.

            That evening, Saul and I were in bed and he was speaking to Silverman on the telephone. Saul said "I don't know if Mickey Weissman is the right one to do this because he'd be the first one to give us up."

            On a number of occasions, I heard Saul say to Silverman concerning the bus stop shelter deal that Silverman might have to take the rap for him and go to jail. On every such occasion, Silverman showed clear signs of stress and emotional upset.

            There were a number of other discussions which I overheard in the future about the Convenience & Safety Corp.'s award of the bus stop shelter contract.


                                            /s/ Laura Steinberg
                                            -----------------------
                                                Laura Steinberg

Sworn to before
me this 28th
day of April, 1980


/s/ Thomas A. Andrews
-------------------------------------
           Notary Public
         THOMAS A. ANDREWS
 Notary Public, State of New York
         No. 31-479-1259
   Qualified in New York County
Commission Expires March 30, 1981

                                                                      Exhibit 40

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - - x

UNITED STATES OF AMERICA      :

            -v-               :     80 Cr. 224 (MP)

JACK E. BRONSTON,             :

                  Defendant.  :

- - - - - - - - - - - - - - - x

                       GOVERNMENT'S SENTENCING MEMORANDUM

            In a letter to counsel dated November 24, 1980, the Court requested sentencing memoranda covering the salient matters to be taken into consideration in imposing sentence on Jack E. Bronston. Bronston, an attorney and former New York State Senator, was convicted by a jury on October 23, 1980 of two counts of mail fraud, 18 U.S.C. ss. 1341, for fraudulently breaching the fiduciary duty he owed to a client of his law firm, the investors in Bus Top Shelters, Inc., by actively promoting the interests of a mutually exclusive competitor, the Convenience & Safety Corp. ("C & S"), for the long term New York City bus stop shelter franchise. It is the Government's view that in considering an appropriate sentence to be imposed the three most salient factors to be considered are: the nature of the crime committed by Bronston, which involved a deliberate abuse of a position of trust; Bronston's refusal to cooperate

            Despite the fact that in January 1978 Bronston was instructed a second time by his firm to do nothing on behalf of C & S, he arrogantly and deliberately disobeyed these instructions and knowingly violated his own fiduciary duty by continuing to promote and advance the interests of C & S. Although many of Bronston's activities promoting C & S were proven at trial, the complete parameters of those activities are not yet known. The two principals of C & S, its Chairman of the Board Saul P. Steinberg and its President Henry R. Silverman, refused to testify exercising their Fifth Amendment protection against self-incrimination.* Some of those witnesses who did testify at trial, most notably David Simpson who represented C & S and Samuel Lindenbaum who represented the Bus Top investors, had business records which forced them to admit that Bronston was present at meetings called specifically to discuss the bus stop shelter business. But, as the Court observed, there was a marked failure of recollection by each of these witnesses, who were closely identified with Bronston, as to what Bronston said or did at these meetings. Moreover, Bronston himself has never publicly discussed his activities.**

----------
*  See trial transcript, October 14, 1980, pp. 15-16.

** See, supra, pp. 7-9.

                                                                      Exhibit 41

--------------------------------------------------------------------------------

jh                                                                             1


UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

-------------------------------------x

UNITED STATES OF AMERICA

            v.                             80 Cr. 224 (MP)

JACK E. BRONSTON,

                  Defendant.

-------------------------------------x

                                           October 14, 1980
                                           9:50 a.m.

Before:

            HON. MILTON POLLACK,

                                           District Judge

                  APPEARANCES:

JOHN S. MARTIN, JR.,
      United States Attorney for the
      Southern District of New York,
PATRICIA M. HYNES,
PAMELA ROGERS CHEPIGA,
      Assistant United States Attorneys

PHILLIPS, NIZER, BENJAMIN KRIM & BALLON,
      Attorneys for defendant,
LOUIS NIZER,
PAUL MARTINSON,
ANGELO T. COMETA,
SHIELA G. RIESEL,
ALAN E. MANSFIELD,
                        of Counsel

--------------------------------------------------------------------------------
                       SOUTHERN DISTRICT REPORTERS, P.C.

--------------------------------------------------------------------------------

jh                                                                            15


examination of any witness speaking for the firm, the happy intelligence that they wrote a letter to the Bar Association and the Bar Association wrote a letter back to them.

            MR. NIZER: Your Honor, excuse me. I don't mean to interrupt. We are not offering the Bar Association's closing of the matter or communications between the Bar Association in the sense that we want their opinions. That I am not offering. I am simply offering the admissions or, if they are not admissions, statements of fact the firm officially made.

            THE COURT: You will have to give that information, if it's relevant, in court and not by hearsay. They can't bootstrap their position by letter.

            MR. NIZER: It's one of the facts that occurred in the case, your Honor. It isn't bootstrapping nor is it hearsay. It's their statement of facts.

            However, I don't mean to prolong this. I respect your Honor's decision. I have an objection to it.

            MS. HYNES: Your Honor, I have just briefly a few things that I would like to deal with so I don't have to take your Honor's time during the course of the trial.

            Two individuals, Saul Steinberg and Henry Silverman, were named as coschemers in a bill of

--------------------------------------------------------------------------------
                       SOUTHERN DISTRICT REPORTERS, P.C.

--------------------------------------------------------------------------------

jh                                                                            16


particulars. I have been advised by Steven Kaufman, who represents Mr. Steinberg and Mr. Silverman --

            MR. COMETA: I beg your pardon, but your statement is inaccurate. Those two gentlemen were never named as coschemers in any bill of particulars which you presented to the defendant's counsel. I think that matter might be clarified in the first instance.

            MS. HYNES: All right. Let me get the bill of particulars. It was in a letter.

            MR. COMETA: In whatever document you refer to, I think the judge should see the document.

            THE COURT: Let's go on the assumption that they are there for the moment and then we will strike it all out if they aren't.

            MS. HYNES: In any event, Mr. Silverman and Mr. Steinberg, I have been advised through their counsel that if they were called they would invoke their Fifth Amendment privilege. They did so before the grand jury and would continue to do so if called as a witness in this trial.

            Secondly, Sydney Baron was also named as a possible coschemer in the bill of particulars. Mr. Baron is very ill. As your Honor knows, there was a deposition that your Honor directed be taken on Sunday. The

--------------------------------------------------------------------------------

                                                                      Exhibit 42

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - - x

UNITED STATES OF AMERICA      :

            -v-               :    80 Cr. 224 (MP)

JACK E. BRONSTON,             :

                  Defendant.  :

- - - - - - - - - - -  - - - -x

                       GOVERNMENT'S SENTENCING MEMORANDUM

            In a letter to counsel dated November 24, 1980, the Court requested sentencing memoranda covering the salient matters to be taken into consideration in imposing sentence on Jack E. Bronston. Bronston, an attorney and former New York State Senator, was convicted by a jury on October 23, 1980 of two counts of mail fraud, 18 U.S.C. ss. 1341, for fraudulently breaching the fiduciary duty he owed to a client of his law firm, the investors in Bus Top Shelters, Inc., by actively promoting the interests of a mutually exclusive competitor, the Convenience & Safety Corp. ("C & S"), for the long term New York City bus stop shelter franchise. It is the Government's view that in considering an appropriate sentence to be imposed the three most salient factors to be considered are: the nature of the crime committed by Bronston, which involved a deliberate abuse of a position of trust; Bronston's refusal to cooperate

            Despite the fact that in January 1978 Bronston was instructed a second time by his firm to do nothing on behalf of C & S, he arrogantly and deliberately disobeyed these instructions and knowingly violated his own fiduciary duty by continuing to promote and advance the interests of C & S. Although many of Bronston's activities promoting C & S were proven at trial, the complete parameters of those activities are not yet known. The two principals of C & S, its Chairman of the Board Saul P. Steinberg and its President Henry R. Silverman, refused to testify exercising their Fifth Amendment protection against self-incrimination.* Some of those witnesses who did testify at trial, most notably David Simpson who represented C & S and Samuel Lindenbaum who represented the Bus Top investors, had business records which forced them to admit that Bronston was present at meetings called specifically to discuss the bus stop shelter business. But, as the Court observed, there was a marked failure of recollection by each of these witnesses, who were closely identified with Bronston, as to what Bronston said or did at these meetings. Moreover, Bronston himself has never publicly discussed his activities.**

----------
*  See trial transcript, October 14, 1980, pp. 15-16.

** See, supra, pp. 7-9

            While willing witnesses may have been sparse, the documentary proof of Bronston's malfeasances was overwhelming -- and startling. First, Bronston was a corporate officer of C& S, a fact he never disclosed to his firm or to the clients of his firm. Additionally, Bronston acted as C & S' attorney. In 1977 and 1978 Bronston kept an office diary in which he recorded some of his C & S work -- and noted the billable time to be charged for each activity. Bronston's diary entries, and the time tickets prepared by his secretary on the basis of those diary entries, not only document Bronston's central role as C&S' promoter but provide irrefutable evidence of his state of mind -- C & S was his client and, the firm and ethics notwithstanding, he was representing C & S. Moreover, in October 1977 Bronston estimated that the legal fees for C & S in 1978 would be $12,500. (GX 31) and in June 1978 Bronston received a personal check from Saul Steinberg for $12,500. (GX 47).*

----------
* Bronston's sudden repayment of $12,500 to Steinberg after his October 28, 1977 letter to Richard Wells became public in July 1978 fooled no one. It merely highlighted his guilty state of mind.


                                     - 6 -